QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 28, 2003

Registration No. 333-109169

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KINTERA, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary standard industrial classification code number)	74-2947183 (I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Harry E. Gruber, M.D.
President and Chief Executive Officer

Kintera, Inc.
9605 Scranton Road, Suite 240
San Diego, California 92121
(858) 795-3000

Copies to:
Scott M. Stanton, Esq. Laura G. Sand, Esq. Gray Cary Ware & Freidenrich LLP 4365 Executive Drive, Suite 1100 San Diego, California 92121 (858) 677-1400	William F. Schwitter, Esq. Robert R. Carlson, Esq. Paul, Hastings, Janofsky & Walker LLP 515 South Flower Street, Twenty-Fifth Floor Los Angeles, California 90071 (213) 683-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $0.001 par value	5,175,000	$10.00	$51,750,000	$4,186.58

(1)
Includes 675,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(a) promulgated under the Securities Act.

(3)
Includes $3,722 which was paid with previous filings.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated November 28, 2003

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

4,500,000 Shares

Common Stock

We are selling 4,500,000 shares of common stock. This is our initial public offering of shares of our common stock. No public market currently exists for any shares of our common stock. We currently estimate that the initial public offering price of our common stock will be between $8.00 and $10.00 per share.

We have applied for listing of our common stock on the Nasdaq National Market under the symbol "KNTA."

Our business and an investment in our common stock involve significant risks. These risks are described under the caption "Risk Factors" beginning on Page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to 675,000 shares of our common stock from us at the public offering price, less underwriting discounts and commissions, to cover over-allotments.

The underwriters expect to deliver the shares in New York, New York on or about              , 2003.

SG Cowen
CIBC World Markets
Roth Capital Partners

                          , 2003

get started

registration

Register Here | Donate Now | About Relay For Life | About ACS
Get Involved
Home
Event Information
Survivor Registration
Luminaria
Participant Registration
Sponsor Participant
Spread the Word
General Donation
Main Login
Email Friends
Enter my HQ
Edit my Site
Check Reports
American Cancer Society
Relay For Life
A Team Event to Fight Cancer
Email this Page
Total Donations : $23,553
Get Ready to Relay!
Welcome! The American Cancer Society is delighted to have you as a teammate in Relay For Life. We're pleased you've chosen to join with the American Cancer Society to put an end to cancer for good.
Cancer takes the lives of too many of our loved ones. That's why it's so important to become a part of Relay For Life. With your support, we're leading the way to ensure that one day, no more parents, children, brothers, sisters, or friends will be lost to this disease.
Start a team!
Join a team!
SURVIVORS
Top Fundraisers
Rewards
1. Colleen Garton
2. Michael Darnaby
3. Kathy Wellbrock
4. Sally Schultz
>> search
Relay Team Rank
1. Team Intuit
2. Leap For Life
3. Rockstars
4. Weekend Warriors
>> more

My HQ
My Webpage
Email
Reports
Tools
Welcome, Jane Smith
Fundraising Statistics
My Fundraising Goal: $1000.00
Money Raised to Date: $715.00
My To Do List
Build/Edit my Webpage
Send Emails to Friends and Family
Enter Offline Donations
Edit my Profile
Edit my Login/Password
Email Statistics
Emails Sent: 75
Visits to My Pages: 50
Number of Donations: 20
Number of Registrations: 9
Team Statistics
Go Team Legion for Life!
Team Members 10
Team Fundraising Goal $2,000.00

spread the word

donate

My Personal Page
Welcome to the Donation Page of Jane Smith
My Relay Team Page
Join My Relay Team
Thank you for your contribution!
Enter Donation Amount Here:
US$
Continue
My Fundraising Goal: US$1000.00
Money Raised to Date: US$715.00
Please support me and help fight this disease! In loving memory of my Mom.
Honor Roll

Friends Asking Friends®

i

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the risk factors and consolidated financial statements and accompanying notes included in this prospectus.

The Company

Overview

        We are an innovative provider of software that enables nonprofit organizations to use the Internet to increase donations, reduce fundraising costs and build awareness and affinity for an organization's cause by bringing their employees, volunteers and donors together in online, interactive communities. Our flagship product, Kintera Sphere, is managed as a single system and offered as a service accessed with a web browser. Nonprofit organizations raised approximately $241 billion in donations in 2002, and many of the more than 1.3 million nonprofit organizations registered with the Internal Revenue Service in the United States have begun using Internet tools to enhance their fundraising and communication efforts.

        We typically enter into customer contracts that are one year or more in duration. Our customers pay us upfront fees and monthly service fees for access to Kintera Sphere and transaction-based fees tied to the donations and purchases we process. We believe our software-as-a-service model reduces our customers' software and related infrastructure maintenance, upgrade and support costs, thereby providing them with significant features and benefits at an attractive price.

        Usage of our system has grown rapidly. Our total online donations processed have grown from $5,895,575 for the nine months ended September 2002 to $38,605,704 for the nine months ended September 2003.

        Since launching our service in the first quarter of 2001, we have signed contracts with over 500 nonprofit organizations, some of which have hundreds of individual chapters or divisions. Current customer relationships that illustrate our national and local customer base and target markets include the American Cancer Society, American Heart Association, American Lung Association, Big Brothers Big Sisters of America and Special Olympics. We have a limited operating history, and, since our inception, we have incurred significant losses and negative cash flows from operations. As of September 30, 2003, we have an accumulated deficit of $31.0 million.

Market Opportunity

        Nonprofit organizations in the United States represent a large and growing part of the U.S. economy. Nonprofit organizations raised approximately $241 billion in donations in 2002 according to Giving USA (a publication of the AAFRC Trust for Philanthropy researched and written by the Center on Philanthropy at Indiana University).

        Nonprofit organizations are showing an increasing interest in using Internet tools to improve their communication and fundraising efforts. Online giving, though currently a small part of total donations, is growing rapidly and exceeded $1.0 billion in 2002, according to research we conducted. Until recently, nonprofit organizations typically used websites as online brochures, outlining their mission and services but providing little ability for employees, volunteers and donors to interact using the Internet. We believe there is significant opportunity for a solution that enables nonprofit organizations to use the Internet as a primary fundraising tool.

Kintera Sphere

        Kintera Sphere automates the workflow of a nonprofit organization's employees, volunteers and donors, thereby facilitating better communication and more effective fundraising. Using our system, nonprofit organizations motivate and reward community members with timely feedback, personalized communications and targeted content. By building a stronger sense of community, nonprofit organizations can increase the commitment of employees, volunteers and donors to a cause and improve the success of their fundraising efforts. Key elements of Kintera Sphere include:

  •
  Content Management. Our content management tools enable nonprofit organizations to build and manage websites optimized for community-building and fundraising.

  •
  Contact Management. We provide a comprehensive set of customer relationship management tools that build user profiles by tracking content viewing and preferences, website usage patterns, event attendance and transactional activities.

  •
  Communication. We automate and simplify many of the tasks required to manage enterprise-wide or individual email campaigns. Our tools manage the preparation, targeting and distribution of emails and electronic newsletters.

  •
  Reporting. Our online reporting system delivers extensive, real-time information such as account status, website visitation metrics, member profiles and donation data. Nonprofit organizations can generate a variety of standard and customized reports on individual donors and campaigns.

  •
  Commerce. Our software can be used to collect donations, sell products and services, run online stores, provide membership and benefit centers, manage event registration and offer tribute cards.

  •
  Community. Our community tools coordinate users' interaction with our content, communication, database and other tools. A user's role or status in the organization determines which data, tools, features and content they are able to access. Community tools also track the activities of employees, volunteers and donors.

        Between January 1 and October 16, 2003, our tracking data showed that volunteers using our Friends Asking Friends tool achieved the following fundraising results in 2,168 events:

Average emails sent per volunteer:	27.2
Average number of donations received:	7.7
Number of donations as a % of emails sent:	28.3%
Average donation size:	$59.09
Average amount of donations raised per volunteer:	$454.99

Our Strategy

        Our objective is to be the leading provider of software that enables nonprofit organizations to increase donations and awareness while reducing costs. Key elements of our strategy include:

  •
  Grow our customer base in all sectors;

  •
  Expand existing customer relationships;

  •
  Achieve economies of scale from our software-as-a-service model;

  •
  Expand the features and functionality of Kintera Sphere;

  •
  Continue to innovate and develop intellectual property; and

  •
  Pursue strategic alliances and acquisitions.

Our Management

        Our management team is led by Harry E. Gruber, M.D., co-founder and Chief Executive Officer. Prior to co-founding Kintera, Dr. Gruber was co-founder and Chief Executive Officer of INTERVU Inc., a publicly held Internet video and audio delivery company, which was acquired by Akamai Technologies, Inc. in 2000. Dr. Gruber was also the founder of Gensia Pharmaceuticals, Inc., (now known as SICOR Inc.), a publicly held biotechnology firm and two additional public companies: Aramed, Inc., a central nervous system drug company, and Viagene, Inc., a gene therapy company, which was acquired by Chiron Corporation.

Company Information

        We were incorporated in Delaware on February 8, 2000, and we changed our name to Kintera, Inc. on July 31, 2000. Our principal offices are located at 9605 Scranton Road, Suite 240, San Diego, California 92121. Our telephone number is 858-795-3000. Our website address is www.kintera.com. The information contained on our website is not intended to be incorporated by reference into this prospectus.

The Offering

Common stock we are offering	4,500,000 shares
Common stock to be outstanding after this offering	22,307,556 shares
Use of proceeds
We intend to use the net proceeds that we receive from this offering for expansion of sales and marketing, product development, and working capital and general corporate purposes, including potential acquisitions of products, technologies or companies.
Proposed Nasdaq National Market symbol	"KNTA"

        The common stock outstanding after the offering is based on the number of shares outstanding as of September 30, 2003, and excludes:

  •
  2,724,715 shares of common stock issuable as of September 30, 2003, upon the exercise of outstanding stock options issued under our 2000 Stock Option Plan at a weighted average exercise price of $1.50 per share;

  •
  1,000,000 shares of common stock reserved for issuance under our 2003 Employee Stock Purchase Plan;

  •
  775,285 shares of common stock reserved for issuance under our 2000 Stock Option Plan and our 2003 Equity Incentive Plan;

  •
  58,250 shares of common stock reserved for issuance upon the exercise of stock options issued outside our option plans; and

  •
  20,000 shares of common stock issuable upon the exercise of an outstanding warrant at a price of $10.00 per share.

        Unless otherwise noted, all information in this prospectus:

  •
  reflects the conversion of all outstanding preferred stock into common stock immediately prior to the closing of this offering;

  •
  gives effect to a one-for-two reverse split of our capital stock completed in November 2003;

  •
  assumes no exercise of stock options or warrants after September 30, 2003; and

  •
  assumes no exercise of the underwriters' over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

        In the table below, we provide you with summary historical and pro forma financial data. The summary historical consolidated financial data for the period from February 8, 2000 (inception) to December 31, 2000, and for the years ended December 31, 2001 and 2002, are derived from our audited financial statements included elsewhere in this prospectus. We have also included data from our unaudited financial statements for the nine months ended September 30, 2002 and 2003 and as of September 30, 2003. The unaudited pro forma combined condensed statement of operations data for the year ended December 31, 2002 give effect to our acquisitions in January 2003 of H2O Networks, Inc., d/b/a Involve, and in September 2003 of 5 Winds, Inc. and its wholly-owned subsidiary, Little Tornadoes, Inc., or Little Tornadoes, and VirtualSprockets, LLC, or VirtualSprockets, as though the acquisitions had occurred on January 1, 2002. The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2003 give effect to the acquisitions of Involve, Little Tornadoes and VirtualSprockets as though the acquisitions had occurred on January 1, 2002. The unaudited consolidated as adjusted balance sheet data as of September 30, 2003 give effect to our receipt of the net proceeds of this offering at an assumed initial public offering price of $9.00, the mid-point of the range on the cover of this prospectus. We provide you with summary unaudited pro forma combined condensed financial data for illustrative purposes only and not to represent what our results of operations or financial position actually would have been if the acquisitions had occurred as of the date indicated or what our results of operations or financial position will be for future periods. The following financial data should be read together with "Unaudited Pro Forma Combined Condensed Financial Statements," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the related notes of Kintera, Inc., H2O Networks, Inc., Little Tornadoes and VirtualSprockets appearing elsewhere in this prospectus. In particular, see Note 1 to our financial statements for an explanation of the calculations of net loss per share and per share amounts. The calculations of pro forma net loss per common share and pro forma weighted average common shares outstanding are explained in Note 1 to our financial statements and Note 4 to our unaudited pro forma combined condensed financial statements.

	Period from February 8, 2000 (inception) to December 31, 2000
		Year Ended December 31,			Nine Months Ended September 30,
		2001	2002	2002	2002	2003	2003
			(pro forma)				(pro forma)
Consolidated Statements of Operations Data:
Net revenues	$24	$287	$1,933	$5,414	$1,289	$5,152	$7,169
Cost of revenues	7	46	323	1,636	211	1,011	1,725

Gross profit	17	241	1,610	3,778	1,078	4,141	5,444
Sales and marketing	516	9,045	6,038	6,965	4,321	5,620	6,008
Product development and support	768	2,433	2,465	2,513	1,828	2,394	2,394
General and administrative	949	1,485	1,989	3,763	1,482	1,280	1,898
Stock-based compensation(1)	—	—	551	1,575	257	1,860	2,037

Total operating expenses	2,233	12,963	11,043	14,816	7,888	11,154	12,337

Loss from operations	(2,216)	(12,722)	(9,433)	(11,038)	(6,810)	(7,013)	(6,893)
Interest income and other	115	284	17	20	(2)	4	(4)

Net loss	$(2,101)	$(12,438)	$(9,416)	$(11,018)	$(6,812)	$(7,009)	$(6,897)

Net loss per common share
Basic and diluted	$(2.08)	$(3.86)	$(1.44)	$(1.60)	$(1.10)	$(0.75)	$(0.73)

Number of shares used in per share computations
Basic and diluted	1,008	3,223	6,545	6,878	6,165	9,363	9,474

Pro forma net loss per common share
Basic and diluted			$(0.90)	$(1.02)		$(0.51)	$(0.49)

Pro forma weighted average common shares outstanding
Basic and diluted			10,437	10,769		13,858	13,969

	As of September 30, 2003
	Actual	As Adjusted
Consolidated Balance Sheet Data:
Cash and cash equivalents	$5,776	$42,141
Total assets	$13,636	$50,001
Line of credit, net of current portion	$215	$215
Total stockholders' equity	$7,690	$44,055

(1)
Stock-based compensation includes the following:

	Period from February 8, 2000 (inception) to December 31, 2000
		Year Ended December 31,			Nine Months Ended September 30,
		2001	2002	2002	2002	2003	2003
			(pro forma)				(pro forma)
Sales and marketing	$—	$—	$369	$748	$202	$1,176	$1,260
Product development and support	—	—	170	725	48	556	597
General and administrative	—	—	12	102	7	128	180

	$—	$—	$551	$1,575	$257	$1,860	$2,037

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all of the other information included in this prospectus before purchasing our common stock. Additional risks and uncertainties that are not yet identified or that we currently think are immaterial may also materially adversely affect our business and financial condition in the future. Any of the following risks could materially adversely affect our business, operating results or financial condition. In that case, the trading price of our common stock could decline, which could result in a complete loss of your investment.

Risks Related To Our Business

        Because we have a limited operating history, it is difficult to evaluate our prospects.

        We incorporated in February 2000 and first achieved meaningful revenues in 2001. As a result, we will encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. These risks include the following:

  •
  we may not increase our sales to our existing customers and expand our customer base;

  •
  fees related to Kintera Sphere are our principal source of revenues, and we may not successfully introduce new services and enhance existing services of Kintera Sphere;

  •
  we may not successfully expand our sales and marketing efforts;

  •
  we may not attract and retain key sales, technical and management personnel; and

  •
  we may not effectively manage our anticipated growth.

        In addition, because of our limited operating history and the early stage of the market for online fundraising solutions, we have limited insight into trends that may emerge and affect our business.

        We have a history of losses, and we may not achieve or maintain profitability.

        We have experienced operating and net losses in each fiscal quarter since our inception, and as of September 30, 2003, we had an accumulated deficit of $31.0 million. We incurred net losses of $12.4 million for the year ended December 31, 2001, $9.4 million for the year ended December 31, 2002 and $7.0 million for the nine months ended September 30, 2003. We will need to increase revenues to achieve profitability, and we may not be able to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. We also may fail to accurately estimate our increased operating expenses as we grow. If our operating expenses exceed our expectations, our financial performance will be adversely affected.

        Nonprofit organizations have not traditionally used the Internet or online software solutions, and they may not adopt our solution.

        The market for online fundraising solutions for nonprofit organizations is new and emerging. Nonprofit organizations have not traditionally used the Internet or online software solutions for fundraising. We cannot be certain that the market will continue to develop and grow or that nonprofit organizations will elect to adopt our solution rather than continuing to use traditional offline methods, attempting to develop software solutions internally or utilizing standardized software solutions without integrating them. Nonprofit organizations that have already invested substantial resources in other fundraising methods may be reluctant to adopt a new approach like ours to supplement or replace their existing systems or methods. In addition, increasing concerns about fraud, privacy, reliability and other problems may cause nonprofit organizations not to adopt the Internet as a method for fundraising. We expect that we will continue to need to pursue intensive marketing and sales efforts to educate prospective nonprofit organization customers about the uses and benefits of our solution. If demand for and market acceptance of our solution does not occur, we may not grow our business as we expect.

        If our efforts to increase awareness of Kintera Sphere and expand sales to other sectors of the nonprofit industry do not succeed, our revenue may not increase as we expect.

        We have primarily sold our Kintera Sphere solution to nonprofit organizations in the health and human services sectors, in part because they rely on special events for fundraising. Based on our experience, we believe that many nonprofit organizations in all nonprofit sectors are still unaware of the benefits that can be achieved through the use of Kintera Sphere. We intend to commit significant resources to promote awareness of Kintera Sphere, but we cannot assure you that we will be successful in this effort. Developing and maintaining awareness of Kintera Sphere is important to our success. If we fail to successfully promote Kintera Sphere, our financial condition could suffer.

        We have also begun, and intend to continue, to market Kintera Sphere to nonprofit organizations in additional nonprofit sectors. Organizations in these other sectors may not rely on special events or be as willing to purchase our solution as health and human services nonprofit organizations. If we are unable to increase awareness of Kintera Sphere and expand sales to other sectors of the nonprofit industry, our revenue may not increase as we expect.

        Sales cycles to major customers can be long, which makes it difficult to forecast our results.

        It typically takes us between three and nine months to complete a sale to a major customer account, but it can take us up to one year or longer. It is therefore difficult to predict the quarter in which a particular sale will occur and to forecast our sales. The period between our initial contact with a potential customer and its purchase of Kintera Sphere is relatively long due to several factors, including:

  •
  our need to educate potential customers about the uses and benefits of Kintera Sphere;

  •
  our customers have budget cycles which affect the timing of purchases; and

  •
  many of our customers have lengthy internal approval processes before purchasing our services.

        Any delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sale may be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues.

        If we are not able to manage our growth effectively, we may not become profitable.

        Since commencing operations in 2000, we have experienced significant growth, and we anticipate that significant expansion will continue to be required to address potential market opportunities. We anticipate significantly expanding the size of our sales and marketing, product development and general and administrative staff and operations, as well as our financial and accounting controls. There can be no assurance that our infrastructure will be sufficiently scalable to manage our projected growth. For example, our anticipated growth will result in a significant increase in the volume of transactions handled by our payment processing system. If we are unable to sufficiently enhance and improve this system to handle this increased volume, our profitability and growth may suffer. There also can be no assurance that if we continue to expand our operations, management will be effective in expanding our physical facilities or that our systems, procedures or controls will be adequate to support such expansion. Our inability to manage our growth may harm our business.

        Any failure to manage and accurately account for large amounts of donations we process could diminish the use of Kintera Sphere, which may prevent or delay our becoming profitable.

        Our ability to manage and account accurately for the online donations we process requires a high level of internal controls. We have a limited operating history in maintaining these internal controls. As our business continues to grow, we must strengthen our internal controls accordingly. Our success requires significant customer and donor confidence in our ability to handle large and growing donation volumes and amounts. Any failure to maintain necessary controls or to accurately manage online donations could severely diminish nonprofit organizations' and donors' use of Kintera Sphere.

        We may experience customer dissatisfaction and lose sales if our solution does not scale to accommodate a high volume of traffic and transactions.

        We seek to generate a high volume of traffic and transactions on the websites we host for our customers. A portion of our revenues depends on the number of donations raised by our customers using Kintera Sphere. Accordingly, the satisfactory performance, reliability and availability of our solution, including its processing systems and network infrastructure, are critical to our reputation and our ability to attract and retain new customers. Any system interruptions that result in the unavailability of our solution or reduced donor activity would reduce the volume of donations and may also diminish the attractiveness of our solution to our customers. Furthermore, our inability to add software and hardware or to develop and further upgrade our existing technology, payment processing systems or network infrastructure to accommodate increased traffic or increased transaction volume may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality of the user's experience, and delays in reporting accurate financial information. There can be no assurance that we will be able to effectively upgrade and expand our systems or to integrate smoothly any new technologies with our existing systems. Any inability to do so would have an adverse effect on our ability to maintain customer relationships and grow our business.

        We may not be able to develop new enhancements to or support services for Kintera Sphere at a rate required to achieve customer acceptance in our rapidly changing market.

        Although Kintera Sphere is designed to operate with a variety of network hardware and software platforms, we will need to continuously modify and enhance Kintera Sphere to keep pace with changes in Internet-related hardware, software, communication, browser and database technologies. Our future success depends on our ability to develop new enhancements to or support services for Kintera Sphere that keep pace with rapid technological developments and that address the changing needs of our nonprofit customers. We may not be successful in either developing such services or introducing them to the market in a timely manner. In addition, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our development expenses. Any failure of our services to operate effectively with the existing and future network platforms and technologies could limit or reduce the market for our services, result in customer dissatisfaction or cause our revenue growth to suffer.

        If we are unable to detect and prevent unauthorized use of credit cards and bank account numbers and safeguard confidential donor data, our reputation may be harmed and customers may be reluctant to use our service.

        We rely on encryption and authentication technology to provide secure transmission of confidential information, including customer credit card and bank account numbers, and protect confidential donor data. Identity thieves and criminals using stolen credit card or bank account numbers could still potentially circumvent our anti-fraud systems. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology we use to protect sensitive transaction data. If any such compromise of our security were to occur, it could result in misappropriation of our proprietary information or interruptions in our operations and have an adverse impact on our reputation. We may have to spend significant money and time protecting against such security breaches or alleviating problems caused by such breaches. If we are unable to detect and prevent unauthorized use of credit cards and bank account numbers or protect confidential donor data, our business may suffer.

        If we were found subject to or in violation of any laws or regulations governing privacy or electronic fund transfers, we could be subject to liability or forced to change our business practices.

        It is possible that the payment processing component of Kintera Sphere is subject to various governmental regulations. In addition, we may be subject to the privacy provisions of the Gramm-Leach-Bliley Act and related regulations. Pending legislation at the state and federal levels may also restrict further our information gathering and disclosure practices. Existing and potential future privacy laws may limit our ability to develop new products and services that make use of data gathered through our service. The provisions of these laws and related regulations are complicated, and we do not have extensive experience with these laws and related regulations. Even technical violations of these laws can result in penalties that are assessed for each non-compliant transaction. Given the high volumes of transactions we process, if we were found to be subject to and in violation of any of these laws or regulations, our business would suffer and we would likely have to change our business practices. In addition, these laws and regulations could impose significant costs on us and make it more difficult for donors to make online donations.

        System failure could harm our reputation and reduce the use of Kintera Sphere by nonprofit organizations, which could cause our revenues and operating results to decline.

        If nonprofit organizations believe Kintera Sphere to be unreliable, they will be unlikely to use Kintera Sphere which will harm our revenue and profits. Our systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, electronic virus or worm attacks and similar events. They also could be subject to break-ins, sabotage and intentional acts of vandalism. Our business interruption insurance may not be sufficient to compensate us for losses that may occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our facilities could result in interruptions in our services. Interruptions in our service could harm our reputation and reduce our revenues and profits.

        Our quarterly operating results have fluctuated and may fluctuate significantly, and these fluctuations may cause our stock price to fall.

        Our quarterly operating results have varied significantly in the past and will likely vary in the future as the result of fluctuations in our revenues and operating expenses. For example, our revenues increased from $1.3 million for the nine months ended September 30, 2002 to $5.2 million for the nine months ended September 30, 2003 and our net loss increased from $6.8 million for the nine months ended September 30, 2002 to $7.0 million for the nine months ended September 30, 2003. We expect that our operating expenses may increase in the future as we expand our selling and marketing activities and hire additional personnel. Our revenues in any period depend substantially on the number and size of donations that we process in that period for customer sponsored fundraising events. As a result, it is possible that in some future periods, our revenues may not meet our expectations and, due to our increased expense levels, our results of operations may be below the expectations of current or potential investors. If this occurs, the price of our common stock may decline.

        Because a limited number of our customers accounts for a substantial portion of our revenues, our revenues could decline if we lose a major customer.

        A significant portion of our revenue in each quarter comes from a limited number of customers. For example, 10 nonprofit organizations accounted for approximately 57% of our total revenues and American Heart Association accounted for 14% and 20% of our total revenues in the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively. We expect that a limited number of customers will continue to account for a substantial portion of our revenues in each fiscal period for the foreseeable future. As a result, if we lose a major customer, if a major contract is delayed or cancelled or if a major anticipated sale is not made, our revenues could decline. In addition, customers that have accounted for significant revenue in the past may not continue to generate revenue in any future period, depending on the nature and size of their fundraising events in that period as well as the scope of their use of Kintera Sphere.

        We are dependent on our management team, and the loss of any key member of this team may prevent us from achieving our business plan in a timely manner.

        Our success depends largely upon the continued services of our executive officers and other key personnel. In particular, we rely on Harry E. Gruber, M.D., our President, Chief Executive Officer and Chairman. We do not have employment agreements with our executive officers and, therefore, they could terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees could seriously harm our business, results of operations and financial condition. We cannot assure you that in such an event we would be able to recruit personnel to replace these individuals in a timely manner, or at all, on acceptable terms.

        Because competition for highly qualified sales and software development personnel is intense, we may not be able to attract and retain the employees we need to support our planned growth.

        To execute our growth plan, we must attract and retain highly qualified sales and software development personnel. Competition for qualified sales and software development personnel can be intense, and we cannot assure you that we will be successful in attracting and retaining them.

        In particular, we must increase the size of our sales and marketing team in order to achieve our planned growth. The pool of qualified personnel with experience working with or selling to non-profit organizations is limited. Our ability to expand our sales and marketing team will depend on our ability to recruit, train and retain top quality people with advanced skills who understand sales to nonprofit organizations. Because the sale of online fund raising solutions is still relatively new, there is a shortage of sales personnel with the experience we need. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications for our business. In addition, it takes time for our new sales personnel to become productive, particularly with respect to obtaining major customer accounts. If we are unable to hire or retain qualified sales and software development personnel, or if newly hired personnel fail to develop the necessary skills or reach productivity slower than anticipated, it would be more difficult for us to sell our solution, and we may experience a shortfall in revenues and not achieve our planned growth.

        Recent acquisitions and future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources, which could prevent us from properly servicing and maintaining customer relationships.

        Acquisitions have been an important part of our development to date. We recently completed two acquisitions of complementary businesses—Little Tornadoes and VirtualSprockets—and we are in the process of integrating their operations with ours and finalizing the purchase price allocation for each of these acquisitions. We cannot assure you that we will succeed in completing these integration efforts on a timely basis, or at all. As part of our business strategy, we intend to continue to seek to acquire companies, services and technologies that we feel could complement or expand our business, augment our market coverage, enhance our technical capabilities, provide us with important customer contacts or otherwise offer growth opportunities. Acquisitions and investments involve numerous risks, including:

  •
  difficulties in integrating operations, technologies, services, accounting and personnel;

  •
  difficulties in supporting and transitioning customers of our acquired companies;

  •
  diversion of financial and management resources from existing operations;

  •
  risks of entering new sectors of the nonprofit industry;

  •
  potential loss of key employees; and

  •
  inability to generate sufficient revenues to offset acquisition or investment costs.

        Acquisitions also frequently result in recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our operating results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted which could affect the market price of our stock. As a result, if we fail to properly evaluate and execute acquisitions or investments, we may not achieve the anticipated benefits of any such acquisition, and we may incur costs in excess of what we anticipate.

        Our failure to compete successfully against current or future competitors could cause our revenues or market share to decline.

        Our market is fragmented, competitive and rapidly evolving, and there are limited barriers to entry for some aspects of this market. We mainly face competition from four sources:

  •
  traditional fundraising methods;

  •
  custom developed solutions created by technical staff or outside custom service providers;

  •
  companies that offer specialized software designed to address needs of businesses across a variety of industries; and

  •
  companies that offer integrated software solutions designed to address the needs of nonprofit organizations.

        In the past, we have competed with these companies by focusing on and committing significant resources to promote awareness of Kintera Sphere to nonprofit organizations in the health and human services sector, and by developing features to better meet the needs of our customers. However, the companies we compete with may have greater financial, technical and marketing resources, generate greater revenues and better name recognition than we do. These competitive pressures could cause our revenues and market share to decline.

        Because we recognize revenue from upfront payments ratably over the term of the contract, downturns in sales may not be immediately reflected in our revenues.

        We have derived the substantial majority of our historical revenues from fees paid by nonprofit organizations related to their use of Kintera Sphere, and we anticipate that Kintera Sphere will account for an increasing portion of our revenues in future periods. The fees we receive for Kintera Sphere include upfront fees that nonprofit organizations pay for the right to access to Kintera Sphere. We recognize revenue from the upfront service fees over the term of the contract, which is typically one year or more. As a result, a portion of our revenues in each quarter is deferred revenue from contracts entered into and paid for during previous quarters. Because of this deferred revenue, the revenues we report in any quarter or series of quarters may mask significant downturns in sales and the market acceptance of Kintera Sphere.

        Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and establish our Kintera Sphere brand.

        Our success and ability to compete depend in part on our internally developed technology and software applications. We rely on patent, trademark, copyright and trade secret laws and restrictions in the United States and other jurisdictions, together with contractual restrictions on our employees, strategic partners and customers, to protect our proprietary rights. Any of our trademarks may be challenged by others or invalidated through administrative process or litigation. We currently have one issued patent and 15 pending patent applications in the United States. We may not be successful in obtaining these patents and we may be unable to obtain additional patent protection in the future. In addition, any issued patents may not provide us with any competitive advantages, or may be challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our solution is available. As a result, we cannot assure you that our means of protecting our proprietary rights will be adequate. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Any such infringement or misappropriation could have a material adverse effect on our revenues and prospects for growth.

        Our ability to generate increased revenues depends in part on the efforts of our strategic partners, over whom we have little control.

        Our ability to generate increased revenues depends in part upon the ability and willingness of our strategic partners to increase awareness of our solution to their customers and we cannot control the level of effort these partners expend or the extent to which any of them will be successful in increasing awareness of our solution. We may not be able to prevent these parties from devoting greater resources to support services developed by them or other third parties. If our strategic partners fail to increase awareness of our solution or to assist us in getting access to decision-makers, then we may need to increase our marketing expenses, change our marketing strategy or enter into marketing relationships with different parties, any of which could impair our ability to generate increased revenues.

Risks Related To This Offering

        There has been no prior public market for our common stock, and an active trading market may not develop.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price for the shares of our common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. An active trading market may not develop following completion of this offering or, if it is developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. We cannot assure you that the market price will equal or exceed the public offering price of your shares. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

        Our common stock price may fluctuate substantially, and your investment could suffer a decline in value.

        The market price of our common stock may be volatile and could fluctuate substantially due to many factors, including:

  •
  actual or anticipated fluctuations in our results of operations;

  •
  announcements of technological innovations or technology standards by us or our competitors;

  •
  the introduction of new products or services, or product or service enhancements by us or our competitors;

  •
  developments with respect to our or our competitors' intellectual property rights;

  •
  announcements of significant acquisitions or other agreements by us or our competitors;

  •
  our sale of common stock or other securities in the future;

  •
  the trading volume of our common stock;

  •
  conditions and trends in the nonprofit industry;

  •
  changes in our pricing policies or the pricing policies of our competitors;

  •
  changes in the estimation of the future size and growth of our markets; and

  •
  general economic conditions.

        In addition, the stock market in general, the Nasdaq National Market, and the market for shares of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, the market prices of securities and technology companies have been particularly volatile. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources.

        Because of their significant stock ownership, some of our existing stockholders will be able to exert control over us and our significant corporate decisions.

        Upon completion of this offering, our executive officers, directors and their affiliates will, in the aggregate, beneficially own approximately 53.5% of our outstanding common stock, or 51.9% if the underwriters' over-allotment option is exercised in full. As a result, these persons, acting together, will have the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any significant transaction involving us. In addition, these persons, acting together, will have the ability to control the management and affairs of our company. This concentration of ownership may harm the market price of our common stock by, among other things:

  •
  delaying, deferring, or preventing a change in control of our company;

  •
  impeding a merger, consolidation, takeover, or other business combination involving our company;

  •
  causing us to enter into transactions or agreements that are not in the best interests of all stockholders; or

  •
  discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

        Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways that may not yield an acceptable return.

        We cannot specify with certainty how we will use the net proceeds of this offering or our existing cash balance. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity to assess whether the proceeds are being used appropriately. Management currently intends to use the net proceeds for expansion of sales and marketing, product development, and working capital and other general corporate purposes, and to potentially finance acquisitions of companies, products or technologies. The net proceeds may be used for corporate purposes that do not increase our operating results or market value.

        Future sales of our common stock may depress our stock price.

        After this offering, we will have 22,307,556 shares of common stock outstanding, or 22,982,556 shares if the underwriters' over-allotment option is exercised in full. The 4,500,000 shares sold in this offering, or 5,175,000 shares if the underwriters' over-allotment option is exercised in full, will be freely tradable without restriction or further registration under federal securities laws unless purchased by our affiliates. The remaining 17,807,556 shares of common stock outstanding after this offering will be available for sale in the public market as follows:

Number of Shares	Date of Availability for Sale
781,482	On the date of this prospectus
377,383	90 days after the date of this prospectus
16,293,140	180 days after the date of this prospectus
1,147,832	180 days after the date of this prospectus, upon the exercise of vested options

        The remaining 355,551 shares held by existing stockholders will become eligible for sale at various times on or before September 27, 2004.

        The above table assumes the effectiveness of the lock-up agreements under which holders of substantially all of our common stock have agreed not to sell or otherwise dispose of their shares of common stock. SG Cowen Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

        If our common stockholders sell substantial amounts of common stock in the public market, or if the market perceives that these sales may occur, the market price of our common stock may decline. In addition, as soon as practicable after the completion of this offering, we intend to file a registration statement under the Securities Act covering 4,558,250 shares of common stock issuable under our stock plans. Accordingly, shares registered under that registration statement will be available for sale in the open market, subject to the contractual lock-up agreements described above that prohibit the sale or other disposition of the shares of common stock underlying the options for a period of 180 days after the date of this prospectus.

        As a new investor, you will experience immediate and substantial dilution.

        The initial public offering price of our common stock in this offering is considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will:

  •
  pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and

  •
  contribute 59.8% of the total amount invested to date to fund our company based on an assumed offering price to the public of $9.00 per share, the mid-point of the range on the cover of this prospectus, but will own only 20.2% of the shares of common stock outstanding after the offering, assuming the underwriters do not exercise their over-allotment option, and only 22.5% of the shares of common stock outstanding after the offering if the underwriters exercise in full their over-allotment option.

        Investors will suffer additional dilution to the extent outstanding stock options or warrants are exercised.

        Our future capital needs are uncertain, and we may need to raise additional funds in the future which may not be available on acceptable terms or at all.

        Our capital requirements will depend on many factors, including:

  •
  acceptance of, and demand for, Kintera Sphere;

  •
  the costs of developing new products, services or technology;

  •
  the extent to which we invest in new technology and product development;

  •
  the number and timing of acquisitions and other strategic transactions; and

  •
  the costs associated with the growth of our business, if any.

        The proceeds from this offering together with our existing sources of cash and cash flows may not be sufficient to fund our activities. As a result, we may need to raise additional funds, and such funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences, and privileges senior to those or our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products and services, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

        Our certificate of incorporation authorizes our board of directors to issue new series of preferred stock that may have the effect of delaying or preventing a change of control, which could adversely affect the value of your shares.

        Our certificate of incorporation, as amended, provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change of control of our company without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

        Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control and could also limit the market price of our stock.

        Our certificate of incorporation, as amended, and our bylaws, as amended, contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. In addition, our certificate of incorporation, as amended, and our bylaws, as amended, provide that our board of directors will be classified into three classes of directors upon consummation of this offering, with each class elected at a separate election. The existence of a staggered board could delay a potential acquiror from obtaining majority control of our board, and thus deter potential acquisitions that might otherwise provide our stockholders with a premium over the then current market price for their shares.

        In addition, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, as amended, and our bylaws, as amended, and Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors, including delaying or impeding a merger, tender offer, or proxy contest or other change of control transaction involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could prevent the consummation of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

  •
  marketing and commercialization of our products and services;

  •
  our estimates for future revenues, expenses and profitability;

  •
  our ability to attract customers and enter into customer contracts;

  •
  our estimates regarding our capital requirements and our needs for additional financing;

  •
  plans for future products and services and for enhancements of existing products and services;

  •
  our patent applications and licensed technology;

  •
  our plans to pursue strategic alliances and acquisitions; and

  •
  sources of revenues and anticipated revenues and the continued viability and duration of those agreements.

        In some cases, you can identify forward-looking statements by terms such as "may," "might," "will," "should," "could," "would," "expect," "believe," "intend," "estimate," "predict," "potential," or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

        This prospectus contains statistical data that we obtained from industry publications and other industry sources, including reports generated by Giving USA and other third parties. These industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

        You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

TRADEMARKS

        Kintera, the Kintera logo, Kintera Sphere, Friends Asking Friends, Kintera Thon, Knowledge Interaction, Honor Roll, Volunteer Interactive Pyramid, Kintera VIP, Kintera Gala, and Kintera Golf are our trademarks, trade names or service marks. Each trademark, trade name or service mark of another company appearing in this prospectus belongs to its holder, and does not belong to us.

USE OF PROCEEDS

        Our net proceeds from the sale of the 4,500,000 shares of common stock we are offering will be approximately $36.4 million, at an assumed initial public offering price of $9.00 per share, the mid-point of the range on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, or $42.0 million if the underwriters' over-allotment option is exercised in full.

        The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock, and to facilitate our future access to the public equity markets.

        We intend to use the net proceeds of this offering for:

  •
  expansion of sales and marketing (approximately $5 million to $15 million);

  •
  continued development of existing products (approximately $2 million to $3 million);

  •
  new product development (approximately $2 million to $4 million); and

  •
  working capital and other general corporate purposes, including potential acquisitions of products, technologies or companies (approximately $5 million to $15 million).

        We have no commitments with respect to any acquisition.

        The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product development efforts, sales and marketing activities, technological advances, competition and amount of cash generated or used by our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the balance of the net proceeds. Pending the uses described herein, we will invest the net proceeds in short-term, interest bearing, investment grade securities.

        We currently anticipate that the net proceeds of this offering, together with expected interest income and funds from operations, should be sufficient to finance our capital requirements for at least the next 12 months. This estimate is based on assumptions that could be negatively impacted by the matters discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock and do not anticipate paying such cash dividends in the foreseeable future. We currently anticipate that we will retain all of our future earnings for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operation, financial condition and other factors as the board of directors, in its discretion, deems relevant.

CAPITALIZATION

        Our capitalization as of September 30, 2003 is set forth in the following table:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect:

  •
  The conversion of 4,785,706 shares of convertible preferred stock outstanding as of the date of this prospectus into 4,785,706 shares of our common stock;

  •
  The receipt of the estimated net proceeds from this offering, at the assumed initial public offering price of $9.00 per share.

        This table should be read in conjunction with our consolidated financial statements and the related notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

	As of September 30, 2003
	Actual	As Adjusted
	(In thousands, except per share data) (unaudited)
Cash and cash equivalents	$5,776	$42,141

Line of credit, net of current portion	$215	$215

Stockholders' equity:
Convertible preferred stock, $0.001 par value: 20,000,000 shares authorized, actual; 4,785,706 shares issued and outstanding, actual; and no shares authorized, issued and outstanding, as adjusted	$5	$—
Common stock, $0.001 par value: 60,000,000 shares authorized, actual and as adjusted; 13,021,850 shares issued and outstanding, actual; and 22,307,556 shares issued and outstanding, as adjusted	13	22
Additional paid-in capital	50,536	86,897
Deferred compensation	(11,899)	(11,899)
Accumulated deficit	(30,965)	(30,965)

Total stockholders' equity	7,690	44,055

Total capitalization	$7,905	$44,270

        This table is based on the number of shares outstanding as of September 30, 2003, and excludes:

  •
  2,724,715 shares of common stock issuable as of September 30, 2003, upon the exercise of outstanding stock options issued under our 2000 Stock Option Plan at a weighted average exercise price of $1.50 per share;

  •
  1,000,000 shares of common stock initially reserved for issuance under our 2003 Employee Stock Purchase Plan;

  •
  775,285 shares of common stock reserved for issuance under our 2000 Stock Option Plan and our 2003 Equity Incentive Plan;

  •
  58,250 shares of common stock reserved for issuance upon the exercise of stock options issued outside our option plans; and

  •
  20,000 shares of common stock issuable upon the exercise of an outstanding warrant at a price of $10.00 per share.

DILUTION

        Our pro forma net tangible book value as of September 30, 2003 was approximately $3.9 million, or $0.22 per share. Pro forma net tangible book value per share represents the amount of Kintera's stockholders' equity, less intangible assets, divided by the pro forma number of shares of common stock outstanding as of September 30, 2003 and gives effect to the conversion of 4,785,706 shares of convertible preferred stock outstanding as of the date of this prospectus into 4,785,706 shares of our common stock.

        The pro forma number of shares of common stock is calculated assuming the automatic conversion of all convertible preferred stock into common stock upon the closing of this offering. The as adjusted pro forma net tangible book value of Kintera as of September 30, 2003 would have been approximately $40.2 million, or $1.80 per share after giving effect to the sale of 4,500,000 shares of common stock offered by Kintera at an assumed initial public offering price of $9.00 per share, the midpoint of the range on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        This represents an immediate increase in pro forma net tangible book value of $1.58 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $7.20 per share to investors purchasing common stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share		$9.00
Pro forma net tangible book value per share before this offering	$0.22
Increase per share attributable to new investors	$1.58

As adjusted pro forma net tangible book value per share after this offering		1.80

Dilution per share to new investors		$7.20

        If the underwriters exercise their over-allotment option in full, the as adjusted pro forma net tangible book value per share would increase to $2.00, and the pro forma dilution per share to new investors would be $7.00.

        The table below summarizes, on a pro forma basis, the differences between the existing stockholders and the new investors purchasing common stock in this offering with respect to the total number of shares purchased from Kintera, the total consideration paid and the average price per share paid (based upon an assumed initial public offering price of $9.00 per share).

	Shares Purchased		Total Consideration
					Average Price Paid Per Share
	Number	Percent	Amount	Percent
Existing stockholders	17,807,556	79.8%	$27,226,308	40.2%	$1.53
New investors	4,500,000	20.2	40,500,000	59.8	$9.00

Total	22,307,556	100.0%	$67,726,308	100.0%

        The pro forma number of shares of common stock is calculated assuming the automatic conversion of all convertible preferred stock into common stock upon the closing of this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

        The consolidated statements of operations data for the period from February 8, 2000 (inception) to December 31, 2000 and for the twelve-month periods ended December 31, 2001 and 2002, and the consolidated balance sheet data as of December 31, 2001 and 2002, are derived from our audited consolidated financial statements which have been audited by Ernst & Young LLP, Independent Auditors, and are included elsewhere in this prospectus. The consolidated statement of operations data for the periods ended September 30, 2002 and 2003 and the consolidated balance sheet data as of September 30, 2003 are derived from the unaudited consolidated financial statements of Kintera included elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments we consider necessary for the fair presentation of the information. Historical results are not indicative of future results. The selected financial data set forth below contains only a portion of Kintera's financial statements, and should be read in conjunction with the financial statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. In particular, see Note 1 to our financial statements for an explanation of the calculations of earnings per share and per share amounts. The calculations of pro forma net loss per common share and pro forma weighted average common shares outstanding are explained in Note 1 to our financial statements.

	Period from February 8, 2000 (inception) to December 31, 2000
		Year Ended December 31,		Nine Months Ended September 30,
		2001	2002	2002	2003
Consolidated Statements of Operations Data:
Net revenues	$24	$287	$1,933	$1,289	$5,152
Cost of revenues	7	46	323	211	1,011

Gross profit	17	241	1,610	1,078	4,141
Sales and marketing	516	9,045	6,038	4,321	5,620
Product development and support	768	2,433	2,465	1,828	2,394
General and administrative	949	1,485	1,989	1,482	1,280
Stock-based compensation(1)	—	—	551	257	1,860

Total operating expenses	2,233	12,963	11,043	7,888	11,154

Loss from operations	(2,216)	(12,722)	(9,433)	(6,810)	(7,013)
Interest income and other	115	284	17	(2)	4
Net loss	$(2,101)	$(12,438)	$(9,416)	$(6,812)	$(7,009)

Earnings (loss) per common share
Basic and diluted	$(2.08)	$(3.86)	$(1.44)	$(1.10)	$(0.75)

Number of shares used in per share computations
Basic and diluted	1,008	3,223	6,545	6,165	9,363

Pro forma net loss per common share
Basic and diluted			$(0.90)		$(0.51)

Pro forma weighted average common shares outstanding
Basic and diluted			10,437		13,858
	As of December 31,
			As of September 30, 2003
	2001	2002
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,445	$1,235	$5,776
Total assets	$5,377	$5,637	$13,636
Line of credit, net of current portion	$—	$—	$215
Total stockholders' equity	$4,426	$3,764	$7,690

(1)
Stock-based compensation includes the following:

	Period from February 8, 2000 (inception) to December 31, 2000
		Year Ended December 31,		Nine Months Ended September 30,
		2001	2002	2002	2003
Sales and marketing	$—	$—	$369	$202	$1,176
Product development and support	—	—	170	48	556
General and administrative	—	—	12	7	128

	$—	$—	$551	$257	$1,860

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled "Risk Factors" and elsewhere in this prospectus.

Overview

        We are an innovative provider of software that enables nonprofit organizations to use the Internet to increase donations, reduce fundraising costs and build awareness and affinity for an organization's cause by bringing their employees, volunteers and donors together in online, interactive communities. Our flagship product, Kintera Sphere, is managed as a single system and offered as a service accessed with a web browser. We were incorporated in the State of Delaware in February 2000 and launched our service in the first quarter of 2001. Nonprofit organizations pay Kintera service fees for access to Kintera Sphere and transaction-based fees tied to the donations and purchases.

        Since inception, we have significantly increased our revenues through a combination of factors, including obtaining new customers, expanding existing customer relationships, acquiring complementary businesses, expanding the features of Kintera Sphere and increasing the number and amount of donations we process that result in transaction-based fees. Although our revenues have increased substantially in recent periods, we have experienced significant net losses and negative cash flows from operations in each fiscal period since inception, and as of September 30, 2003, we had an accumulated deficit of $31.0 million. Leveraging increased market acceptance of Kintera Sphere, we have expanded our sales efforts and customer base in recent periods to further increase our revenues and reduce our cash flow deficits. We believe that these efforts together with our success to date in establishing a broad customer base will provide us with a business platform that can support revenue growth that outpaces expense growth, therefore resulting in improved operating results and cash flows. We also believe that as nonprofit organizations become increasingly aware of the benefits of online fundraising, demand for Kintera Sphere will increase, which will also contribute to increased revenues and cash flows that outpace expense growth.

        We have derived the substantial majority of our historical revenues from fees paid by nonprofit organizations related to their use of Kintera Sphere, and we anticipate that fees related to Kintera Sphere will account for an increasing portion of our revenues in future periods. The fees we receive for Kintera Sphere include upfront and monthly service fees that nonprofit organizations pay for access to Kintera Sphere as well as transaction-based fees tied to donations and purchases we process. We also derive advertising and subscription revenue from the placement of advertisements in and the sale of subscriptions to our Masterplanner print and online calendar publications in New York, Los Angeles, and San Diego. We anticipate that revenues related to Masterplanner will account for a substantially smaller portion of our revenues in future periods.

        We derive a significant amount of our revenues from upfront service fees, which are deferred and recognized as revenue over the entire term of our contracts. Conversely, we recognize the operating expenses associated with generation of revenues from upfront service fees as they are incurred. Our operating expenses continue to increase as we expand our selling and marketing efforts and administrative infrastructure to support increased sales that we will recognize as revenue in subsequent periods. We anticipate that our operating expenses will continue to grow in the near term. As a result, because of the deferral of recognition of a portion of our revenues, our revenues and operating results will not increase at the same rate as our operating expenses incurred to support revenue recognized in future periods.

        We currently market Kintera Sphere through a direct sales force that includes personnel located in our corporate headquarters and throughout the United States. To date, we have signed contracts with over 500 nonprofit organizations, some of which have hundreds of individual chapters or divisions. Our customers include health organizations, educational institutions, religious institutions, professional associations, political organizations, civic organizations and other charities, at both a local and national level. We expect that a small group of nonprofit organizations in each fiscal period generally will account for a large portion of our revenues. The significance of a particular customer or group of customers in a given period will depend on the nature and size of their fundraising events in that period as well as the scope of their use of Kintera Sphere. To continue our revenue growth, we must both obtain new customers and expand our existing customer relationships through usage of Kintera Sphere for new campaigns.

        In September 2003, we completed two separate acquisitions of complementary businesses. Little Tornadoes is a developer of website content and services, primarily for nonprofit organizations, and VirtualSprockets provides online fundraising services to nonprofit organizations. As consideration for all of the stock of Little Tornadoes, we issued 100,000 shares of common stock. We also issued options to purchase approximately 200,000 shares of common stock to former Little Tornadoes employees. As consideration for substantially all of the assets of VirtualSprockets, we issued 100,000 shares of common stock. We also issued options to purchase approximately 50,000 shares of common stock to former VirtualSprockets employees. The options issued in both transactions are subject to vesting, and some of the shares issued in both transactions are being held in escrow to secure obligations of the sellers under the purchase agreements. We are currently in the process of finalizing the purchase price allocations for both of these acquisitions. See Note 2 to our consolidated financial statements.

  Cost of Revenues and Operating Expenses

        Cost of revenues consists primarily of salaries, benefits and related expenses of operations and database support personnel, depreciation allocations and communications charges associated with the delivery of our software as a service. Our operating expenses are classified into four categories: sales and marketing, product development and support, general and administrative and stock-based compensation. We allocate the costs of overhead and facilities to each of the functional areas that use the overhead and facilities services based on their headcount. These allocated charges include facilities rent for corporate offices, communication charges and depreciation expenses for office furniture and equipment.

        Sales and marketing expenses consist primarily of salaries, commissions, benefits and related expenses of personnel engaged in selling, marketing and customer support functions as well as public relations, advertising and promotional costs. We expect sales and marketing expenses to increase as we expand our sales and marketing force.

        Product development and support expenses consist primarily of salaries and benefits and related expenses for engineers, developers and quality assurance personnel as well as facilities and depreciation allocation. We expense all development costs as incurred. We expect to continue to devote substantial resources to product development and support such that these expenses will increase in absolute dollars.

        General and administrative expenses consist primarily of salaries, benefits and related expenses for our executive, accounting, and administrative personnel, third party professional service fees and allocated facilities and depreciation expenses. We expect general and administrative expenses to increase in the future, reflecting growth in our operations, increased expenses associated with being a public company and other factors.

        We had 147 employees as of September 30, 2003 and intend to hire a significant number of employees in the future. This expansion will likely place significant demands on our management and operational resources. To manage rapid growth and increased customer demand for our service, we must continue to invest in and implement additional operational systems, procedures and controls.

  Application of Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to intangible assets, income taxes, commitments and accrued liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We consider the following accounting policies to be both those most important to the portrayal of our financial condition and those that require the most subjective judgment:

  •
  revenue recognition;

  •
  accounting for goodwill and other intangible assets;

  •
  accounting for stock-based compensation; and

  •
  accounting for income taxes.

        Revenue Recognition.    We receive revenues related to Kintera Sphere including activation fees, monthly maintenance fees and transaction fees tied to the donations and purchases that we process. We recognize revenues when all of the following criteria are met: (1) persuasive evidence of an arrangement exists (upon contract signing or receipt of an authorized purchase order from the customer); (2) delivery has occurred (upon performance of services in accordance with contract specifications); (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties (credit terms extending beyond twelve months or significantly longer than is customary are deemed not to be fixed and determinable); and (4) collection is probable (there are no indicators of non-payment based upon history with the customer and/or upon completion of credit procedures, if completed). Billings made or payments received in advance of providing services are deferred until the period these services are provided. As of September 30, 2003, we had $1.7 million of deferred revenues.

        To date, our arrangements that contain multiple elements have been contracts that include upfront payments for activation of Kintera Sphere, monthly fees for the maintenance and use of Kintera Sphere and transaction fees tied to the donations and purchases that we process. Revenues associated with these payments are deferred and recognized on a straight-line basis over the entire term of the contract, which in general ranges from twelve to thirty-six months. Revenues related to monthly maintenance and transaction fees for donations made through the website are recognized as services are provided. Credit card fees directly associated with processing customer donations and billed to customers are excluded from revenues in accordance with Emerging Issues Task Force ("EITF") consensus on Issue 99-19. Reporting Revenue Gross as a Principal verses Net as an Agent.

        For arrangements with multiple elements, we allocate revenues to each element of the transaction based upon its fair value. Fair value for all elements of an arrangement is determined when the delivered items have value to the customer on a stand-alone basis, evidence of the fair value of the undelivered items exists, and delivery or performance of the undelivered items is considered probable and substantially in our control. Items are considered to have stand alone value if (1) we have sold that item separately in the past or (2) we could resell that item. When the fair value of a delivered element has not been established or the Company is unable to establish stand-alone value, as is the case for upfront payments for activation, maintenance and use of Kintera Sphere, the revenues for the elements for which fair value is not determinable are recognized on a straight-line basis over the entire term of the contract.

        The unearned portion of paid subscriptions is deferred until the publications are mailed to subscribers. Upon each mailing, a proportionate share of the gross subscription price is included in revenues. Advertising revenues are recognized when the advertisements are mailed.

        Accounting for Goodwill and Other Intangible Assets.    Acquisitions which cause us to recognize goodwill and other intangible assets require us to make determinations about the value and recoverability of those assets that involve estimates and judgments. We have made several acquisitions of businesses and assets that resulted in both goodwill and intangible assets being recorded in our financial statements. We have typically paid most of the acquisition prices in these transactions through the issuance of equity securities, the value of which we determined through comparison to the issuance prices received in private placement transactions.

        We adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in the first quarter of 2002. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, and requires that goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment. If facts and circumstances indicate goodwill may be impaired, we perform a recoverability evaluation. The calculation of fair value includes a number of estimates and assumptions, including projections of future income and cash flows, the identification of appropriate market multiples and the choice of an appropriate discount rate. If these estimates or their related assumptions change in the future, we may be required to record additional impairment charges.

        We also assess the impairment of our long-lived assets when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment charge is recognized when the sum of the expected future undiscounted net cash flows is less than the carrying value of the asset. An impairment charge would be measured by comparing the amount by which the carrying value exceeds the fair value of the asset being evaluated for impairment. Any resulting impairment charge could have an adverse impact on our results of operations.

        Accounting for Deferred Stock-based Compensation.    In connection with the grant of stock options during the years ended December 31, 2002 and the nine months ended September 30, 2003, we recorded $3.0 million and $11.5 million in deferred stock-based compensation within stockholders' equity, respectively. These options were considered compensatory because the deemed fair value of the underlying common stock for financial reporting purposes was greater than the exercise prices determined by the board of directors on the date of grant. The determination of the fair value of the underlying shares of common stock involves subjective judgment and the consideration of a variety of factors, including the prices obtained in private placement transactions of other equity securities, and as a result the amount of the compensatory charge is not based on an objective measure such as the trading price of the common stock since there was no public market for our common stock prior to this offering. As of September 30, 2003, we had an aggregate of $11.9 million of deferred stock-based compensation remaining to be amortized. This deferred compensation balance will be amortized as follows: $1.0 million during the remaining three months of 2003; $3.8 million in 2004; $3.1 million in 2005; $2.7 million in 2006; and $1.3 million in 2007. We anticipate that we will record additional stock-based compensation expense related to options granted subsequent to September 30, 2003. We are amortizing the deferred compensation on a straight-line basis over the vesting period of the related options, which is generally four years. The amount of stock-based compensation amortization actually recognized in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

        Accounting for Income Taxes.    Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have recorded a full valuation allowance on our net deferred tax assets as of December 31, 2002 and September 30, 2003, due to uncertainties related to our ability to utilize our deferred tax assets, primarily consisting of certain net operating losses carried forward and research and development tax credits, before they expire. As a result, we carry no deferred tax assets on our balance sheet as of September 30, 2003.

Results of Operations

  Comparison of Nine Months Ended September 30, 2003 and 2002

        Revenue.    Revenue increased from $1.3 million for the nine months ended September 30, 2002 to $5.2 million for the nine months ended September 30, 2003. Revenues related to transaction-based fees and monthly maintenance and amortization of upfront fees were approximately $306,000 and $656,000, respectively, for the nine months ended September 30, 2002, and $1.9 million and $2.7 million, respectively, for the nine months ended September 30, 2003. The increase in revenue was due to a number of factors, including an increase in transaction-based fees (approximately $1.2 million) and revenues generated from the addition of several new major customer accounts (approximately $1.0 million). Other factors that contributed to the increase in revenue included the effects of new and expanded customer relationships arising from the acquisition of H2O Networks, Inc. (approximately $304,000) and transaction-based fees from a large fundraising event by an existing customer (approximately $401,000).

        Cost of Revenues.    Cost of revenues increased from $211,000 for the nine months ended September 30, 2002 to $1.0 million for the nine months ended September 30, 2003. This increase was due primarily to expenses incurred to service customer and revenue growth in 2003 versus 2002. Cost of revenues decreased as a percentage of revenue from period to period due to the allocation of fixed costs over a larger revenue base.

        Sales and Marketing.    Sales and marketing expenses increased from $4.3 million for the nine months ended September 30, 2002 to $5.6 million for the nine months ended September 30, 2003. The increase was due primarily to the expansion of our sales force (approximately $549,000) during the first half of 2003 as well as increased commission expenses due to higher revenue levels (approximately $482,000).

        Product Development and Support.    Product development and support expenses increased from $1.8 million for the nine months ended September 30, 2002 to $2.4 million for the nine months ended September 30, 2003. The increase was primarily due to expenses related to increased headcount to support the development efforts for enhancements to Kintera Sphere features.

        General and Administrative.    General and administrative expenses decreased slightly from $1.5 million for the nine months ended September 30, 2002 to $1.3 million for the nine months ended September 30, 2003. The decrease was due to cost reduction measures implemented in late 2002 and early 2003. General and administrative expenses are expected to increase in part because these cost control measures included a substantial reduction in executive compensation. These cost control measures will not be continued as aggressively following completion of this offering.

  Comparison of Years Ended December 31, 2002, 2001 and 2000

        Revenue.    Revenue increased from $287,000 for 2001 to $1.9 million for 2002. Revenues related to transaction-based fees and monthly maintenance and amortization of upfront fees were approximately $35,000 and $252,000, respectively, for the year ended December 31, 2001, and $446,000 and $1.0 million, respectively, for the year ended December 31, 2002. The increase in revenue was due to a substantial increase in the number of events sponsored by both new and existing customers, resulting in increased upfront, monthly and transaction-based fees (approximately $1.1 million). Other factors that contributed to the increase in revenue included the addition of several new major customer accounts in 2002, and the acquisition of Masterplanner Media, Inc. in January 2002 (approximately $491,000). Revenue increased from $24,000 for 2000 to $287,000 for 2001. This increase was due to an increase in the number of events sponsored by both new and existing customers in 2001.

        Cost of Revenues.    Cost of revenues increased from $7,000 in 2000 to $46,000 in 2001 to $323,000 in 2002. These increases were due primarily to expenses incurred to service customer and revenue growth.

        Sales and Marketing.    Sales and marketing expenses decreased from $9.0 million for 2001 to $6.0 million in 2002. The decrease was due primarily to the conclusion of an advertising agreement entered into in September 2000 with Infinity Outdoor, Inc. (a subsidiary of CBS Broadcasting, Inc. and an indirect subsidiary of Viacom, Inc.) under which we issued shares of our Series B preferred stock to acquire the use of billboard advertising to promote awareness of the Kintera solution as well as customer events. The value of the advertising and Series B preferred stock was based on the quantity of advertising received and quoted market rates. We recorded approximately $4.5 million in expenses in 2001 pursuant to the Infinity agreement, including approximately $4.1 million of non-cash advertising expense. Another factor that caused sales and marketing expenses to be higher in 2001 was the write-off of the remaining balance of $865,000 of prepaid advertising from the Infinity agreement due to its impairment at the conclusion of the contract. The decrease was partially offset by expenses related to the expansion of our sales force in 2002. Sales and marketing expenses increased from $516,000 for 2000 to $9.0 million in 2001. The increase was due primarily to $4.5 million in billboard advertising in 2001 and expansion of our sales force.

        Product Development and Support.    Product development and support expenses increased from $768,000 in 2000 to $2.4 million in 2001 to $2.5 million in 2002. These increases were primarily due to expenses related to increased headcount to support the development efforts for enhancements to Kintera Sphere features.

        General and Administrative.    General and administrative expenses increased from $949,000 in 2000 to $1.5 million in 2001 to $2.0 million in 2002. These increases were due primarily to increased staffing.

Liquidity and Capital Resources

        We have historically funded our operations principally through private placements of equity securities. At September 30, 2003, we had cash and cash equivalents totaling approximately $5.8 million, and at December 31, 2002 and 2001, we had cash, cash equivalents and short-term investments totaling $3.4 million and $4.3 million, respectively.

        Net cash used in operating activities was $1.9 million in the nine months ended September 30, 2003, primarily for the funding of operating losses. Net cash used in operating activities was $7.8 million in the year ended December 31, 2002 and $6.5 million in the year ended December 31, 2001. During the year ended December 31, 2002 and 2001, net cash used in operating activities was primarily to fund operating losses.

        Net cash provided by investing activities was $677,000 for the nine months ended September 30, 2003. Net cash used in investing activities was $1.1 million for the year ended December 31, 2002 and $2.5 million for the year ended December 31, 2001. Total capital expenditures for the nine months ended September 30, 2003, were $300,000 compared to expenditures of $450,000 for the nine months ended September 30, 2002. These expenditures were primarily related to the purchase of computers and other equipment. Total capital expenditures were $500,000 for 2002 and $600,000 for 2001, and were primarily related to the purchase of computer equipment, furniture and fixtures and leasehold improvements.

        Net cash provided by financing activities was $5.7 million for the nine months ended September 30, 2003, $7.6 million for the year ended December 31, 2002 and $5.8 million for the year ended December 31, 2001, primarily from the sale of our preferred stock.

        On August 28, 2003, we entered into a $2.0 million loan and security agreement with Silicon Valley Bank. The loan and security agreement increases up to $3.0 million on the completion of the offering contemplated by this prospectus. The agreement consists of up to $1.0 million in a revolving accounts receivable line of credit at an interest rate of 2% plus prime rate and up to $1.0 million in an equipment financing line at an interest rate of 4% plus prime rate. The borrowing base for the revolving accounts receivable line is limited to 80% of eligible accounts receivable. The agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, contains various financial operating covenants, including liquidity and net worth requirements, and is secured by all of our assets other than intellectual property. As of September 30, 2003, we had borrowed $311,000 under the loan agreement.

        We believe that the proceeds generated by the sale of common stock in this offering, available borrowings under our line of credit that we may draw from time to time and cash on hand will be sufficient to meet our working capital requirements and contractual commitments for at least the next 12 months.

        If we are unable to increase our revenues or complete this offering, we will need to raise additional funds to finance our future capital needs. We may need additional financing earlier than we anticipate. If we raise additional funds through the sale of equity or convertible debt securities, these transactions may dilute the value of our outstanding common stock. We may also decide to issue securities, including debt securities, which have rights, preferences and privileges senior to our common stock. We cannot assure you that we will be able to raise additional funds on terms favorable to us or at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs. This may prevent us from increasing our market share, capitalizing on new business opportunities or remaining competitive in our industry.

        We currently do not believe that we have invested in any variable interest entities. We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

        At December 31, 2002, our outstanding commitments included (in thousands):

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating leases	$808	$297	$511	$—	$—
Note payable	45	45	—	—	—

Total	$853	$342	$511	$—	$—

Disclosure About Market Risk

        We transact business with nonprofit organizations primarily in the United States and receive payment for our services primarily in United States dollars. As a result, our financial results are unlikely to be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

        We do not hold derivative financial or commodity instruments, and all of our cash, cash equivalents, and short-term investments are held in money market, certificates of deposit, and checking funds.

Recent Accounting Pronouncements

        In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, Accounting for Costs Associated with Exit and Disposal Activities. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 was effective for exit or disposal activities initiated after December 31, 2002 and the adoption of SFAS No. 146 did not have a material impact on our financial position, results of operations or cash flows.

        FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"), was issued in November 2002. FIN 45 requires that upon issuance of a guarantee, the guarantor must disclose and recognize a liability for the fair value of the obligation it assumes under that guarantee. The initial recognition and measurement requirements of FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002, and are applicable to certain guarantees issued before December 31, 2002. We adopted FIN 45 disclosure requirements as of December 31, 2002. The adoption of the provisions for recognition and initial measurement did not have a material impact on our financial position, results of operations or cash flows.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. We have adopted the transition and annual disclosure requirements of SFAS No. 148 which are effective for fiscal years ending after December 15, 2002 and have elected to continue to account for employee stock options under APB No. 25. The interim disclosure requirements are effective for interim periods commencing after December 15, 2002. The adoption of this standard did not have a material effect on our financial position, results of operations or cash flows.

        In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. We do not expect the adoption of EITF Issue No. 00-21 to have a material impact on our financial position, results of operations or cash flows.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not expect adoption of FIN 46 to have a material impact on our financial position, results of operations or cash flows.

Qualitative and Quantitative Disclosure about Market Risk

        Due to the nature of our short-term investments, we have concluded that there is no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

BUSINESS

Overview

        We are an innovative provider of software that enables nonprofit organizations to use the Internet to increase donations, reduce fundraising costs and build awareness and affinity for an organization's cause by bringing their employees, volunteers and donors together in online, interactive communities. Our flagship product, Kintera Sphere, is managed as a single system and offered as a service accessed with a web browser. Nonprofit organizations raised approximately $241 billion in donations in 2002, and many of the more than 1.3 million nonprofit organizations registered in the United States have begun using Internet tools to enhance their fundraising and communication efforts.

        Kintera Sphere is an enterprise-grade software suite that provides content management, contact management, communication, commerce, community and reporting, all of which are built on a unified database and payment processing engine. Our system automates the workflow of a nonprofit organization's employees, volunteers and donors, facilitating better communication and more effective fundraising. Using Kintera Sphere, nonprofit organizations can motivate and reward community members with timely feedback, personalized communications and targeted content. By building a stronger sense of community, nonprofit organizations can increase the commitment of employees, volunteers and donors and improve the success of their fundraising efforts.

        Under contracts which are typically one year or more in duration, nonprofit organizations pay Kintera upfront and monthly service fees for access to Kintera Sphere and transaction-based fees tied to the donations and purchases we process. We believe our software-as-a-service model reduces our customers' software and related infrastructure maintenance, upgrade and support costs, thereby providing them with significant features and benefits at an attractive price.

        Since launching our service in the first quarter of 2001, we have signed contracts with over 500 nonprofit organizations, some of which have hundreds of individual chapters or divisions. Our customers include both national and local health organizations, educational institutions, religious institutions, professional associations, political organizations, civic organizations and other charities. Current customer relationships that illustrate our national and local customer base and target markets include the American Cancer Society, the American Heart Association, American Lung Association, Big Brothers Big Sisters of America and Special Olympics.

Industry Background

  The Nonprofit Industry Raises a Significant Amount of Funds for Diverse Causes

        Nonprofit organizations in the United States represent a large and growing part of the U.S. economy. According to the National Center for Charitable Statistics, data from nonprofit organizations' IRS Form 990s filed within twenty-four months of July 2003 showed revenues of $1.69 trillion. Donations to nonprofit organizations represented approximately $241 billion in 2002 according to Giving USA.

        Giving USA estimates that there are over 1.3 million registered U.S. nonprofit organizations in nine principal sectors: religion, education, foundations and unallocated giving organizations, such as United Way, health, human services, arts and cultures, public and societal benefits, environment and animal welfare and international and foreign affairs. To advance their missions, nonprofit organizations sponsor and manage a variety of campaigns designed to raise awareness of their cause and to raise funds to support their services. In designing and implementing these campaigns, nonprofit organizations frequently use a mixture of marketing programs to address the numerous challenges for fundraising.

  Traditional Fundraising Methods are Costly and Inefficient

        Despite the significant amount of funds raised by the nonprofit industry, traditional fundraising methods are frequently costly and inefficient. Launching a campaign involves both a significant investment and the risk that the campaign will not generate enough donations to cover fundraising and administrative costs. While the costs of any individual campaign will vary depending on the nature of the fundraising activity and the success of the campaign, industry experts consistently agree that these costs are significant as a percentage of funds raised. In a 2001 study, experts from the Center on Nonprofits and Philanthropy (Urban Institute) and Center on Philanthropy (Indiana University) found that nonprofit organizations spend on average approximately 26% of their revenues on fundraising plus administration expenses. These experts also estimate that on average $0.24 of each dollar donated is used by nonprofit organizations for their fundraising expenses. Applying these averages to the $1.69 trillion total revenue and the $241 billion in donations and allocating adminstration expenses uniformly across all functions of the organization, at least an additional $0.16 of each dollar donated is spent on administration expenses for fundraising. Taken together, fundraising and administration costs are in excess of $0.40 for each dollar donated. As a result, many nonprofit organizations struggle to raise the funds needed to support their missions.

        Common fundraising methods include special events such as walk-a-thons, running events, golf outings and gala fundraisers, as well as direct mail, telemarketing and personal solicitations. Publicly available data from 11 of the largest health foundations that sponsor walk-a-thons, runs and similar athletic fundraising events indicates that these organizations raised an aggregate of over $900 million from such events during their most recently reported annual period. Volunteers, often numbering in the thousands per event location, personally solicit friends, family and co-workers for donations. It is difficult for employees of nonprofit organizations to track donations and collect important donor profile data. Direct mail campaigns involve significant upfront printing, mailing and labor costs. Additionally, donation rates for direct mail campaigns are typically low because their success depends heavily on the quality of the mailing lists and the persuasiveness of the campaign materials. A joint study by the Direct Marketing Association's Information Services Executive Council and its Nonprofit Federation, using data from a survey conducted between August and October of 2002, estimated the overall cost of direct mail fundraising to be 41% of revenues raised.

        Much of the data generated by traditional fundraising methods, including telephonic solicitations, direct mail, print publications and in-person meetings is manually entered into isolated databases, if it is stored at all. Many of the inefficiencies of nonprofit fundraising result from difficulties in collecting and sharing important data among the nonprofit organization's employees, volunteers and donors. In an effort to improve the effectiveness of their fundraising campaigns, nonprofit organizations are seeking new means to coordinate the efforts of their employees and volunteers and improve the data sharing capabilities of their employees, volunteers and donors.

  Fundraising Success Depends on Organizing, Motivating and Rewarding Volunteers and Donors

        The success of a nonprofit organization's fundraising campaign depends principally on the efforts and support of employees, volunteers and donors who share a commitment to a unifying cause or belief. One of the most significant challenges facing a nonprofit organization's employees is the need to organize, motivate and reward volunteers and donors.

        Volunteers donate their time, reputation and money to assist a nonprofit organization, and effectively serve as a large, widespread sales force. Coordinating this sales force requires frequent and effective communication among the nonprofit organization's employees and volunteers. Identifying potential donors and communicating a message that results in a donation is often an intimidating, frustrating and time-consuming task. Employees are seeking better ways to arm volunteers with the data and tools required to cultivate and reward donors. Because volunteers often derive satisfaction from helping others and advancing a cause, timely progress reports and expressions of gratitude can provide powerful motivation. Empowering volunteers with robust data and continuous feedback can increase the effectiveness and commitment of a nonprofit organization's volunteer fundraising force and help the organization meet its fundraising needs.

        Nonprofit organizations are also continually seeking ways to strengthen ties with existing donors and prospective donors. Creating a deeper sense of affinity between a nonprofit organization and a donor can elevate an initial transaction to a lasting commitment. We believe that donors who receive targeted, personalized messages and information in recognition of their contributions are more likely to develop a deeper commitment to an organization and its cause. The organization can strengthen its ties with donors by inviting them to special events, providing them with special services or benefits, involving them in community activities and communicating the organization's progress. Donors who have established an affinity with a cause are critical assets of a nonprofit organization, and we believe these donors are more likely to contribute larger amounts with increased frequency in the future.

  Nonprofit Organizations are Looking to the Internet for Better Tools

        Nonprofit organizations are showing increasing interest in using Internet tools to improve their communication and fundraising efforts. Online giving, though currently a small part of total donations, is growing rapidly. Based on research we conducted, we estimate total online giving exceeded $1.0 billion in 2002. Until recently nonprofit organizations typically used the website as an online brochure, outlining their mission and services but providing little ability for employees, volunteers and donors to interact using the Internet. Although some nonprofit organizations experimented with "donate here" buttons, few made a real effort to use the Internet as a primary fundraising tool. Typically, these websites did not allow organizations to build digital relationships with volunteers and donors by collecting emails, distributing e-newsletters, soliciting funds, managing volunteers or providing online registration for events, activities, courses and other services.

        The failure of nonprofit organizations to use the Internet effectively for fundraising comes largely from a lack of coordinated collection and use of data. Standard software tools generally offer solutions for a single purpose such as email or web publishing, but they often fail as fundraising tools because they are not integrated into the nonprofit organization's database, workflow or community-building activities. Current multi-vendor solutions are not linked to a unified database, resulting in multiple databases that can be difficult to manage. This hinders the execution of effective marketing and community building programs and the development of useful records on the activities of volunteers and donors. Moreover, building custom software tools can carry high implementation and maintenance costs.

The Kintera Solution

        Our solution addresses the challenges facing nonprofit organizations by providing them with tools that coordinate and motivate volunteers, and empower volunteers with valuable data and content that enables more targeted and effective donor solicitations. Kintera Sphere is optimized to meet the workflow requirements of nonprofit organizations. Our software organizes data gathered in the donor cultivation and fundraising processes, disseminates this data throughout the organization and simplifies important activities such as making donations and processing payments. This software is built on a unified database and comprehensive payment processing system to provide customers with scalable, reliable and secure services. Our customers access Kintera Sphere through a web browser and pay for access to our software through a combination of upfront and monthly service fees and transaction-based fees under contracts that are typically more than one year in duration. We believe this software-as-a-service model offers our customers significant features and benefits at an attractive price with flexible payment options.

        Kintera Sphere Improves the Effectiveness of Employees, Motivates Volunteers and Engages Donors

        Solutions for Employees.    Kintera Sphere combines a comprehensive database with a suite of software tools to help employees manage their organization's relationships with volunteers and donors. In each step of the fundraising process, our software enables nonprofit organizations to collect important data, including contact information, demographic profiles and donation history. Employees can access this data quickly and easily and can communicate timely information to both volunteers and donors. For example, an employee can provide a volunteer with a potential donor's complete giving history to help the volunteer solicit a donation. The employee can cause a congratulatory email to be sent automatically moments after the donation is processed on a website using Kintera Sphere. Similarly, employees are able to communicate directly with donors to invite them to special events, update them regarding a particular cause or remind them of upcoming community activities. This type of real-time feedback and communication increases the affinity of volunteers and donors with the nonprofit organization's cause and helps ensure fundraising success.

        Solutions for Volunteers.    Kintera Sphere provides volunteers with the tools and data they need to succeed in fundraising. Nonprofit organizations use our communication and database tools to provide volunteers with information that helps them identify and cultivate donors. Using targeted email solicitations, volunteers can direct potential donors to personalized websites created with our content management tools. Kintera Sphere tracks the number of email solicitations sent, website visits, donations received and other key information. The ability of volunteers to track their progress towards a fundraising goal is a powerful motivational tool, and nonprofit organizations can more effectively manage volunteers' fundraising effectiveness during the course of a campaign. Each of these tools is designed with an intuitive user interface, making it easy for volunteers to replace in person or paper-driven solicitation methods.

        Solutions for Donors.    Kintera Sphere simplifies the process of making a donation and collects data on donors that can be used to increase their involvement in a nonprofit organization's community. Donors can make convenient, secure online donations by accessing the nonprofit organization's website or a volunteer's web page and selecting one of several common electronic payment methods. A timely email thanking the donor and providing a tax receipt reinforces the donor's connection with the cause. Based on information collected during the cultivation or donation process, donors receive information tailored to their interests regarding special events, membership programs or other community activities.

  Nonprofit Organizations Use Kintera's Online Solutions to Increase Donations

        Customers implement Kintera Sphere to increase donations by improving the effectiveness of their fundraising efforts. Our software solution enables nonprofit organizations to use the most powerful aspects of the Internet for fundraising, by creating vibrant online communities of employees, volunteers and donors. We believe there are a number of reasons that online communities help nonprofit organizations increase donations, including:

  •
  access to a unified database enables employees and volunteers to better target potential donors and communicate personalized fundraising messages;

  •
  volunteers can solicit many more friends, family and co-workers using their email address books and our email tools than they can using traditional offline methods;

  •
  personalized websites, email solicitations and other personalized messages help create greater affinity between potential donors and the cause they are asked to support;

  •
  our online donation tools are easy to use, encouraging donors to give at the time of solicitation and at a moment when they are emotionally connected to the cause; and

  •
  timely recognition and feedback, such as thanks and progress reports, motivate volunteers and encourage repeat gifts from donors.

        Because our software tools are designed specifically for use by nonprofit organizations, our customers are able to easily integrate Kintera Sphere into their existing workflow and processes. This ease of integration enables nonprofit organizations to establish online giving as a new source of donations that adds to existing fundraising efforts.

  Our Software-as-a-Service Model Reduces Fundraising Costs

        By offering our software as a service, we provide a flexible solution that meets the needs of our customers and minimizes their implementation and maintenance costs. In exchange for a monthly service fee, our customers receive access to Kintera Sphere's specialized nonprofit applications via the Internet. Customers can reduce their upfront implementation costs and match the cost of our services with their event donations by paying for our service, in part, with transaction-based fees. Because we host and manage our software, customers can reduce or eliminate the difficulty and expense of software and hardware installations, upgrades and technical support. Kintera Sphere's frequent product updates are available automatically when customers access our software, and we provide troubleshooting, customer support and training.

        Kintera Sphere is cost-effective for our customers because it is a shared, multi-customer software service. We maintain our software, hardware and transaction processing in redundant but centralized locations. By sharing the costs of our infrastructure and support, customers receive more favorable rates than would be possible if we provided packaged software or customized, individually-hosted solutions. We believe that under this model we automate many of the more time-consuming services of a nonprofit organization's information technology department. We offer an outsourced solution for critical but expensive needs such as security, redundancy and scale as well as provide 24/7 support for employees, volunteers and donors.

  Scalable Transaction Engine Improves and Simplifies Payment Processing

        Kintera Sphere incorporates an integrated transaction processing engine that enables donors to make donations and purchases through simple secure online transactions. Kintera accepts all major credit cards, PayPal, the Automated Clearing House network (ACH) and 32 currencies. When a donor makes a donation or purchase on a website powered by Kintera Sphere, we typically collect the payment and related information, clear the transaction, provide a receipt to the donor and remit the funds to the nonprofit organization net of any credit card or other payment method fees and a Kintera transaction fee. Donor data generated from online transactions is automatically integrated into the nonprofit organization's database using our contact management tools. Because we process a significant volume of transactions, we are typically able to secure lower credit card transaction fees and more enhanced account services for our clients than would be possible for them on a stand-alone basis. Our payment processing services also include 24/7 access to financial networks, collection of donations paid by check to lock boxes, account reconciliation, multiple layers of security and database management. These services are complex to establish and expensive to maintain, particularly for smaller nonprofit organizations or local branches of large organizations that experience lower or intermittent transaction volumes.

  Powerful Database Software Enhances Data Analysis, Collection and Management

        Prior to implementing Kintera Sphere, many of our customers maintained multiple isolated databases that supported a range of fundraising and other activities. These separate databases make data collection and analysis difficult. Kintera Sphere enables automated data collection through volunteer and donor data entry and real-time tracking of their activities, eliminating cumbersome and inaccurate manual processes. Kintera Sphere aggregates the collected data in a sophisticated, comprehensive database. Using our reporting tools, nonprofit organizations and their volunteers are able to access the database for fundraising and other activities that support the organization's cause. Because data collected by Kintera Sphere is stored in a central database, we believe our customers are able to more effectively analyze the success of their fundraising operations, and active campaigns can be monitored and managed on a day-to-day basis.

Kintera Strategy

        Our objective is to be the leading provider of software that enables nonprofit organizations to use the Internet to fulfill their missions. Key elements of our current strategy include:

  Grow Our Customer Base In All Sectors

        We plan to expand our customer base and enhance our market position by leveraging our existing customer base and allocating increased resources to our sales, marketing and business development functions. We have established a strong presence in key sectors such as health and human services because these organizations often sponsor walk-a-thons and other events that can be managed with Kintera Sphere. We intend to continue to expand our customer base in these sectors by selling solutions for specific fundraising events to both local chapters and national nonprofit organizations. Within the health and human services sectors, we have established relationships with national nonprofit organizations such as the American Cancer Society, American Heart Association and American Lung Association, and we intend to establish relationships with as many more national nonprofit organizations as possible. Once national nonprofit organizations adopt Kintera Sphere event tools, we believe we will be able to introduce our solutions to local chapters more quickly than if we approached each chapter individually.

        We plan to increase our customer base in other sectors of the nonprofit industry as well. We intend to continue to develop sector-specific software tools and features. In each sector that we target, we will seek to establish and leverage relationships with nationally-recognized nonprofit organizations because they validate our solution and assist us in increasing awareness and acceptance of online fundraising solutions.

  Expand Existing Customer Relationships

        We plan to increase our revenues from our existing customers by persuading them to increase both the number of Kintera Sphere tools they use and the frequency with which they use them. Once a nonprofit organization has used our software to improve the results of a special event or advocacy campaign, we believe it improves our ability to sell that organization a full suite of Kintera Sphere solutions. We also plan to expand our relationships with existing customers by increasing the number of local chapters that use our solution. We will aggressively seek to establish relationships with these organizations at the national level if such a relationship does not already exist.

  Achieve Economies of Scale From Our Software-as-a-Service Business Model

        Our software-as-as-service business model enables us to quickly and cost-effectively implement solutions across our customer base. We believe that this business model is capable of achieving significant economies of scale. We expect that adding customers will require minimal investment in software development and hardware infrastructure, and that the incremental customer service expense per customer will be modest. We believe this business model will result in strong operating margins if we expand our customer base in accordance with our expectations.

  Expand the Features and Functionality of Kintera Sphere

        We plan to maintain the advantage that we have achieved through first-to-market innovations by continuing to expand our suite of software tools. We believe that our strong relationships with leading nonprofit organizations give us an advantage in identifying evolving needs across the nonprofit industry. We intend to address the evolving needs of nonprofit organizations, employees, volunteers and donors by updating and expanding the features and functionality of existing applications, as well as by introducing new applications.

  Continue to Innovate and Develop Intellectual Property

        We intend to continue to invest in developing new technologies that will increase the performance, reliability, scalability and functionality of Kintera Sphere. We believe that early, customer-driven technological leadership can translate into market leadership and that our existing proprietary software and technologies can form the foundation for a wide range of Internet-based services for nonprofit organizations. We currently have one issued patent and 15 patent applications pending that relate to our Kintera Sphere applications such as database architecture, competitive fundraising, Friends Asking Friends, Honor Roll, Volunteer Interactive Pyramid and personalized tribute cards. We intend to continue to diligently pursue patent protection for the technologies that we develop to enhance and protect our position as a technology and innovation leader in our market. We believe that continued technology developments are important in our efforts to expand our market share, retain existing customers and acquire new customers.

  Pursue Strategic Alliances and Acquisitions

        We expect that strategic alliances and acquisitions will remain an important part of our business strategy. We seek to establish partnerships with companies that provide services to the nonprofit industry, such as consultants, educators, publishers, financial service providers, web developers, complementary technology providers and data providers. These companies promote our solutions to nonprofit organizations and provide us access to new customers. We believe that references from strategic partners are one of the most effective tools available to us to approach prospective clients and close sales.

        Acquisitions have been an important part of our development to date. We have acquired and plan to continue to acquire companies which provide us with proprietary technology, access to key accounts or personnel with significant experience in the nonprofit industry. We carefully evaluate potential acquisitions to ensure that acquired technology, customer accounts and personnel can be integrated into Kintera and our Kintera Sphere system. In our acquisitions to date, we have successfully retained key technical, sales and marketing employees with significant experience and contacts in the nonprofit industry. We believe that our rapid software development and the strength of our software solutions make us an attractive suitor for other service providers to nonprofit organizations.

Kintera Sphere

        Kintera Sphere provides a suite of software tools that helps nonprofit organizations use the Internet to enhance their fundraising efforts and community-building initiatives. Kintera Sphere's software system easily integrates with most existing email programs and other applications used by nonprofit organizations.

        Overall online donations using Kintera Sphere have increased dramatically from 2002 to 2003. The table below illustrates our monthly online amounts processed from January 2002 to September 2003.

Monthly Online Donations Volume

January 2002 through September 2003

	2002	2003
January	$68,834	$865,998
February	165,470	2,246,847
March	267,208	4,637,847
April	815,788	4,773,169
May	794,484	4,440,636
June	326,857	3,386,013
July	714,868	3,537,225
August	903,546	5,255,094
September	1,838,520	9,462,905

Total for the nine months ended September 30	$5,895,575	$38,605,734

October	1,845,833
November	710,961
December	594,142

Total for the year ended December 31, 2002	$9,046,511

        Kintera Sphere's Features Include Content Management, Contact Management, Communication, Reporting, Commerce and Community

        Content Management.    Kintera Sphere's content management tools enable nonprofit organizations to create and manage websites optimized for community-building and fundraising. Organizations can add new functionality to an existing website while maintaining the site's "look and feel" or they can create new, customized websites that meet their specific needs. These websites are integrated with our Kintera Sphere database, enabling nonprofit organizations to personalize content viewed by users. Content can be segmented based on a range of criteria, including previous usage patterns, user requests, demographic profiles and prior donation history to increase the donor's affinity with the nonprofit organization and its cause. Kintera Sphere also enables volunteers and donors to create personalized content, receive progress reports and obtain continuously updated information on their web pages. Volunteers and donors return to websites repeatedly to see who donated and how much, and to track volunteers' progress towards fundraising goals. We believe the use of personalized web pages, particularly in conjunction with our market segment tracking, creates effective content-based communities.

        Contact Management.    Nonprofit organizations use our contact management tools to track the activities of and manage communications with their volunteers, prospects and donors. We provide a comprehensive set of customer relationship management tools that build user profiles by tracking content viewing and preferences, website usage patterns, event attendance and transactional activities.

        Our contact management tools enable nonprofit organizations to:

  •
  send targeted email messages with links to customized web pages to specific groups within their databases;

  •
  integrate email campaigns with direct mail and other fundraising methods;

  •
  effectively manage their contact databases;

  •
  monitor gift history and communications;

  •
  monitor email receipt and click-through rates;

  •
  monitor all communications or meetings;

  •
  deliver information on upcoming events;

  •
  deliver highly targeted and personalized content; and

  •
  research their databases to evaluate key traits about their donors.

        Communication.    Our communications tools enable nonprofit organizations and their volunteers to improve the efficiency and impact of their communications. We automate and simplify many of the tasks required to manage enterprise-wide or individual email campaigns. Users are able to query and sort large address book files, select people they would like to contact or solicit, send recipients personalized email and track responses. When a donor makes a gift, our tools automatically generate and send a thank you email and tax receipt to the donor and notify the volunteer that a gift has been made.

        We have developed specific tools for managing the preparation, targeting and distribution of electronic newsletters, an important tool for keeping volunteers and donors engaged in an organization's cause. We also provide tools that manage high volume email distributions that often strain customers' technology and bandwidth resources.

        Reporting.    Using our integrated software platform, nonprofit organizations can access an online reporting system that delivers extensive, real-time information such as account information status, website visitation metrics, member profiles and donation data. Using intuitive interfaces, nonprofit organizations can generate a variety of standard and customized reports on individual donors and campaigns or on a composite of donors or campaigns. Kintera Sphere can also export data for extensive analytics, and we provide benchmarking data as part of our service.

        Commerce.    Our commerce applications enable nonprofit organizations to capture additional value from their members, volunteers and donors. Our software can be used to collect donations, sell products and services, run online stores, provide membership and benefit centers, manage event registration and offer tribute cards.

        Community.    Our community tools coordinate users' interaction with our content, communication, database and other tools. When a user logs on to a website using Kintera, that user's role or status in the organization determines which data, tools, features and content they are able to access. Community tools also track the activity of employees, volunteers and donors. Information regarding activities such as online transactions, email usage and content viewing are stored in the Kintera Sphere database, allowing our customers to effectively manage the workflow of their nonprofit organizations.

  How Nonprofit Organizations Use Kintera Sphere

        Nonprofit organizations use Kintera Sphere tools to manage special events, organize individuals, advocate causes, raise major gifts, deliver services and programs and execute personalized direct marketing campaigns.

  Special Events and Advocacy

                Special Events.    Many of our customers use Kintera Sphere to manage and improve the effectiveness of fundraising events such as walk-a-thons, running events, golf outings and gala fundraisers. To launch an event using Kintera Sphere, nonprofit organizations typically begin by using our content management tools to build a comprehensive website dedicated to the event. This website is managed using our software and is integrated with the Kintera Sphere database.

        Using the Internet, volunteers participating in the event access our software tools to build personal or team websites. These websites serve as a personal intranet for each volunteer and are their primary tool for soliciting donations, tracking funds raised and monitoring progress to goal. Our Friends Asking Friends solicitation program bundles a number of Kintera Sphere's most important tools to make it easier for volunteers to use the Internet to raise money. Volunteers can add or import their contacts from Microsoft Outlook or other popular email programs to their personal intranet and send personalized emails to friends, family and co-workers to solicit funds for the cause. Using Friends Asking Friends, volunteers can solicit many more people over greater distances far more quickly than they could when relying on in-person, telephonic or mail solicitations.

        Between January 1 and October 16, 2003, our tracking data showed that volunteers using our Friends Asking Friends tool achieved the following fundraising results in 2,168 events:

Average emails sent per volunteer:	27.2
Average number of donations received:	7.7
Number of donations as a % of emails sent:	28.3%
Average donation size:	$59.09
Average amount of donations raised per volunteer:	$454.99

        The graphics below illustrate what we believe is a typical process for special event based fundraising that uses Kintera Sphere. The data below depicts the average daily non-cumulative online donations we processed in 12 of the larger single-day campaigns conducted by our customers in 2003. In typical online fundraising campaigns for special events, the campaign gains momentum as the supporting community of volunteers send more emails and donors make more donations. The data also reflects higher levels of donations throughout the five day workweek, suggesting that more donors give online from the workplace than from home.

$ $ $ $ $ $ $ $ $ $	217 229 398 268 220 193 193 273 265 338	$ $ $ $ $ $ $ $ $ $	359 1,090 764 705 436 523 877 682 426 480	$ $ $ $ $ $ $ $ $ $	786 838 933 1,195 1,395 911 701 1,239 986 1,003	$ $ $ $ $ $ $ $ $ $	1,092 1,281 936 671 1,380 1,581 1,687 1,919 2,007 1,374	$ $ $ $ $ $ $ $ $ $	922 1,600 2,062 1,722 2,597 2,381 1,689 1,393 2,527 2,653	$ $ $ $ $ $ $ $ $ $	2,712 3,551 3,920 2,525 2,361 4,092 3,861 4,733 6,333 5,666	$ $ $ $ $ $ $ $ $ $	3,126 2,811 4,925 5,378 5,791 7,318 6,689 4,248 3,897 7,773	$ $ $ $ $ $ $ $ $ $	8,394 7,864 10,322 8,702 5,634 6,338 10,295 9,463 10,324 11,388	$ $ $ $ $ $ $ $ $ $	8,483 5,171 4,588 9,927 11,659 12,040 13,021 14,163 7,392 7,962	$ $ $ $ $ $ $ $ $ $	17,405 19,596 21,251 22,432 25,280 16,074 7,064 8,648 2,828 1,998

        Once a solicitation has been made, our tools make it easy for the donor to visit the volunteer's website and make a secure donation. When a donor completes a gift transaction, both the donor and the volunteer receive a thank you email within minutes. In the process of making a donation, the donor typically enters personal data that can be tracked by the nonprofit organization, using our contact management tools, to increase the effectiveness of its future fundraising campaigns. Nonprofit organizations can also leverage data within a fundraising campaign to increase donations using a Kintera Sphere feature called Honor Roll. This feature posts recent donations on a scrolling list on the volunteer's personal website, providing donor recognition and creating peer pressure when potential donors visit the site. The ability of nonprofit organizations to recognize and thank both donors and the volunteers who solicited the funds, often within minutes of a donation being made, heightens the connection between the nonprofit organization and its community members. Volunteers are gratified by the attention and motivated to raise more money. Donors feel a stronger affinity to the nonprofit organization and its cause and are encouraged to donate again.

        Our events tools include:

Kintera Thon	•	Provides participants of charity walk-a-thons, running events, bike-a-thons and similar events with an interactive, automated way to solicit and collect donations from friends, family and co-workers.
	•	Friends Asking Friends program automates much of the solicitation process, motivating volunteers to send more solicitations to potential donors.

Kintera Gala	•
Allows the event planner to manage the sale of tables at gala events such as dinners, banquets, cocktail parties and luncheons. Assists in filling tables at the event and increasing the prominence of attendees.
	•	Enables nonprofit organizations to create customized invitations and websites, send reminder emails, provide online ticketing and manage the activities of volunteers.
	•	Auction feature enables nonprofit organizations to display the silent auction items before the event, start the bidding and close out items not purchased at the event.

Kintera Golf	•	Enables nonprofit organizations to host convenient and fun golf events.
	•	Nonprofit organizations can auction the right to golf with celebrities, increase competition by challenging friends through the Closest to the Pin feature and buy mulligans to use during the event.

Memorial and Tribute	•	Enables donors to send a printed or email card in memory or in honor of someone or to commemorate a special occasion.
	•	Creates and displays the personalized message, as well as processing the donation, printing and mailing of the print or email card.

                Advocacy.    Nonprofit organizations focused on advocacy can use the same tools to increase awareness of their causes and influence public opinion. Kintera Sphere provides online tools to allow these volunteers to reach out to key elected officials, voice their opinion, track progress and organize supporters to attend an event. Individuals can find elected officials in their area and send cause-oriented emails or faxes using our advocacy tools.

  Major Gifts

        Through the use of Kintera Volunteer Interactive Pyramid, or Kintera VIP, nonprofit organizations can enhance the management and therefore effectiveness of their major gift officers and their volunteers. Kintera VIP automates the existing phone and paper-based solicitation practices of major gift campaigns and eliminates many inherent redundancies and inefficiencies in the current manual processes. Campaign managers use Kintera VIP to interact with and monitor the performance of employees and volunteers.

        The campaign manager will typically distribute a list of donor prospects to volunteers through password protected websites, who can then request which of the potential donors they want to pursue. Volunteers can quickly and easily communicate this information back to the campaign manager by completing web based forms and entering the data into a shared database. The campaign manager selects the best employee or volunteer for particular prospects and provides additional information to the employee or volunteers about their specific prospects to enhance the solicitors' knowledge about the prospect. Kintera VIP provides easy to use web-based tools for the employees and volunteers to report the status of their efforts with each potential donor to the campaign manager and other employees and volunteers involved in the campaign. Based on these status reports, employees and volunteers receive regular email communications from the campaign manager providing links back to the campaign website for additional data about the progress of the campaign. This data and real-time feedback educates and motivates the employees and volunteers, and provides for updated interactions with prospects.

  Services and Programs

        Through the use of Kintera Sphere, nonprofit organizations can provide their members and volunteers with services, information, exclusive benefits and networking opportunities. These organizations can use Kintera Sphere's contact management tools to enable members and volunteers to build relationships and communicate with one another online. Using Kintera Sphere's content management tools, a nonprofit organization can deliver personalized content to viewers based on membership level, type of content viewed on prior visits to the website, log-in information and other criteria. These websites can also include a member calendar, member benefits including discounts at the online store, continuing education course registration, credit tracking and certification processing, interactive jobsites with resume-posting functions, collaborative document sharing and other networking areas.

  Personalized and Targeted Direct Marketing Campaigns

        Kintera Sphere enables nonprofit organizations to strategically integrate existing direct mail, telemarketing and communications programs with their email and website to maximize fundraising effectiveness. Kintera Sphere's communication and contact management tools enable nonprofit organizations and their volunteers to effectively manage email campaigns and publish e-newsletters using personalization and market segmentation. Key content in an email or web page can be tagged, allowing organizations to track content viewed and build a profile of their interests. Future content delivered to the consumer can be based on these prior identified areas of interest. Alternatively, consumers can select areas of interest. This information is stored in their contact record to define future content delivered to them. By designing effective communications, nonprofit organizations can acquire and renew donors or members and minimize fundraising costs. In addition, by using Kintera Sphere for their direct marketing campaigns, nonprofit organizations can analyze the results of such campaigns to learn about the behavior and interests of their donors and improve the effectiveness of future campaigns.

Customers

        Since launching our services in the first quarter of 2001, we have signed contracts with over 500 nonprofit organizations. Our customers include both national and local health organizations, educational institutions, religious institutions, professional associations, political organizations, civic organizations and other charities, at both a local and national level, many of which have hundreds of chapters or divisions. The following is a representative list of our nonprofit organization customers that either have a fixed contract value of at least $25,000 or are a customer with whom we currently have open contracts with more than one local chapter:

AIDS Walk
ALS Association (Lou Gehrig's Disease)
Alzheimer's Association
American Cancer Society
American Heart Association
American Lung Association
Associated Landscape Contractors of America
Big Brothers Big Sisters of America
Canadian Cancer Society, British Columbia
    and Yukon Division
Catholic World Mission
Center for American Progress
Church World Service
Community Health Care
Dana-Farber Cancer Institute (Harvard Medical School)
Girl Scouts Council of Hawaii
Institute of Molecular Medicine (UCSD)
International Fund for Animal Welfare
International Rescue Committee	Junior Achievement National
Junior League of Boston
National Call to Action Children's Center
National Multiple Sclerosis Society
Network of Indian Professionals
Parkinson Alliance
People for the American Way
Special Olympics
Susan G. Komen National Race for the Cure
The Association for Cure of Cancer of the Prostate
The National Children's Advocacy Center
The Rock/Miles Ahead Crusade
The Salvation Army - Southern Territory - Texas Division
United Jewish Federation of Greater Toronto
US Fund for UNICEF
Whitman Walker Clinic
Wireless Consumers Alliance
YWCA

        A small group of nonprofit organizations in each fiscal period generally accounts for a large portion of our revenues. The significance of a particular customer or group of customers in a given period will depend on the nature and size of their fundraising events in that period as well as the scope of their use of Kintera Sphere. In the nine months ended September 30, 2003, our top 10 customers accounted for approximately 57% of our total revenues. In particular, American Heart Association accounted for 14% and 20% of our revenues for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively.

Sales and Marketing

        We sell our software services primarily through our direct sales force, with sales professionals located at our headquarters in San Diego and in metropolitan areas throughout the United States. Our sales force consists of two teams, a team focused on smaller customers typically at a local level and a team focused on major accounts both locally and nationally. As of September 30, 2003, our total sales, marketing and customer support organization consisted of 78 employees. We intend to increase the headcount in both of these sales groups and to locate sales personnel in additional metropolitan areas.

        Our sales efforts for major accounts typically target large nationally recognized organizations. We deploy a multi-disciplined sales team consisting of sales, technical and support professionals that can address all aspects of Kintera Sphere and its integration into a nonprofit organization's workflow and fundraising or service efforts. Our senior management also takes an active role in these sales efforts. To enhance our opportunities for increased sales to major accounts, we often rely on references from existing customers or develop a pilot or custom demonstration.

        In selling to smaller customers, we typically target nonprofit organizations in need of an event solution or other point solution. This sales force makes extensive use of email and telemarketing to identify potential customers with such needs. In many cases, our small customers are independent chapters affiliated with larger nonprofit organizations. We believe the sale of event or point solutions is an extremely effective method for introducing Kintera Sphere to small customers who may develop into major accounts. Occasionally, this sales force sells more extensive solutions to smaller customers. As part of our growth strategy, we continually seek to expand small event contracts into large enterprise-wide contracts. The account managers are a critical part of this process.

        We complement our direct sales force through relationships with third parties, such as consultants, publishers, and financial service providers. We also maintain relationships with a number of complementary businesses focused on direct marketing, donor database management and integration, event production and planning, public relations and web development for nonprofit organizations. These businesses use Kintera Sphere to enhance the quality and range of the services they provide to nonprofit organizations while remaining focused on their core strengths. For example, web developers can use our content management system to quickly develop websites for nonprofit organizations without relying on expensive, individually hosted content management systems designed for other industries. As a result, these web developers can focus more of their resources on qualitative and customer-specific issues. We typically provide compensation to these third parties in the form of commissions based upon the revenues that they generate.

        To support our sales efforts and to increase awareness of Kintera, we conduct various marketing programs aimed at nonprofit organizations. We also leverage Masterplanner, our comprehensive print and online calendar available in New York, Los Angeles and San Diego for planning, attending or providing services for fundraising, corporate and social events. Masterplanner subscribers receive publications listing the upcoming year of events, openings, and major events and online access to Masterplanner's searchable daily updated database and historical event archives. In cities where Masterplanner is not available, we provide online tools to allow event planners to publish their events in an online calendar in partnership with many local print publications to generate leads for Kintera. We also engage in public relations, print advertisements, online advertisements, trade shows, speaking engagements and ongoing customer communications.

Strategic Relationships

        Our strategic relationships are an important part of both our sales and marketing strategies. We have established relationships with a variety of businesses serving the nonprofit industry in order to increase awareness of our solutions and increase our access to decision-makers within nonprofit organizations. We believe these relationships enable us and our partners to deliver comprehensive services and resources to our target customers.

        We have also established relationships with a number of consulting firms who focus on the nonprofit industry. For example, we recently entered into a strategic relationship with Marts & Lundy, a national consulting firm focused on prominent organizations within the nonprofit industry, under which we will jointly service nonprofit organizations who are engaged in major gift campaigns. These consultants are typically retained by nonprofit organizations to evaluate, create, implement and manage fundraising campaigns. Using Kintera Sphere in these engagements enables our partners to more effectively implement and manage projects from grassroots fundraising to major gifts and capital campaigns. Moreover, successful engagements with these consulting firms can result in our ability to achieve ongoing customer relationships with the nonprofit organizations they serve.

        In addition, we have received contracts for technology grants and sponsorship funding from corporate sponsors, including VISA and MasterCard, and advertising inventory from media publications. Our relationships with VISA and MasterCard enable us to decrease the costs incurred by the nonprofit organization when moving to our web-based solution. We also work with financial services firms, such as private banking groups of major brokerage firms, to increase their clients' awareness of opportunities for using Kintera solutions to leverage their charitable giving.

Customer Service

        Each of our clients is assigned an account manager who has experience with fundraising, donor management and Internet marketing for nonprofit organizations. Account managers work with our customers to launch the online component of each initiative, implement email campaigns and encourage the use of other Kintera Sphere tools. As customer service representatives educate clients regarding the full range of Kintera Sphere services, they are often involved in upgrading these clients to larger, more comprehensive contracts. Our help desk and web-based support system are available to our customers on a 24/7 basis and are staffed with experienced technical support engineers. We utilize a customized software application for tracking support issues and a state of the art call routing technology to ensure timely responses to customer issues. Our training staff provides general purpose online continuing educational programs to our strategic partners and staff of our customers as well as customer-specific online and in-person educational alternatives.

System Architecture

        The following figure depicts the architecture of Kintera Sphere:

        Sphere Database and Data Access Layer.    Fundamental to the Kintera Sphere system is a database that stores all client, volunteer and donor data under a unified data model. Our data model allows us to rapidly add new business objects and provide intuitive analysis and reporting both from within Kintera Sphere and via third-party applications. Our system's proprietary data access layer is designed to process large volumes of simultaneous, time-critical transactions while serving as a reliable conduit for a broad range of applications.

        Business Objects and Backend Servers.    Kintera Sphere's back office and consumer facing applications are built on a services-oriented architecture that utilizes a pool of business objects to perform intensive tasks such as bulk email distributions, payment processing and content distribution. Since our applications utilize shared functions, we have designed these business objects to facilitate rapid implementation of new applications. In order to manage processor intensive activities, dedicated back-end servers execute certain business objects.

        Web Services and Tools.    Nonprofit organizations, their service providers and their vendors can elect to use certain Kintera Sphere tools in conjunction with their existing systems. Service providers can also create interactive, content-managed websites for their customers using our content management tools.

        Software-as-a-Service Operations.    We have a scalable infrastructure of hosting facilities, network infrastructure, hardware platforms, software platforms and software architecture designed to provide 24/7 availability, subject to scheduled downtimes. We use advanced, commercially available servers configured in a load-balanced arrangement with hardware switches to provide for local load-balancing and rapid failover to backup data centers. Our sites have redundancy for power outage with redundant UPS battery banks and a replenishable power generator. Our databases are clustered with a storage area network.

        Monitoring and maintaining the security and privacy of both our data and the customer data stored on our systems is a critical priority, and we devote substantial resources to our security efforts. Multiple layers of security for our applications and data are maintained by a team of network and security professionals. We limit physical access to our computer systems and keep the web servers and associated equipment in secure commercial co-location facilities. We also employ standard and advanced network techniques including redundant firewalls, VLANs, and NT and Unix user authentication services. Our load balancers also have inherent security features, and all of our data is encrypted. We utilize SSL encryption and certificate services for communicating potentially sensitive data over the Internet.

Payment Processing

        Kintera Sphere offers payment processing capabilities that enable consumers to make donations and purchase goods and services using numerous payment options through secure online transactions. Credit card transactions are processed with automatic failover through redundant paths, including redundant frame relay lines to separate payment processors. In addition, an Internet gateway is available as an alternate backup mechanism to maintain transaction processing, and we have retained the capability to batch transactions for future processing in the event of backup failure. These layers of redundancy offer high levels of reliability for large-scale online fundraising. We are able to process online checking transactions through ACH and are integrated with PayPal. We accept all major credit cards and 32 currencies, and provide the specific government-required receipts to donors. Once the donor's credit card is charged for the amount of the donation and we have deducted fees owed to us by the customer, the net amount of the donation is delivered to the customer.

Competition

        The market for our products and services is fragmented, competitive and rapidly evolving, and there are limited barriers to entry for some aspects of this market. As a result, we expect to encounter new and evolving competition as this market becomes aware of the advantages of online communities for fundraising programs and services. We mainly face competition from four sources:

  •
  traditional fundraising methods;

  •
  custom-developed solutions;

  •
  companies that offer specialized software designed to address needs of businesses across a variety of industries; and

  •
  companies that offer integrated software solutions designed to address the needs of nonprofit organizations.

        We compete with the traditional methods of fundraising and membership service delivery to which volunteers and staff of nonprofit organizations are accustomed. We believe we compete successfully against traditional methods of fundraising and membership service delivery because such methods are more costly and less efficient than our solutions. We also compete with custom-developed solutions for online giving and other online communities created either by the technical staff of the nonprofit organization or outside custom service providers. In many cases, building a custom solution requires a nonprofit organization to deploy extensive financial and technical resources. Often, the legacy database and software system were not designed to support the advanced needs of the Internet and the legacy system ultimately does not meet the customers' needs. Also, because we sell our software as a service, we believe it provides a more flexible solution that meets the needs of customers and minimizes their upfront and ongoing costs and reduces the need for technical support at the nonprofit organization.

        We face competition from companies that offer specialized software designed to address the needs of businesses across a variety of industries, such as content or contact management software programs, e-commerce solutions and other products that compete with a portion of our unified service offerings. We believe that we compete successfully against these companies because Kintera Sphere provides highly innovative features that have been optimized for the workflow of nonprofit organizations and provide a fully unified, database driven system. Finally, there are other companies that offer integrated software solutions designed to address the needs of nonprofit organizations. We believe that we compete effectively against these companies due to our technically advanced product, our track record with leading nonprofit organizations and our reputation for being the innovator in the field.

        We believe that the principal competitive factors in our market include service features, integration, reliability, security, price, ease of use, installation, maintenance and upgrades. We believe that we compete favorably with respect to all of these factors.

Proprietary Rights

        Our success and ability to compete depend in part on our internally developed technology and software applications. We rely on patent, trademark, copyright and trade secret laws and restrictions in the United States and other jurisdictions, together with contractual restrictions, to protect our proprietary rights. We typically enter into confidentiality and invention agreements with our employees and contractors, and nondisclosure agreements with our customers and strategic partners to limit access to and distribution and disclosure of our proprietary information. We currently have 15 patent applications pending relating to Kintera Sphere applications such as database architecture, competitive fundraising, Friends Asking Friends, Honor Roll, Volunteer Interactive Pyramid and personalized tribute cards. In addition, we have an issued patent for our Awareness Quiz feature. We own federal trademark registrations for Kintera and Friends Asking Friends, and we have a perpetual right to use Donate with Confidence without any future payment obligations pursuant to an agreement with T. Rowe Price under which we sold ownership of that trademark.

Facilities

        We lease approximately 8,941 square feet in San Diego, California, for our corporate headquarters and principal offices. We also lease space in New York, New York, Pittsburgh, Pennsylvania and Poolesville, Maryland.

Employees

        As of September 30, 2003, Kintera had 147 employees, including 13 in finance/administration, 78 in sales, marketing and customer support, and 56 in product development and support. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Legal Proceedings

        From time to time, we may be involved in litigation relating to claims arising out of our operations. As of the date of this prospectus, we are not a party to any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors, Executive Officers and Key Employees

        The following table provides information concerning the name, age, position and brief account of the business experience of each of our directors, executive officers and key employees as of September 30, 2003:

Name	Age	Position(s)
Directors and Executive Officers
Harry E. Gruber, M.D.	51	President, Chief Executive Officer and Chairman of the Board of Directors
Dennis N. Berman	52	Executive Vice President, Corporate Development and Vice Chairman of the Board of Directors
Allen B. Gruber, M.D.	47	Executive Vice President, Operations and Director
Jeane Chen, Ph.D.	44	Executive Vice President, Engineering
James A. Rotherham, C.P.A.	38	Chief Financial Officer
Hector Garcia-Molina, Ph.D. (2)(3)	49	Director
Alfred R. Berkeley III (1)(3)	59	Director
Philip Heasley (1)(3)	54	Director
Deborah D. Rieman, Ph.D. (2)(3)	53	Director
Robert J. Korzeniewski, C.P.A. (1)(2)	45	Director
Key Employees
Jeffrey Kuligowski	37	Senior Vice President, Sales
Steven Klein	40	Vice President, Business Development
Julie Schwartz	37	Vice President, Product Management
Ephraim Feig, Ph.D.	55	Chief Technology Officer and Chief Marketing Officer
Michael Rahman	39	Vice President and Chief Patent Officer
Lance Hollander	33	Vice President, Web Services

(1)
Member of audit committee.

(2)
Member of compensation committee.

(3)
Member of nominating and corporate governance committee.

Directors and Executive Officers

        Harry E. Gruber, M.D., co-founded Kintera and has served as our President, Chief Executive Officer and Chairman of the Board of Directors since 2000. Prior to founding Kintera, Dr. Gruber co-founded INTERVU Inc., a publicly held Internet video and audio delivery company, where he served as the Chief Executive Officer from 1995 to 2000, and which was acquired by Akamai Technologies, Inc. in 2000. In 1986, Dr. Gruber founded Gensia Pharmaceuticals, Inc. (now known as SICOR Inc. which has agreed to an acquisition by Teva Pharmaceutical Industries Ltd.) and served as the Vice President, Research of the publicly held biotechnology firm from its inception until 1995. Dr. Gruber was also the founder of two additional public companies: Aramed, Inc., a central nervous system drug discovery company, and Viagene, Inc., a gene therapy company, which was acquired by Chiron Corporation. After completing his training in Internal Medicine, Rheumatology and Biochemical Genetics, Dr. Gruber served on the faculty at the University of California, San Diego from 1977 until 1986. In addition to serving as Chairman of the Board of Directors of Kintera, Dr. Gruber currently is a member of the Board of Overseers of the School of Arts and Sciences of the University of Pennsylvania, a member of the University of Pennsylvania Medical School Medical Alumni Leadership Council, a board member of the San Diego Regional Chamber of Commerce Foundation, High Tech High, San Diego and an advisory board member of KPBS and previously served on the UCSD Foundation Board of Directors where he headed the development committee. He is the author of over 100 original scientific articles and an inventor of 33 issued and numerous pending patents. Dr. Gruber holds a B.A. and an M.D. from the University of Pennsylvania.

        Dennis N. Berman co-founded Kintera and has served as our Executive Vice President, Corporate Development and Vice Chairman of the Board of Directors since 2000. Prior to founding Kintera, Mr. Berman was Vice President of Corporate Development of INTERVU Inc. from 1999 to 2000, where he oversaw strategic alliances and financings. From 1978 to 1985, Mr. Berman was a law partner and law associate of Fred Adler, a New York City venture capitalist. He has represented technology companies, venture capitalists and underwriters in numerous public and private equity financings. In addition, he has represented national nonprofit organizations in numerous financings. Mr. Berman holds a B.A. from the University of Pennsylvania and a B.S. from The Wharton School at the University of Pennsylvania. Mr. Berman also holds a General Course Certificate from the London School of Economics and received his J.D. from Harvard Law School.

        Allen B. Gruber, M.D., co-founded Kintera and served as Kintera's initial President. Dr. Gruber has served as Executive Vice President, Operations and a director of Kintera since 2000. Prior to founding Kintera, Dr. Gruber was a practicing physician specializing in Neurology from 1989 to 1999. Dr. Gruber was also the initial seed investor in INTERVU Inc. and served as a member of its Board of Directors from 1995 until 1996. Dr. Gruber is board certified by the American Board of Neurology and Psychiatry (Neurology) and has served on the faculty of the University of Texas Health Science Center in San Antonio, Texas. Dr. Gruber worked with the Muscular Dystrophy Association as a Clinic Director and volunteer and has held various positions with hospitals and health insurance companies. He is on the Board of Directors of the National Multiple Sclerosis Society in San Diego, California and is a member of Institute of Electrical and Electronics Engineers and the American Academy of Neurology. Dr. Gruber holds a B.A. from the University of Pennsylvania and received his M.D. from the University of Pennsylvania.

        Jeane Chen, Ph.D., joined Kintera as Executive Vice President, Engineering in 2000. Prior to joining Kintera, Dr. Chen was employed at IBM from 1982 until 2000, where she last held the position of Program Director of Interactive Media in the IBM Software Group and was in charge of software development for the Internet and digital television. During her tenure at IBM, Dr. Chen was in charge of IBM's development and research efforts in China from 1995 to 1997. Dr. Chen has published 30 technical articles and has over 30 issued and pending patents. She has conducted pioneering work on packet switching architecture and algorithms that serve as the foundation for the modern Internet backbone. Dr. Chen holds a B.S. from National Chiao-Tung University in Taiwan and received her Ph.D. in Electrical Engineering from Columbia University.

        James A. Rotherham, C.P.A., joined Kintera as Chief Financial Officer in 2001. Prior to joining Kintera, Mr. Rotherham was Chief Financial Officer of Copiers Now, Inc. from 2000 until 2001. Mr. Rotherham was Chief Financial Officer of Epidemic Marketing, Inc. from 1999 to 2000. Mr. Rotherham was employed by the accounting firm Ernst & Young LLP from 1986 until 1999, where he worked extensively with venture capital-backed companies and public companies in the Internet, software, telecommunications and biotechnology industries. As a Senior Manager at Ernst & Young, Mr. Rotherham worked on numerous public offerings of securities and assisted Ernst & Young's local nonprofit clients. Mr. Rotherham holds a B.S. from The Wharton School at the University of Pennsylvania.

        Hector Garcia-Molina, Ph.D., joined Kintera as a member of our Technical Advisory Board and has served as a Director since September 2003. Dr. Garcia-Molina has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and has served as Chairman of the Department of Computer Science since January 2001. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University. Dr. Garcia-Molina also serves on the board of directors of Oracle Corporation. Dr. Garcia-Molina holds a B.S. in Electrical Engineering from the Instituto Tecnologico de Monterrey, Mexico, and received his M.S. in Electrical Engineering and Ph.D. in Computer Science from Stanford University.

        Alfred R. Berkeley III joined Kintera as a Director in September 2003. Mr. Berkeley was appointed Vice Chairman of the NASDAQ Stock Market, Inc. in July 2000 and served through July 2003. Mr. Berkeley had served as President of NASDAQ from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons, Inc. Most recently, he was Managing Director and Senior Banker in the corporate finance department where he financed computer software and electronic commerce companies. Mr. Berkeley joined Alex. Brown & Sons, Inc. as a research analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as Head of Information Services for the firm. Mr. Berkeley served as a Captain in the United States Air Force from 1968 to 1972. Mr. Berkeley holds a B.A. from the University of Virginia and received his M.B.A. from The Wharton School at the University of Pennsylvania.

        Philip Heasley joined Kintera as a Director in September 2003. From 2000 until 2003, Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank, the credit card subsidiary of Bank One Corp. Prior to joining First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and the last two years as President and Chief Operating Officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley served as Chairman of the Board of Visa USA from 1996 until November 2003 and was a member of the Board of Visa International during the same period. Mr. Heasley also serves as a director of Fidelity National Financial, Inc., Ohio Casualty Corporation, Fair Isaac Corporation and Public Radio International. Mr. Heasley holds a B.A. from Marist College and an M.B.A. from Bernard Baruch Graduate School of Business.

        Deborah D. Rieman, Ph.D., joined Kintera as a Director in September 2003. Dr. Rieman currently manages a private investment fund. From July 1995 to December 1999, Dr. Rieman was the President and Chief Executive Officer of CheckPoint Software Technologies, Inc., an Internet security software company. Prior to joining CheckPoint, Dr. Rieman held various executive and marketing positions with Adobe Systems Inc., a computer software company, Sun Microsystems Inc., a computer networking company, and Xerox Corporation, a diversified electronics manufacturer. Dr. Rieman also serves as a director of Altera Corp., Corning Inc., Keynote Systems, Inc., and Tumbleweed Communications Corporation and Switch and Data Facilities Corp., a privately held company. Dr. Rieman holds a B.A. from Sarah Lawrence College and received her Ph.D. in mathematics from Columbia University.

        Robert J. Korzeniewski, C.P.A., joined Kintera as a Director in September 2003. Mr. Korzeniewski currently serves as Executive Vice President, Corporate and Business Development of VeriSign, Inc., a position he has held since June 2000. From 1996 until 2000, Mr. Korzeniewski served as Chief Financial Officer of Network Solutions, Inc. Prior to joining Network Solutions, Mr. Korzeniewski held various senior financial positions at SAIC from 1987 until 1996. Mr. Korzeniewski also serves as a Director of Talk America Holdings Inc. Mr. Korzeniewski holds a B.S. from Salem State College.

Key Employees

        Jeffrey Kuligowski joined Kintera as Senior Vice President, Sales in 2002. Prior to joining Kintera, Mr. Kuligowski served as a Regional Sales Manager with Convio, Inc., an application service provider for nonprofit organization website development, from 2001 until 2002, where he focused on enterprise software sales in the nonprofit organization sector. From 1994 until 2001, Mr. Kuligowski held senior software sales positions with Oracle Corporation, Sterling Software, and Entrust Technologies. Mr. Kuligowski holds a B.A. and received his M.A. from George Mason University.

        Steven Klein joined Kintera as Vice President, Business Development in 2000. Prior to joining Kintera, Mr. Klein was a founding member of the executive management team of and served as Vice President, Business Development at INTERVU Inc. from 1996 until 2000. From 1988 until 1996, Mr. Klein served in various roles, including New Business Manager, for General Instrument Corporation where he was one of the founders of the SURFboard Program, General Instrument's Internet cable modem technology and product line. Mr. Klein holds a B.S. from the Ohio State University and received his M.B.A. from San Diego State University.

        Julie Schwartz joined Kintera in 2000 as our Director of Product Services and has served as Vice President, Product Management since June 2003. Prior to founding Give Power, Inc., Ms. Schwartz served as Vice President of the Arthritis Foundation, San Diego Chapter from 1996 until 2000. Ms. Schwartz has over 11 years of experience in leadership roles in various national nonprofit health organizations, including the American Heart Association and the March of Dimes. Ms. Schwartz holds a B.S. from Miami University in Ohio.

        Ephraim Feig, Ph.D., joined Kintera as Chief Technology Officer in 2000 and became Chief Marketing Officer in May 2001. Prior to joining Kintera, Dr. Feig was employed at IBM from 1980 until 2000, where he most recently held the positions of Program Director of Emerging Technologies in the Research Division and Program Director of Media Platforms in the Internet Division. Dr. Feig was elected Fellow of the Institute of Electrical and Electronics Engineers for his technical contributions in the field of signal processing and has been issued 17 patents and has more than 15 patent applications pending. Dr. Feig has published more than 100 technical articles in journals and conference proceedings. Dr. Feig has served as an adjunct professor at several universities, including Columbia University, The City College of New York and New York Polytechnic Institute. Dr. Feig holds a B.S. from The City College of New York and received his Ph.D. in Mathematics from the Graduate Center of the City University of New York.

        Michael Rahman joined Kintera as Vice President and Chief Patent Officer in 2000. Prior to joining Kintera, Mr. Rahman served as Patent Counsel at Akamai Technologies from May 2000 until November 2000. Mr. Rahman joined Akamai in May 2000 in connection with the acquisition of INTERVU Inc., where he had been employed from 1999 until 2000 as Director of Patents and Intellectual Property. Prior to joining INTERVU, Mr. Rahman was an associate with the law firm of Howrey and Simon from 1996 until 1999. From 1990 until 1993, Mr. Rahman was employed at IBM as an electrical engineer. Mr. Rahman has been involved in the preparation, filing, prosecution and litigation of over 80 patents and has represented numerous companies with respect to their patents, trademarks, trade secrets and other related matters. Mr. Rahman holds a B.S. and M.S. in Electrical Engineering from Texas A&M University and received his J.D. from the University of North Carolina School of Law.

        Lance Hollander joined Kintera as Vice President of Web Services in 2003 in connection with the acquisition of H2O Networks, Inc. Prior to founding H2O Networks, Inc. in 1999 where he served as Chief Development Officer, Mr. Hollander was Executive Producer and Director of Operations at U.S. Interactive, Inc. from 1997 until 1999 launching websites for clients such as Martha Stewart Living Omnimedia, Inc. and Royal Carribean Cruises Ltd. ASA. From 1995 until 1997, Mr. Hollander was employed as a Senior Producer at Modem Media, a marketing services firm, where he launched websites for numerous companies, including AT&T, Compaq, and Hasbro. Mr. Hollander holds a B.S. from Emerson College.

Executive Officers and Directors

        Currently, all of our directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified. Our officers are elected and serve at the discretion of our board of directors. Upon completion of this offering, our board of directors will be divided into three classes, as follows:

  •
  Class I consists of Alfred R. Berkeley III, Dennis N. Berman and Philip Heasley, whose terms will expire at our annual meeting of stockholders to be held in 2004;

  •
  Class II consists of Allen B. Gruber, M.D., Robert Korzeniewski and Deborah D. Rieman, Ph.D., whose terms will expire at our annual meeting of stockholders to be held in 2005; and

  •
  Class III consists of Hector Garcia-Molina, Ph.D., and Harry E. Gruber, M.D., whose terms will expire at our annual meeting of stockholders to be held in 2006.

        Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director's term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors or a majority vote of the stockholders. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of two or three of the directors. Because no more than two or three members of our board of directors may be elected at each annual meeting, this classification of our board of directors may have the effect of delaying or preventing changes in control or management.

        Two of our directors, Harry E. Gruber, M.D., and Allen B. Gruber, M.D., are brothers. There are no other family relationships among any of our directors and executive officers.

Board Committees

        Our board of directors has established three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee.

        Audit Committee.    The audit committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The audit committee is responsible for the appointment, compensation, retention and oversight of our independent auditors. The members of our audit committee are Alfred R. Berkeley III, Philip Heasley, and Robert J. Korzeniewski.

        Compensation Committee.    The compensation committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers and directors, administers our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The members of our compensation committee are Hector Garcia-Molina, Ph.D., Robert J. Korzeniewski and Deborah D. Rieman, Ph.D.

        Nominating and Corporate Governance Committee.    The nominating and corporate governance committee identifies prospective board candidates, recommends nominees for election to our board of directors, develops and recommends board member selection criteria, considers committee member qualification, recommends corporate governance principles to the board of directors, and provides oversight in the evaluation of the board of directors and each committee. The members of our nominating and corporate governance committee are Alfred R. Berkeley III, Hector Garcia-Molina, Ph.D., Deborah D. Rieman, Ph.D., and Philip Heasley.

Compensation Committee Interlocks and Insider Participation

        None of the members of the compensation committee is or has ever been one of our officers or employees. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. For information concerning transactions between us and Hector Garcia-Molina, Ph.D., Robert J. Korzeniewski and Deborah D. Rieman, Ph.D., or their affiliates, see "Related Party Transactions."

Compensation of Directors

        Each of our non-employee directors is paid a stipend of $1,000 per month and is reimbursed for reasonable expenses incurred in connection with attending board and committee meetings. Upon their election to our board of directors, each of our non-employee directors is granted an initial option to purchase up to 50,000 shares of our common stock at the then fair market value pursuant to the terms of our 2003 Equity Incentive Plan. This option vests daily over four years and such vesting is conditioned upon continued status as one of our directors. In addition, each non-employee director is automatically granted an option to purchase up to 25,000 shares of our common stock if he or she remains on the board of directors on the date of each annual meeting of stockholders (unless he or she joined our board of directors within six months of such meeting). Such grants will vest ratably over four years. The options will become fully vested immediately prior to a change in control of our company. Our directors are also eligible for discretionary option grants under the terms of our 2003 Equity Incentive Plan. See "Employee Benefit and Stock Plans—2003 Equity Incentive Plan."

Limitations on Liability and Indemnification Matters

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

        As permitted by the Delaware General Corporation Law, our certificate of incorporation, which will be effective upon the closing of this offering, includes a provision that permits the elimination of personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition and in accordance with the Delaware General Corporation Law, our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under the

Delaware General Corporation Law. We intend to obtain liability insurance for our directors and officers.

        Our bylaws authorize us to indemnify our officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers us to enter into indemnification agreements with our officers, directors, employees and agents. We have entered into separate indemnification agreements with our directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of indemnification set forth in our certificate of incorporation and our bylaws and to provide additional procedural protections which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify such directors and executive officers against liabilities that may arise by reason of status or service as directors or executive officers and to advance expenses they spend as a result of any proceeding against them as to which they could be indemnified.

        At present, there is no pending litigation or proceeding involving any of our directors, executive officers, other employees or agents for which indemnification is sought and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Executive Compensation

        The following table summarizes the compensation paid to or earned by our Chief Executive Officer and our other four most highly compensated executive officers whose total annual salary and bonus during the fiscal year ended December 31, 2002 exceeded $100,000.

Summary Compensation Table

				Long-Term Compensation Awards
	Fiscal Year 2002 Annual Compensation
Name and Principal Position				Securities Underlying Options (#)	All Other Compensation(1) ($)
	Salary ($)	Bonus ($)
Harry E. Gruber, M.D. President, Chief Executive Officer and Chairman of the Board of Directors	$140,000	—		—	$500
Dennis N. Berman Executive Vice President, Corporate Development and Vice Chairman of the Board of Directors	$140,000	—		—	$500
Jeane Chen, Ph.D. Executive Vice President, Engineering	$155,000	$37,500	(2)	37,500	$500
Allen B. Gruber, M.D. Executive Vice President, Operations and Director	$140,000	—		—	$500
James A. Rotherham, C.P.A. Chief Financial Officer	$130,000	—		5,000	$500

(1)
This amount represents a contribution made by us to our 401(k) Plan on behalf of such officer.

(2)
This amount represents $37,500 of a relocation loan forgiven during fiscal year 2002.

Option Grants in Last Fiscal Year

        The following table sets forth certain information with respect to stock options granted to the individuals named in the Summary Compensation Table during the fiscal year ended December 31, 2002, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, minus the applicable per share exercise price. These assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price. There can be no assurance that any of the values in the table will be achieved. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock and overall stock market conditions. The assumed 5% and 10% rates of stock appreciation are based on the assumed initial public offering price of $9.00 per share.

        In the fiscal year ended December 31, 2002, we granted options to purchase up to an aggregate of 815,200 shares of our common stock to employees, directors and consultants. All options have a term of ten years. The percentage of total options granted is based upon an aggregate of 815,200 options granted during 2002.

	Individual Grants
		Percent of Total Options Granted to Employees In Last Fiscal Year (%)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Shares Underlying Options Granted (#)
Name			Exercise Price ($/share)	Expiration Date
					5%	10%
Harry E. Gruber, M.D.	—	—	—	—	—	—
Dennis N. Berman	—	—	—	—	—	—
Jeane Chen, Ph.D.(1)	37,500	4.6%	$2.00	6/17/12	$427,585	$680,857
Allen B. Gruber, M.D.	—	—	—	—	—	—
James A. Rotherham, C.P.A.(2)	5,000	0.6%	$2.00	6/17/12	$57,011	$90,781

(1)
These options are immediately exercisable and vest over four years. 9,375 vested on June 17, 2003, and the remainder vest daily over the subsequent three years.

(2)
These options are immediately exercisable and vest over four years. 1,250 vested on June 17, 2003, and the remainder vest daily over the subsequent three years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth for the individuals named in the Summary Compensation Table their option exercises for the fiscal year ended December 31, 2002, and exercisable and unexercisable options held by them as of December 31, 2002.

        The "Value of Unexercised In-the-Money Options at December 31, 2002" is calculated based on the difference between the assumed initial offering price of $9.00 per share and the exercise price for the shares underlying the option, multiplied by the number of shares issuable upon exercise of the option. All options were granted under our 2000 Stock Option Plan. All options listed below are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement granting us the right to repurchase the unvested shares issuable by such exercise at their cost in the event of the optionee's termination of employment.

Number of Shares Underlying Unexercised Options At December 31, 2002 (#)
Value of Unexercised In-the-Money Options at December 31, 2002
Name	Shares Acquired On Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Harry E. Gruber, M.D.	—	—	—	—	—	—
Dennis N. Berman	—	—	—	—	—	—
Jeane Chen, Ph.D.	—	—	75,000	—	$562,500	—
Allen B. Gruber, M.D.	—	—	—	—	—	—
James A. Rotherham, C.P.A.	—	—	105,000	—	$835,000	—

Employment and Severance Arrangements

        None of our executive officers have any employment or severance arrangements.

Employee Benefit and Stock Plans

  2000 Stock Option Plan

        Our 2000 Stock Option Plan (the "2000 Plan") was adopted by our board of directors and approved by our stockholders in October 2000. A total of 3,064,000 shares of our common stock are authorized and reserved for issuance under the 2000 Plan. The 2000 Plan provides for the grant of incentive stock options to employees (within the meaning of Section 422 of the Internal Revenue Code) and for the grant of nonstatutory stock options to employees, directors and consultants.

        The 2000 Plan is administered by our board of directors (or a committee thereof). Subject to the provisions of the 2000 Plan, our board of directors (or committee) has the authority to select the persons to whom options are granted and determine the terms of each option, including (i) the number of shares of common stock covered by the option, (ii) when the option becomes exercisable, (iii) the per share option exercise price, which, in the case of incentive stock options, must be at least 100% of the fair market value of a share of common stock as of the date of grant, in the case of options granted to a ten percent stockholder, must be at least 110% of the fair market value of a share of common stock as of the date of grant, and, in the case of nonstatutory stock options, must be at least 85% of the fair market value of a share of common stock as of the date of grant, and (iv) the duration of the option (which may not exceed ten years, or five years for incentive stock options granted to ten percent stockholders). Generally, options granted under the 2000 Plan vest as to 1/4th of the shares on the first anniversary of the date of grant, and as to 1/1460th of the shares every day thereafter, and are non-transferable other than by will or the laws of descent and distribution. In the event of certain changes in control of our company, the acquiring or successor corporation may assume or substitute for options outstanding under the 2000 Plan, or such options will terminate. If the options are assumed by an acquiror in a change of control, the vesting of each outstanding option is accelerated by one year as set forth in the option agreement for such option. If options outstanding under the 2000 Plan are not assumed or substituted, the 2000 Plan provides that such options shall be automatically 100% vested as of the date ten days prior to the change in control. Our board of directors (or committee) may also grant options under the 2000 Plan which provide for alternative vesting upon the occurrence of a change in control.

        As of September 30, 2003, options to purchase a total of 2,724,715 shares at a weighted average exercise price of $1.50 per share were outstanding under the 2000 Plan. Options granted under the 2000 Plan will remain outstanding in accordance with their terms, but our board of directors has determined that no further options will be granted under the 2000 Plan after the closing of this offering and the adoption of the new 2003 Equity Incentive Plan.

  2003 Equity Incentive Plan

        The 2003 Equity Incentive Plan (the "2003 Plan") was approved by our board of directors and by our stockholders in October 2003 and will be effective upon execution of the underwriting agreement for this offering. The following summary of the 2003 Plan is qualified in its entirety by the specific language of the 2003 Plan.

        General.    The purpose of the 2003 Plan is to provide an incentive program that will enable us to attract and retain employees and consultants upon whose judgment, interest and contributions our success is dependent and to provide them with an equity interest in our success in order to motivate superior performance. We will provide these incentives through the grant of stock options, stock appreciation rights, stock purchase rights, stock bonuses, stock units, performance shares and performance units.

        Shares Subject to 2003 Plan.    Subject to adjustment as described below, we may issue a maximum of 3,500,000 shares of our common stock under the 2003 Plan. However, the actual number of awards which may be granted under the 2003 Plan shall be reduced, at all times, by the number of stock options outstanding under our 2000 Plan described above. As of September 30, 2003, there are no options to purchase shares of our common stock outstanding under our 2003 Plan.

        Administration.    The 2003 Plan administrator will be either our board of directors or the compensation committee of our board of directors. With respect to eligible participants who are executive officers or consultants, the 2003 Plan will be administered by the compensation committee, which consists of at least two directors, each of whom is both a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code.

        Eligibility.    Under the 2003 Plan, we may grant awards to our employees (including officers), directors, or consultants or any employees (including officers), directors, or consultants of our present or future parent or subsidiaries or other affiliated entities. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, stock awards, stock units, performance shares and performance units to any eligible participant.

        Stock Options.    The plan administrator may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or any combination of these. Subject to appropriate adjustment in the event of any change in our capital structure, we may not grant to any one employee in any fiscal year options that cover in the aggregate more than                        shares.

        The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than ten percent of the total combined voting power of all classes of our stock or of any parent or subsidiary corporation must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant.

        Options become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the compensation committee. The maximum term of any option granted under the 2003 Plan is ten years, provided that an incentive stock option granted to a ten percent stockholder must have a term not exceeding five years. Subject to the term of the option, an option generally will remain exercisable for three months following the optionee's termination of service, except that if service terminates as a result of the optionee's death or disability, the option generally will remain exercisable for 12 months. The compensation committee, in its discretion, may provide longer post-termination exercise periods, but in any event the option must be exercised no later than its expiration date.

        Automatic Grants to Non-employee Directors.    The 2003 Plan also provides for automatic grants of stock options to non-employee directors in order to provide them with additional incentives and, therefore, to promote the success of our business. The 2003 Plan provides for an initial, automatic grant of an option to purchase 50,000 shares of our common stock to each non-employee director who first becomes a non-employee director after the date the 2003 Plan is effective. The 2003 Plan also provides for an annual grant of an option to purchase 25,000 shares of our common stock to each non-employee director on the date of each annual meeting of stockholders which occurs on or after the date the 2003 Plan is effective. Notwithstanding the foregoing, a non-employee director granted an initial option on, or within a period of six months prior to, the date of an annual meeting of stockholders will not be granted an annual option with respect to that annual meeting of stockholders. Each initial and annual option will have an exercise price per share equal to the fair market value of a share of our common stock on the date of grant and will have a term of ten years. Both the initial options and the annual options granted to newly elected or appointed non-employee directors will vest and become exercisable ratably over four years after the date of grant of the option. All automatic non-employee director options granted under the 2003 Plan will be nonstatutory stock options. They must be exercised, if at all, within 12 months after a non-employee director's termination of service with us by reason of death or disability and otherwise within three months after termination of service, but in no event later than the expiration of the option's term. In the event of our merger with another corporation or another change in control event, all automatic non-employee director options will become fully vested and exercisable.

        Stock Purchase Rights.    Stock purchase rights, which represent the right to purchase our common stock, may be issued under our 2003 Plan. The plan administrator determines the purchase price of stock purchase rights granted under our 2003 Plan. Unless the plan administrator determines otherwise, a restricted stock purchase agreement, an agreement between us and a grantee which governs the terms of stock purchase rights, will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The plan administrator determines the rate at which our repurchase option will lapse. The terms of our 2003 Plan allow the plan administrator to issue stock purchase rights at purchase prices which are below, equal to or above the then current fair market value.

        Stock Appreciation Rights.    Stock appreciation rights may be granted under our 2003 Plan. A stock appreciation right is the right to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. We can pay the appreciation in either cash or in shares of our common stock. Stock appreciation rights are subject to the terms established by the plan administrator and become exercisable at the times and on the terms established by the plan administrator.

        Restricted Stock; Restricted Stock Units.    Restricted stock and restricted stock units may be granted under our 2003 Plan. Restricted stock awards are either shares of, or units representing, our common stock that vest in accordance with terms and conditions established by the plan administrator. The number of shares of our common stock underlying any such award granted to any employee will be determined by the plan administrator. The plan administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

        Performance Units; Performance Shares.    Performance units and performance shares may be granted under our 2003 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the plan administrator are achieved or the awards otherwise vest. The plan administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units shall have an initial value established by the plan administrator prior to the grant date. Performance shares shall have an initial value established by the plan administrator on the grant date.

        Change in Control.    In the event of a change of control transaction, the successor entity may assume all outstanding options or stock appreciation rights or substitute substantially equivalent options and stock appreciation rights. If the outstanding options and stock appreciation rights are not assumed or replaced by the successor entity, then all unexercised and unvested portions of such outstanding awards will become immediately exercisable and vested in full. Any other award under the 2003 Plan may be accelerated or deemed vested and payable upon a change of control if the compensation committee so determined and provided in any award agreement.

        Termination or Amendment.    The 2003 Plan will continue in effect until 2013, unless earlier terminated by our board of directors. The plan administrator may terminate or amend the 2003 Plan at any time, provided that without stockholder approval, the 2003 Plan cannot be amended to increase the number of shares reserved, change the class of persons eligible to receive incentive stock options or effect any other change that would require stockholder approval under any applicable law.

  2003 Employee Stock Purchase Plan

        Our 2003 Employee Stock Purchase Plan (the "2003 Purchase Plan") was adopted by our board of directors and by our stockholders in October 2003. The 2003 Purchase Plan will become effective immediately upon the execution of the underwriting agreement for this offering.

        Number of Shares of Common Stock Available under the 2003 Purchase Plan.    A total of 1,000,000 shares of our common stock will be made available for sale under the 2003 Purchase Plan. In addition, the 2003 Purchase Plan provides for annual increases in the number of shares available for issuance under the plan on the first day of each calendar year, beginning with January 1, 2005, equal to the lesser of (i) 1% of the outstanding shares of our common stock on the last day of the preceding calendar year, (ii) 300,000 shares or (iii) another amount as our board of directors may determine.

        Administration of the 2003 Purchase Plan.    Our board of directors or a committee established by our board of directors will administer the 2003 Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the 2003 Purchase Plan and determine eligibility.

        Eligibility to Participate.    Our employees and employees of designated subsidiaries are eligible to participate in the 2003 Purchase Plan if they are customarily employed for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the 2003 Purchase Plan if:

  •
  the employee immediately after the grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  •
  if the employee's rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

        Offering Periods and Contributions.    Our 2003 Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive 6-month offering periods. The offering periods generally start on the first trading day on or after April 1 and October 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will most likely end on the last trading day on or before March 31, 2004. All eligible employees will be automatically enrolled in the first offering period, but payroll deductions and continued participation in the first offering period will not be determined until after the effective date of the Form S-8 registration statement which is intended to register the shares reserved for issuance under the 2003 Purchase Plan.

        The 2003 Purchase Plan permits participants to purchase shares of our common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base salary, bonuses and commissions, but excludes all other compensation. A participant may purchase a maximum of 1,000 shares during a six-month purchase period.

        Purchase of Shares.    Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The purchase price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date for shares not purchased. Participation ends automatically upon termination of employment.

        Transferability of Rights.    A participant may not transfer rights granted under the 2003 Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

        Adjustments upon Change in Control.    In the event of a change of control, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a final purchase date will be set. In such event, the plan administrator will provide notice of the new purchase date to each participant in the 2003 Purchase Plan.

        Amendment and Termination of the 2003 Purchase Plan.    The plan administrator has the authority, subject to stockholder approval requirements under applicable laws and regulations, to amend or terminate the 2003 Purchase Plan, except that, subject to certain exceptions described in the 2003 Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the plan.

RELATED PARTY TRANSACTIONS

        Since our inception, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person's immediate family had or will have a direct or indirect material interest other than the transactions described below. All future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our audit committee.

  Relocation Loan

        In 2000, we provided one of our executive officers, Jeane Chen, Ph.D., with a relocation loan of $150,000. The loan will be forgiven pro rata over four years if Dr. Chen's employment has not been terminated at such times. As of September 30, 2003, $28,125 of this relocation loan has not been forgiven and remains outstanding.

  Director Compensation

        Each of our non-employee directors is paid a stipend of $1,000 per month and is reimbursed for reasonable expenses incurred in connection with attending board and committee meetings. Upon their election to our board of directors, each of our non-employee directors is granted an initial option to purchase up to 50,000 shares of our common stock at the then fair market value pursuant to the terms of our 2003 Equity Incentive Plan. This option vests daily over four years and such vesting is conditioned upon continued status as one of our directors. In addition, each non-employee director is automatically granted an option to purchase up to 25,000 shares of our common stock if he or she remains on the board of directors on the date of each annual meeting of stockholders (unless he or she joined our board of directors within six months of such meeting). Such grants will vest ratably over four years. The options will become fully vested immediately prior to a change in control of our company. Our directors are also eligible for discretionary option grants under the terms of our 2003 Equity Incentive Plan. See "Employee Benefit and Stock Plans—2003 Equity Incentive Plan."

  Indemnification Agreements

        We have entered into indemnification agreements with each of our executive officers and directors containing provisions that may require us to, among other things, indemnify those executive officers and directors against certain liabilities that may arise by reasons of their status or service as executive officers or directors. The agreements also provide for us to advance to the executive officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified. We also intend to execute such agreements with our future executive officers and directors.

  Common Stock Issuances

        We were incorporated in February 2000. Since inception, we have issued an aggregate of 11,500,500 shares of our common stock to Harry E. Gruber, M.D., Dennis N. Berman and Allen B. Gruber, M.D., each an executive officer, director and holder of more than 5% of our capital stock, for an aggregate purchase price exceeding $60,000.

  Preferred Stock Issuances

        In October 2000, we sold in a private placement 624,997 shares of Series C preferred stock in exchange for an aggregate purchase price of $5,000,000 in cash. In connection with such offering, Harry E. Gruber & Joan D. Cunningham TR. DTD. 7/12/88 purchased 12,500 shares of Series C preferred stock. Harry E. Gruber, M.D., one of the trustees thereof, is our Chief Executive Officer and one of our directors, and Joan Cunningham, one of the trustees thereof, is the wife of Harry E. Gruber, M.D.

        From March through September 2003, we sold in a private placement 549,926 shares of Series G preferred stock in exchange for an aggregate purchase price of $5,499,260 in cash. In connection with such offering, the Gruber Living Trust, Family Share, Jean Gruber, Trustee, purchased 10,000 shares of Series G preferred stock. Jean Gruber, the mother of Harry E. Gruber, M.D., and Allen B. Gruber, M.D., each of whom is one of our directors and executive officers, is the trustee of the Gruber Living Trust, Family Share, Jean Gruber, Trustee.

        In addition, in connection with such offering, Harry E. Gruber & Joan D. Cunningham TR. DTD. 7/12/88 purchased 100,000 shares of Series G preferred stock. Harry E. Gruber, M.D., one of the trustees thereof, is our Chief Executive Officer and one of our directors, and Joan Cunningham, one of the trustees thereof, is the wife of Harry E. Gruber, M.D.

  Stock Option Grants

        Certain stock option grants to our directors and executive officers are described in this prospectus under the captions "Management—Compensation of Directors" and "Management—Option Grants in Last Fiscal Year."

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information concerning the beneficial ownership of the shares of our common stock as of September 30, 2003, and as adjusted to give effect to the sale of 4,500,000 shares of our common stock in this offering assuming (a) conversion of all of our outstanding shares of preferred stock into common stock and (b) no exercise of the underwriters' over-allotment option, by:

  •
  each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

  •
  each executive officer listed in the Summary Compensation Table;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such stockholder. The address of the individuals listed below is the address appearing on the cover of the registration statement of which this prospectus is part.

			Percentage of Shares Beneficially Owned(1)
	Number of Shares Beneficially Owned	Shares That May Be Acquired Within 60 days of September 30, 2003
Name or Group of Beneficial Owners			Before the Offering	After the Offering
Executive Officers:
Harry E. Gruber, M.D.(2)	4,170,000	—	23.4%	18.7%
Allen B. Gruber, M.D.	4,000,500	—	22.5%	17.9%
Dennis N. Berman(3)	3,327,850	—	18.7%	14.9%
Jeane Chen, Ph.D.(4)	437,450	87,500	2.9%	2.3%
James A. Rotherham, C.P.A.(5)	—	151,500	*	*
Directors:
Hector Garcia-Molina, Ph.D.	—	50,000	*	*
Alfred R. Berkeley III	—	50,000	*	*
Deborah D. Rieman, Ph.D.	—	50,000	*	*
Robert J. Korzeniewski, C.P.A.	—	50,000	*	*
Philip Heasley	—	50,000	*	*
Executive officers and directors as a group (10 persons):	11,935,800	489,000	67.8%	54.5%

*
Represents less than 1%.

(1)
Applicable percentage ownership is based on 17,807,556 shares of our common stock outstanding as of September 30, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of our common stock subject to options or warrants currently exercisable, or exercisable within 60 days after September 30, 2003, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Includes 3,672,500 shares held by Dr. Gruber, 112,500 shares held by Harry E. Gruber & Joan D. Cunningham TR DTD 7/12/88, and 385,000 shares held by the Gruber Children 1992 Trust.

(3)
Includes 2,977,800 shares held by Mr. Berman, 350,000 shares held by Molino Associates, LLC and 50 shares held by Mr. Berman as Custodian for one of his children under the Uniform Transfer to Minors Act.

(4)
Includes 172,500 shares held by Dr. Chen, 234,950 shares held by Ephraim Feig, Ph.D., Dr. Chen's spouse, and 30,000 shares held by Ephraim Feig as Custodian for Vivian Rachel Feig under the Uniform Transfers to Minors Act.

(5)
Includes options to purchase up to 150,000 shares of our common stock held by Mr. Rotherham and options to purchase up to 1,500 shares of our common stock held by Christine Rotherham, Mr. Rotherham's spouse.

DESCRIPTION OF CAPITAL STOCK

        Upon the closing of this offering, our authorized capital stock, after giving effect to the conversion of all outstanding shares of preferred stock into common stock, will consist of 60,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. Upon the conversion, the preferred stock will be canceled and retired and removed from our authorized capital stock. The following summary of certain provisions of our common stock and preferred stock is not complete and a full understanding requires a review of our certificate of incorporation and bylaws that are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable law.

Common Stock

        As of September 30, 2003, there were 17,807,556 shares of our common stock outstanding held by 282 stockholders of record, assuming the automatic conversion of each outstanding share of our preferred stock upon the closing of this offering. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor.

        In the event of a liquidation, dissolution or winding up of Kintera, after payment of all of our debts and liabilities and subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to share ratably in all assets. Our common stock has no preemptive or conversion rights or other subscription rights, and there are no redemptive or sinking funds provisions applicable to our common stock. We have received full payment for all outstanding shares of our common stock and cannot require our stockholders to make further payments on the stock. Our common stock to be outstanding upon completion of this offering will have the same status.

Preferred Stock

        Upon the closing of this offering, all outstanding shares of our preferred stock will be converted into shares of our common stock. Under our certificate of incorporation, which will become effective upon the closing of this offering, 20,000,000 shares of undesignated preferred stock will be authorized. Our board of directors has the authority, without further action by our stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of shares of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock, and may have the effect of delaying, deferring or preventing a change in control of Kintera.

Warrants

        Upon the closing of this offering, we will have outstanding warrants to purchase an aggregate of 20,000 shares of our common stock at an exercise price of $10.00 per share. These warrants expire on the later of September 2, 2013 or the fifth anniversary of the closing of this offering.

Delaware Anti-takeover Law and Certain Charter Provisions

        Upon the closing of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder unless:

  •
  prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes a merger, asset or stock sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of a corporation's outstanding voting stock. This provision may have the effect of delaying, deterring or preventing a change in control of Kintera without further actions by our stockholders.

        Our certificate of incorporation and bylaws, both of which will become effective upon the closing of this offering, include a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes in control or management. These provisions include:

  •
  our board of directors is classified into three classes of directors with staggered 3-year terms;

  •
  the authority of our board of directors to issue up to 20,000,000 shares of undesignated preferred stock and to determine the rights, preferences and privileges of these shares, without stockholder approval;

  •
  all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent; and

  •
  the elimination of cumulative voting.

        Such provisions may have the effect of delaying or preventing a change in control.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

Nasdaq National Market Listing

        We have applied for the listing of our shares on the Nasdaq National Market under the trading symbol "KNTA."

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Sale of Restricted Shares

        Upon the closing of this offering, we will have outstanding an aggregate of approximately 22,327,556 shares of common stock after giving effect to the conversion of our outstanding preferred stock and assuming the exercise of the outstanding warrants to purchase shares of our capital stock. Of these shares, the 4,500,000 shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 of the Securities Act. All remaining shares held by our existing stockholders were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

        As a result of the lock-up agreements described below and the provisions of Rule 144, Rule 144(k) and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) will be available for sale in the public market as follows:

  •
  781,482 shares will be eligible for sale on the date of this prospectus;

  •
  377,383 shares will be eligible for sale 90 days after the date of this prospectus;

  •
  16,293,140 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus; and

  •
  1,147,832 shares will be eligible for sale, upon the exercise of vested options 180 days after the date of this prospectus.

        The remaining 355,551 shares held by existing stockholders will become eligible for sale at various times on or before September 27, 2004.

Lock-up Agreements

        The holders of an aggregate of approximately 16,575,904 shares of our common stock have signed lock-up agreements which prevent them from selling any of our common stock owned by them as of the date hereof for a period of 180 days from the date of this prospectus without the prior written consent of SG Cowen Securities Corporation. In addition, holders of outstanding options to acquire approximately 2,782,965 shares of our common stock and the holder of a warrant to purchase 20,000 shares of our common stock have entered into similar lock-up agreements with the underwriters. SG Cowen Securities Corporation may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the 180-day period. When determining whether or not to release shares from the lock-up agreements, SG Cowen Securities Corporation will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Rule 144

        In general, under Rule 144 of the Securities Act, beginning 90 days after the date of this prospectus a person deemed to be our "affiliate," or a person holding restricted shares who beneficially owns shares that were not acquired from us or any of our "affiliates" within the previous year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of either 1% of the then outstanding shares of our common stock, or approximately 223,075 shares immediately after this offering assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing with the Securities and Exchange Commission of a notice on Form 144 with respect to such sale. Sales under Rule 144 of the Securities Act are also subject to prescribed requirements relating to the manner of sale, notice and availability of current public information about us. However, if a person, or persons whose shares are aggregated, is not deemed to be our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above, if at least two years have elapsed since the later of the date the shares were acquired from us or any of our "affiliates."

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, any of our directors, employees, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or written employment agreement is eligible to resell such shares 90 days after the effective date of the offering in reliance on Rule 144 of the Securities Act, by complying with the applicable requirements of Rule 144 of the Securities Act other than the holding period conditions. On the date 90 days after the effective date of this offering, options to purchase approximately 1,004,057 shares of our common stock will be vested and exercisable and upon exercise and after expiration of the 180-day lock-up period, may be sold pursuant to Rule 701 of the Securities Act.

Stock Plans

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under our option and employee stock purchase plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion of material United States federal income tax considerations is for general information only. Accordingly, all prospective holders of our common stock are urged to consult their own tax advisors with respect to the United States federal, state and local and foreign tax consequences of the acquisition, ownership and disposition of our common stock.

        As used in this prospectus, the term "U.S. Holder" is a person who is a beneficial owner of our common stock and who is:

  •
  a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States;

  •
  an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or

  •
  a trust subject to the primary supervision of a United States court and the control of one or more United States persons, or a trust (other than a wholly owned grantor trust) that was treated as a domestic trust despite not meeting the requirements described above.

The term "Non-U.S. Holder" means a beneficial owner of our common stock who is not a U.S. Holder.

        This discussion does not consider:

  •
  state, local or foreign tax consequences;

  •
  the tax consequences for the stockholders, beneficiaries or holders of other beneficial interests in a Non-U.S. Holder;

  •
  special tax rules that may apply to selected holders, including without limitation, holders of interests in domestic or foreign partnerships, partnerships, banks or other financial institutions, insurance companies, dealers in securities, traders in securities, tax-exempt entities and United States expatriates; or

  •
  special tax rules that may apply to a holder that holds our common stock as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for United States federal income tax purposes, or a holder that does not hold our common stock as a capital asset within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended, also known as the Code.

        The following discussion is based on provisions of the Code, applicable Treasury regulations and administrative and judicial interpretations, all as of the date of this prospectus, and all of which are subject to change, retroactively or prospectively. We have not requested a ruling from the United States Internal Revenue Service or an opinion of counsel with respect to the United States federal income tax consequences of the purchase or ownership of our common stock to a holder.

U.S. Holders

Dividends

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid in cash or property on shares of our common stock, those payments will constitute dividends for United States tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those payments exceed our current and accumulated earnings and profits, the payments will constitute a return of capital and will first reduce a holder's basis, but not below zero, and then will be treated as gain from the sale of stock. Any such dividend will be eligible for the dividends-received deduction, if received by a qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends-received deduction.

        Recently enacted legislation reduces to 15% the maximum United States federal income tax rate for certain dividends received by individuals through December 31, 2008, so long as certain holding period requirements arc met. Unless continuing legislation is enacted, dividends received by individuals after December 31, 2008 will not benefit from this reduction in United States federal income tax rates and will thereafter be taxed as ordinary income subject to the U.S. Holder's applicable federal income tax rate.

Gain on Disposition of Common Stock

        Upon a sale, exchange or other disposition of our common stock, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. Holder's adjusted tax basis in the common stock. Recently enacted legislation also generally reduces to 15% the maximum United States federal income tax rate on capital gains recognized by individuals on the sale, exchange or other disposition of our common stock held for more than one year, through taxable years beginning on or before December 31, 2008. The deductibility of capital losses is subject to limitations. Unless continuing legislation is enacted, sales, exchanges or other dispositions of our common stock by individuals after December 31, 2008 will not benefit from this reduction in United States federal income tax rates.

Information Reporting and Backup Withholding Tax

        In general, payments made to a U.S. Holder on or with respect to our common stock will be subject to information reporting. Certain U.S. Holders may be subject to backup withholding tax (at a rate equal to 28% from 2003 through 2010 and 31% after 2010) on payments made on or with respect to our common stock if such U.S. Holder fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Certain persons are exempt from backup withholding including, in certain circumstances, corporations and financial institutions. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a refund or a credit against such U.S. Holder's United States federal income tax liability, provided that the required procedures arc followed.

Non-U.S. Holders

Dividends

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid in cash or property on shares of our common stock, those payments will constitute dividends for United States tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those payments exceed our current and accumulated earnings and profits, the payments will constitute a return of capital and will first reduce a holder's basis, but not below zero, and then will be treated as gain from the sale of stock. Dividends paid to a Non-U.S. Holder (out of earnings and profits) generally will be subject to withholding of United States federal income tax at a 30% rate on the gross amount of the distribution or such lower rate as may be provided by an applicable income tax treaty.

        Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or attributable to a permanent establishment in the United States under an applicable income tax treaty, known as "United States trade or business income," are generally not subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate United States Internal Revenue Service form with the payor. However, such United States trade or business income, net of specified deductions and credits, is taxed at the same graduated rates applicable to United States persons. Any United States trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

        A Non-U.S. Holder of our common stock who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

        A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax or other exclusion from withholding under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the United States Internal Revenue Service.

Gain on Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of our common stock unless:

  •
  the gain is United States trade or business income, in which case the regular corporate income tax and the branch profits tax described above may apply to a corporate Non-U.S. Holder;

  •
  the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe we have never been, are not currently, and are not likely to become a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise.

        Current United States federal tax law provides for reductions in United States federal estate tax through 2009 and the elimination of such estate tax entirely in 2010. Under this law, such estate tax would be fully reinstated, as in effect prior to the reductions, in 2011, unless further legislation is enacted.

Information Reporting and Backup Withholding Tax

        We must report annually to the United States Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. Copies of the information returns reporting dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

        Under certain circumstances, United States Treasury Regulations require information reporting and backup withholding tax on specified payments on our common stock. A Non-U.S. Holder of our common stock that fails to certify, under penalties of perjury, its Non-U.S. Holder status in accordance with applicable United States Treasury Regulations may be subject to backup withholding tax.

        The payment of the proceeds of the disposition of our common stock by a holder to or through a United States office of a broker, or through a foreign office of a broker who is a United States person or a "United States related person" (as defined below) generally will be subject to information reporting and backup withholding tax unless the holder provides the requisite certification of status as a Non-U.S. Holder, the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no actual knowledge, or reason to know, to the contrary or another exemption is established. For this purpose, a "United States related person" is:

  •
  a "controlled foreign corporation" for United States federal income tax purposes;

  •
  a foreign partnership if, at any time during the taxable year, (A) United States persons own more than 50% of the income or capital interests in the partnership, or (B) the partnership is engaged in a United States trade or business;

  •
  a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, (or for such part of the period that the person has been in existence), is derived from activities that are effectively connected with the conduct of a United States trade or business; or

  •
  some U.S. branches of foreign banks or insurance companies.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder that result in an overpayment of taxes will be refunded, or credited against the holder's United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service.

UNDERWRITING

        We and the underwriters named below intend to enter into an underwriting agreement with respect to the shares of common stock being offered. Subject to the terms and conditions of the underwriting agreement, the underwriters named below will severally agree to purchase from us the number of shares of our common stock set forth opposite their names on the table below at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus as follows:

Name	Number of Shares
SG Cowen Securities Corporation
CIBC World Markets Corp.
Roth Capital Partners, LLC

Total

        The underwriting agreement will provide that the obligation of the underwriters to purchase the common stock offered hereby is conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligation of the underwriters will also be terminable upon the occurrence of other events that will be specified in the underwriting agreement. The underwriters will be severally committed to purchase all of the common stock being offered by us if any shares are purchased.

        The underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the common stock to securities dealers at the price to the public less a concession not in excess of $                        per share. Securities dealers may reallow a concession not in excess of $                        per share to other dealers. After the common stock is released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

        We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an aggregate of 675,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered hereby.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional common shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $                        .

        The terms of the underwriting agreement will provide that we will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.

        Our directors, executive officers and principal stockholders have agreed with the underwriters that for a period of 180 days following the date of this prospectus, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any of our common stock or any securities convertible into or exchangeable for common stock. SG Cowen Securities Corporation may, in its sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement. We have entered into a similar agreement with SG Cowen Securities Corporation, in which we agree not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of any of our common stock or any securities convertible into or exchangeable for common stock other than our issuing shares pursuant to employee benefit plans, qualified option plans or other employee compensation plans already in existence, or pursuant to currently outstanding options, warrants or rights. There are no agreements between SG Cowen Securities Corporation and any of our stockholders, option holders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

        At our request, the underwriters have reserved up to five percent of the shares offered by this prospectus for sale at the initial public offering price to individuals associated with us. The number of shares of our common stock available for sale to the general public will be reduced to the extent these individuals purchase or confirm for purchase, orally or in writing, such reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

        This prospectus forms part of a registration statement on Form S-1 filed with the Securities and Exchange Commission, to register the shares under the Securities Act.

        The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common shares originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the shares of common shares who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common shares until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of common shares to be higher than it would otherwise be in the absence of these transactions. These transactions may be commenced and discontinued at any time.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for Kintera by Gray Cary Ware & Freidenrich LLP, San Diego, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2001 and 2002, and for the period from February 8, 2000 (inception) to December 31, 2000 and for the years ended December 31, 2001 and 2002, the financial statements of H20 Networks, Inc. at January 31, 2002 and December 31, 2002 and for the year ended January 31, 2002 and for the eleven months ended December 31, 2002 and the financial statements of Little Tornadoes, Inc. and VirtualSprockets, LLC at December 31, 2001 and 2002, and for the years ended December 31, 2001 and 2002 as set forth in their reports. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. When used in this prospectus, the term "registration statement" includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. This prospectus omits information contained in the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the Securities and Exchange Commission as an exhibit to the registration statement, each such statement being qualified by and subject to such reference in all respects. With respect to each such document filed with the Securities and Exchange Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

        As a result of the offering hereunder, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such laws, will file reports and other information with the Securities and Exchange Commission. Reports, registration statements, proxy statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the public reference facilities may be obtained by calling 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

        We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

Financial Statements

Index

Kintera, Inc. Consolidated Financial Statements
Report of Ernst & Young LLP, Independent Auditors	F-2
Consolidated Balance Sheets at December 31, 2001 and 2002 and September 30, 2003 (unaudited)	F-3
Consolidated Statements of Operations for the period from February 8, 2000 (inception) to December 31, 2000, the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and 2003 (unaudited)	F-4
Consolidated Statements of Stockholders' Equity for the period from February 8, 2000 (inception) to September 30, 2003 (unaudited)	F-5
Consolidated Statements of Cash Flows for the period from February 8, 2000 (inception) to December 31, 2000, the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and 2003 (unaudited)	F-7
Notes to Consolidated Financial Statements	F-8
H2O Networks, Inc. (dba Involve) Financial Statements
Report of Ernst & Young LLP, Independent Auditors	F-32
Balance Sheets at January 31, 2002 and December 31, 2002	F-33
Statements of Operations for the year ended January 31, 2002 and the eleven months ended December 31, 2002	F-34
Statements of Stockholders' Deficit for the year ended January 31, 2002 and the eleven months ended December 31, 2002	F-35
Statements of Cash Flows for the year ended January 31, 2002 and the eleven months ended December 31, 2002	F-36
Notes to Financial Statements	F-37
Little Tornadoes, Inc. and 5 Winds, Inc. Consolidated Financial Statements
Report of Ernst & Young LLP, Independent Auditors	F-44
Consolidated Balance Sheets at December 31, 2001 and 2002 and September 26, 2003 (unaudited)	F-45
Consolidated Statements of Operations for the years ended December 31, 2001 and 2002, the nine months ended September 30, 2002 (unaudited), the four months ended April 30, 2003 (unaudited) and the period from April 28, 2003 (inception) to September 26, 2003 (unaudited)	F-46
Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2001 and 2002 and the four months ended April 30, 2003 (unaudited)	F-47
Consolidated Statement of Stockholders' Deficit for the period from April 28, 2003 (inception) to September 26, 2003 (unaudited)	F-48
Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2002, the nine months ended September 30, 2002, the four months ended April 30, 2003 (unaudited) and the period from April 28, 2003 (inception) to September 26, 2003 (unaudited)	F-49
Notes to Consolidated Financial Statements	F-50
VirtualSprockets, LLC Financial Statements
Report of Ernst & Young LLP, Independent Auditors	F-59
Balance Sheets at December 31, 2001 and 2002 and September 25, 2003 (unaudited)	F-60
Statements of Operations and Members' Deficit for the years ended December 31, 2001 and 2002, the nine months ended September 30, 2002 and the period from January 1, 2003 to September 25, 2003 (unaudited)	F-61
Statements of Cash Flows for the years ended December 31, 2001 and 2002, the nine months ended September 30, 2002 the period from January 1, 2003 to September 25, 2003 (unaudited)	F-62
Notes to Financial Statements	F-63
Unaudited Pro Forma Combined Condensed Financial Statements
Unaudited Pro Forma Combined Condensed Financial Information	F-67
Unaudited Pro Forma Combined Condensed Statement of Operations for nine months ended September 30, 2003	F-69
Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2002	F-70
Notes to Unaudited Pro Forma Combined Condensed Financial Statements	F-71

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
Kintera, Inc.

        We have audited the accompanying consolidated balance sheets of Kintera, Inc. as of December 31, 2001 and 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from February 8, 2000 (inception) to December 31, 2000 and the years ended December 31, 2001 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kintera, Inc. as of December 31, 2001 and 2002, and the consolidated results of its operations and its cash flows for the period from February 8, 2000 (inception) to December 31, 2000 and the years ended December 31, 2001 and 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

San Diego, California
June 6, 2003,
except for Note 11, as to which the date is
November 24, 2003

Kintera, Inc.

Consolidated Balance Sheets

	December 31,			Pro forma stockholders' equity as of September 30, 2003
			September 30, 2003
	2001	2002
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,445,361	$1,234,777	$5,775,948
Short-term investments	1,884,444	2,141,925	—
Accounts receivable, net of allowance for bad debt of $10,186, $46,215 and $101,064 at December 31, 2001 and 2002 and September 30, 2003 (unaudited), respectively	37,422	201,910	1,383,684
Prepaid expenses and other current assets	38,479	163,277	104,895
Note receivable from employee	37,500	37,500	28,125

Total current assets	4,443,206	3,779,389	7,292,652
Property and equipment, net	843,819	893,167	951,133
Note receivable from employee	56,250	18,750	—
Other assets	18,457	317,305	1,553,918
Intangible assets, net	15,000	628,078	3,837,913

Total assets	$5,376,732	$5,636,689	$13,635,616

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$650,003	$291,027	$1,117,303
Accrued salaries and employee benefits	186,562	352,394	396,664
Donations payable to customers	17,124	347,743	2,114,701
Current portion of lines of credit	—	—	139,263
Sponsorships payable	—	212,313	75,203
Deferred revenue	38,044	524,886	1,711,743
Note payable	—	—	44,444
Note payable to founder	44,500	44,500	44,500

Total current liabilities	936,233	1,772,863	5,643,821
Deferred rent	14,786	99,971	86,597
Lines of credit, net of current portion	—	—	214,839
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $.001 par value, 20,000,000 shares authorized; 3,417,282, 4,235,780 and 4,785,706 shares issued and outstanding at December 31, 2001, 2002, and September 30, 2003 (unaudited) respectively; liquidation value of $18,780,000 , $26,964,990 and $32,464,250 at December 31, 2001, 2002 and September 30, 2003 (unaudited); no shares authorized, issued and outstanding pro forma (unaudited)	3,417	4,236	4,786	$—
Common stock, $.001 par value, 60,000,000 shares authorized; 12,628,785, 12,641,761 and 13,021,850 shares issued and outstanding at December 31, 2001, 2002 and September 30, 2003 (unaudited), respectively; 17,807,556 shares issued and outstanding pro forma (unaudited)	12,628	12,641	13,022	17,808
Additional paid-in capital	18,964,041	30,053,048	50,536,610	50,536,610
Deferred compensation	—	(2,347,451)	(11,899,224)	(11,899,224)
Accumulated other comprehensive gain (loss)	(14,786)	(2,593)	—	—
Accumulated deficit	(14,539,587)	(23,956,026)	(30,964,835)	(30,964,835)

Total stockholders' equity	4,425,713	3,763,855	7,690,359	$7,690,359

Total liabilities and stockholders' equity	$5,376,732	$5,636,689	$13,635,616

See accompanying notes.

Kintera, Inc.

Consolidated Statements of Operations

	Period from February 8, 2000 (inception) to December 31, 2000	Year ended December 31,		Nine months ended September 30,
		2001	2002	2002	2003
				(unaudited)
Net revenues	$23,705	$287,402	$1,933,110	$1,289,309	$5,151,603
Cost of revenues	6,768	46,001	323,333	210,905	1,010,873

Gross profit	16,937	241,401	1,609,777	1,078,404	4,140,730
Sales and marketing	516,386	9,045,121	6,038,071	4,321,280	5,619,666
Product development and support	768,301	2,433,043	2,465,312	1,828,017	2,393,575
General and administrative	948,907	1,485,161	1,989,506	1,481,654	1,280,219
Stock-based compensation	—	—	550,716	256,972	1,860,321

Total operating expenses	2,233,594	12,963,325	11,043,605	7,887,923	11,153,781

Operating loss	(2,216,657)	(12,721,924)	(9,433,828)	(6,809,519)	(7,013,051)
Interest income (expense) and other	115,320	283,674	17,389	(2,088)	4,242

Net loss	$(2,101,337)	$(12,438,250)	$(9,416,439)	$(6,811,607)	$(7,008,809)

Historical net loss per share:
Basic and diluted	$(2.08)	$(3.86)	$(1.44)	$(1.10)	$(0.75)

Weighted average shares—basic and diluted	1,008,381	3,222,852	6,545,331	6,164,758	9,362,932

Stock-based compensation includes the following:
Sales and marketing	—	—	369,240	202,265	1,176,615
Product development and support	—	—	169,817	47,998	555,906
General and administrative	—	—	11,659	6,709	127,800

	$—	$—	$550,716	$256,972	$1,860,321

See accompanying notes.

Kintera, Inc.

Consolidated Statements of Stockholders' Equity

Period from February 8, 2000 (inception) through September 30, 2003

	Convertible preferred stock
			Common stock				Accumulated other comprehensive loss
					Additional paid-in capital	Deferred Compensation		Accumulated deficit	Total stockholders' equity
	Shares	Amount	Shares	Amount
Balance at February 8, 2000 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	—	—	13,048,500	13,048	228,587	—	—	—	241,635
Repurchase of restricted common stock	—	—	(337,500)	(338)	(12,412)	—	—	—	(12,750)
Issuance of Series A preferred stock in June 2000, net of issuance costs of $6,536	1,500,000	1,500	—	—	2,991,964	—	—	—	2,993,464
Issuance of Series B preferred stock in September 2000, net of issuance costs of $20,141	714,285	714	—	—	4,979,145	—	—	—	4,979,859
Issuance of Series C preferred stock in October 2000, net of issuance costs of $12,194	624,997	625	—	—	4,987,181	—	—	—	4,987,806
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(2,101,337)	(2,101,337)

Balance at December 31, 2000	2,839,282	2,839	12,711,000	12,710	13,174,465	—	—	(2,101,337)	11,088,677
Issuance of common stock for other assets	—	—	15,000	15	14,985	—	—	—	15,000
Repurchase of restricted common stock	—	—	(114,465)	(114)	(7,249)	—	—	—	(7,363)
Exercise of stock options	—	—	17,250	17	13,283	—	—	—	13,300
Issuance of Series D preferred stock in March 2001, net of issuance costs of $10,865	578,000	578	—	—	5,768,557	—	—	—	5,769,135
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(12,438,250)	(12,438,250)
Unrealized loss on short-term investments	—	—	—	—	—	—	(14,786)	—	(14,786)

Comprehensive loss	—	—	—	—	—	—	—	—	(12,453,036)

Balance at December 31, 2001	3,417,282	3,417	12,628,785	12,628	18,964,041	—	(14,786)	(14,539,587)	4,425,713
Repurchase of restricted common stock	—	—	(15,244)	(15)	(899)	—	—	—	(914)
Exercise of stock options	—	—	28,220	28	25,805	—	—	—	25,833
Issuance of Series E preferred stock in January 2002 in connection with an acquisition	49,999	50	—	—	499,950	—	—	—	500,000
Issuance of Series F preferred stock in March through June 2002, net of issuance costs of $18,237	768,499	769	—	—	7,665,984	—	—	—	7,666,753
Stock-based compensation expense to consultants	—	—	—	—	176,650	—	—	—	176,650
Deferred compensation related to options issued to employees	—	—	—	—	3,035,845	(3,035,845)	—	—	—
Reversal of deferred compensation related to stock option cancellations	—	—	—	—	(314,328)	314,328	—	—	—
Amortization of deferred compensation	—	—	—	—	—	374,066	—	—	374,066
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(9,416,439)	(9,416,439)
Unrealized gain on short-term investments	—	—	—	—	—	—	12,193	—	12,193

Comprehensive loss	—	—	—	—	—	—	—	—	(9,404,246)

Balance at December 31, 2002	4,235,780	$4,236	12,641,761	$12,641	$30,053,048	$(2,347,451)	$(2,593)	$(23,956,026)	$3,763,855

Kintera, Inc.

Consolidated Statements of Stockholders' Equity (continued)

Period from February 8, 2000 (inception) through September 30, 2003

	Convertible preferred stock
			Common stock				Accumulated other comprehensive loss
					Additional paid-in capital	Deferred Compensation		Accumulated deficit	Total stockholders' equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2002	4,235,780	$4,236	12,641,761	$12,641	$30,053,048	$(2,347,451)	$(2,593)	$(23,956,026)	$3,763,855
Repurchase of restricted common stock (unaudited)	—	—	(85,669)	(85)	(5,054)	—	—	—	(5,139)
Exercise of stock options (unaudited)	—	—	6,213	6	7,459	—	—	—	7,465
Issuance of Series G preferred stock in March through September 2003, net of issuance costs of $7,822 (unaudited)	549,926	550	—	—	5,490,888	—	—	—	5,491,438
Issuance of common stock and stock options in January and September 2003 in connection with acquisitions (unaudited)	—	—	459,545	460	5,859,643	(2,483,512)	—	—	3,376,591
Issuance of warrant in connection with entering into a loan and security agreement (unaudited)	—	—	—	—	166,396	—	—	—	166,396
Stock-based compensation expense to consultants (unaudited)	—	—	—	—	156,074	—	—	—	156,074
Deferred compensation related to options issued to employees (unaudited)	—	—	—	—	8,982,167	(8,982,167)	—	—	—
Reversal of deferred compensation related to stock option cancellations (unaudited)	—	—	—	—	(174,011)	174,011	—	—	—
Amortization of deferred compensation (unaudited)	—	—	—	—	—	1,739,895	—	—	1,739,895
Comprehensive loss:
Net loss (unaudited)	—	—	—	—	—	—	—	(7,008,809)	(7,008,809)
Unrealized gain on short-term investments (unaudited)	—	—	—	—	—	—	2,593	—	2,593

Comprehensive loss (unaudited)	—	—	—	—	—	—	—	—	(7,006,216)

Balance at September 30, 2003 (unaudited)	4,785,706	$4,786	13,021,850	$13,022	$50,536,610	$(11,899,224)	$—	$(30,964,835)	$7,690,359

See accompanying notes.

Kintera, Inc.

Consolidated Statements of Cash Flows

	Period from February 8, 2000 (inception) to December 31, 2000			Nine months ended September 30,
		Year ended December 31,
		2001	2002	2002	2003
				(unaudited)
Operating activities:
Net loss	$(2,101,337)	$(12,438,250)	$(9,416,439)	$(6,811,607)	$(7,008,809)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	—	10,186	69,978	19,213	65,749
Write-offs of accounts receivable	—	—	(33,949)	(15,485)	(10,900)
Depreciation	47,382	313,481	478,958	341,830	442,217
Amortization of intangible assets	—	—	182,266	132,557	345,661
Forgiveness of employee note	18,750	37,500	37,500	28,125	28,125
Amortization and write-off of prepaid advertising	30,400	4,969,600	—	—	—
Stock-based compensation expense to consultants	—	—	176,650	33,786	156,074
Amortization of deferred compensation	—	—	374,066	223,186	1,739,895
Changes in operating assets and liabilities:
Accounts receivable	—	(47,608)	(174,957)	(161,036)	(899,084)
Prepaid expenses and other current assets	(27,325)	(11,154)	(120,344)	(195,984)	86,974
Accounts payable and accrued expenses	170,732	479,271	(450,325)	(116,295)	471,846
Accrued salaries and employee benefits	59,479	127,083	165,832	322,109	3,891
Donations payable to customers	—	17,124	330,619	508,479	1,766,958
Deferred revenue	—	38,044	331,959	353,129	1,090,889
Deferred rent	—	14,786	85,185	54,569	(13,374)
Sponsorships payable	—	—	212,313	100,000	(137,110)

Net cash used in operating activities	(1,801,919)	(6,489,937)	(7,750,688)	(5,183,424)	(1,870,998)
Investing activities:
Purchases of marketable securities	—	(6,879,230)	(5,899,666)	(6,729,349)	—
Maturities of marketable securities	—	3,500,000	4,352,232	3,230,000	2,047,993
Sales of marketable securities	—	1,480,000	1,302,146	721,198	96,525
Acquisition costs, net of cash acquired	—	—	(17,099)	(17,099)	(137,545)
Purchases of property and equipment	(593,557)	(611,125)	(525,205)	(457,317)	(302,890)
Issuance of employee note	(150,000)	—	—	—	—
Other assets	(27,370)	8,913	(298,848)	(173,357)	(1,027,570)

Net cash provided by (used in) investing activities	(770,927)	(2,501,442)	(1,086,440)	(3,425,924)	676,513
Financing activities:
Draw on line of credit obligation	—	—	—	—	310,517
Payment of line of credit obligation	—	—	(35,128)	(35,128)	(68,625)
Repayment of employee note	—	—	(30,000)	(30,000)	—
Note payable to employee	44,500	—	—	—	—
Proceeds from issuance of common stock	241,635	—	—	—	—
Proceeds from exercise of common stock options	—	13,300	25,833	25,833	7,465
Repurchase of common stock	(12,750)	(7,363)	(914)	(914)	(5,139)
Net proceeds from sale of preferred stock	7,961,129	5,769,135	7,666,753	7,666,753	5,491,438

Net cash provided by financing activities	8,234,514	5,775,072	7,626,544	7,626,544	5,735,656
Net (decrease) increase in cash and cash equivalents	5,661,668	(3,216,307)	(1,210,584)	(982,804)	4,541,171
Cash and cash equivalents at beginning of period	—	5,661,668	2,445,361	2,445,361	1,234,777

Cash and cash equivalents at end of period	$5,661,668	$2,445,361	$1,234,777	$1,462,557	$5,775,948

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$—	$—	$345

Supplemental disclosure of noncash investing and financing activities:
Issuance of Series B preferred stock for prepaid advertising	$5,000,000	$—	$—	$—	$—

Issuance of common stock for other assets	$—	$15,000	$—	$—	$—

Issuance of Series E preferred stock for Masterplanner acquisition	$—	$—	$500,000	$500,000	$—

Issuance of common stock and options for acquisitions	$—	$—	$—	$—	$5,860,103

See accompanying notes.

Kintera, Inc.

Notes to Consolidated Financial Statements

(Information subsequent to December 31, 2002 and pertaining to September 30, 2003 and the nine months ended September 30, 2002 and 2003 is unaudited)

1. Organization and Significant Accounting Policies

Description of Business

        Kintera, Inc. (the "Company") was incorporated in the state of Delaware on February 8, 2000. The Company is a provider of software as a service that enables nonprofit organizations to use the Internet to increase awareness, commitment and donations.

Basis of Presentation

        The accompanying financial statements have been prepared assuming the Company will recover its assets and satisfy its liabilities in the normal course of business. As of September 30, 2003, the Company has working capital of $1.6 million (unaudited) and an accumulated deficit of $31.0 million (unaudited). For the nine months ended September 30, 2003 the Company used cash in operating activities of $1.9 million (unaudited). The Company's ability to fund its operations during 2003 is dependent upon obtaining additional debt or equity financing adequate to fulfill its development and marketing activities, and achieving a level of revenues adequate to support the Company's cost structure. The Company intends to raise the proceeds necessary to fund its operations during 2003 through a combination of financings, including offering of equity securities. Should the Company be unsuccessful in obtaining the funds necessary to fund its operations from third parties, it has received a commitment letter, which shall remain in force through March 31, 2004, from one of its principal stockholders to provide financing. Management believes that its existing working capital, its plans to raise proceeds through equity or debt financings and the commitment of funding from one of its principal stockholders are sufficient to fund its operations through at least December 31, 2003.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk and Significant Customers

        Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents and short-term investments with high credit quality financial institutions. In general, the Company does not require collateral on its arrangements with customers. The Company has accounts receivable related to upfront and monthly maintenance fees typically with credit terms of 30-60 days. The Company provides reserves against accounts receivables for estimated losses that may result from customers' inability to pay. The amount of the reserve is determined by analyzing known uncollectible accounts, aged receivables, economic conditions in the customers' industry, historical losses and changes in customer creditworthiness. Write-offs to date have not been material.

        The Company had one customer that comprised 20% and 14% of net revenues for the year ended December 31, 2002 and the nine months ended September 30, 2003 (unaudited), respectively.

Fair Value of Financial Investments

        The carrying amounts shown for the Company's cash and cash equivalents, short-term investments, accounts and notes receivable and accounts and notes payable approximate their fair value due to the short-term maturities of these instruments.

Property and Equipment

        Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the related leases.

Impairment of Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment of Disposable Long-Lived Assets, the Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. To date, the Company has not experienced any impairment losses on its long-lived assets used in operations.

Impairment of Goodwill

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but reviewed annually for impairment or more frequently if impairment indicators arise. The Company fully adopted SFAS No. 142 on January 1, 2002.

        SFAS No. 142 requires a transitional evaluation for impairment of goodwill balances upon adoption of the new accounting pronouncement. The Company completed its transitional review for potential impairment of goodwill that existed at January 1, 2002, and determined that no impairment of goodwill existed at January 1, 2002. SFAS No. 142 also requires periodic evaluations for impairment of goodwill balances. The Company completed its annual evaluation for impairment of goodwill as of December 31, 2002, and determined that no impairment of goodwill existed as of that date.

Revenue Recognition

        Kintera Sphere is an enterprise-grade software system that integrates a suite of features including content management, contact management, communication, commerce, community and reporting. The Company receives revenues related to Kintera Sphere for activation fees, monthly maintenance fees and transaction fees tied to the donations and purchases that the Company processes. The Company recognizes revenues when all of the following criteria are met: (1) persuasive evidence of an arrangement exists (upon contract signing or receipt of an authorized purchase order from the customer); (2) delivery has occurred (upon performance of services in accordance with contract specifications); (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties (credit terms extending beyond twelve months or significantly longer than is customary are deemed not to be fixed and determinable); and (4) collection is probable (there are no indicators of non-payment based upon history with the customer and/or upon completion of credit procedures, if completed). Billings made or payments received in advance of providing services are deferred until the period these services are provided.

        To date, the Company's arrangements that contain multiple elements have been contracts that include upfront payments for activation of Kintera Sphere, monthly fees for the maintenance and use of Kintera Sphere and transaction fees tied to the donations and purchases that the Company processes. Revenue associated with the upfront payments are deferred and recognized on a straight-line basis over the entire term of the contract which in general range from twelve to thirty-six months. Revenue related to monthly maintenance and transaction fees for donations made through the website are recognized as services are provided. Credit card fees directly associated with processing customer donations and billed to customers are excluded from revenues in accordance with Emerging Issues Task Force ("EITF") consensus on Issue 99-19. Reporting Revenue Gross as a Principal verses Net as an Agent.

        For arrangements with multiple elements, the Company allocates revenues to each element of the transaction based upon its fair value. Fair value for all elements of an arrangement is determined when the delivered items have value to the customer on a stand-alone basis, evidence of the fair value of the undelivered items exists, and delivery or performance of the undelivered items is considered probable and substantially in the control of the Company. Items are considered to have stand alone value if (1) the Company has either sold that item separately in the past or (2) the Company could resell that item. When the fair value of a delivered element has not been established or the Company is unable to establish stand-alone value, as is the case for the upfront payments for activation, maintenance, and use of Kintera Sphere, the revenues for the elements are recognized on a straight-line basis over the entire term of the contract.

        The unearned portion of paid subscriptions is deferred until the publications are mailed to subscribers. Upon each mailing, a proportionate share of the gross subscription price is included in revenues. Advertising revenues are recognized when the advertisements are distributed.

Computer Software for Internal Use

        The Company does not sell or license the rights to future use of its software. Accordingly, software development costs, consisting of internally developed software and website development costs, are accounted for in accordance with Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. In accordance with SOP 98-1, internal and external costs incurred to develop internal-use software during the application development stage are to be capitalized. These costs have been insignificant to date and therefore no amounts have been capitalized.

Advertising Costs

        All advertising costs are expensed when incurred. Advertising costs were $175,220, $4,789,362, $195,409, $141,813 (unaudited) and $265,474 (unaudited) for the period from February 8, 2000 (inception) to December 31, 2000, the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and 2003, respectively.

        Advertising costs of $30,440 and $4,104,875 for the period from February 8, 2000 (inception) to December 31, 2000 and the year ended December 31, 2001, respectively, related to the usage of billboard advertising acquired in exchange for Series B convertible preferred stock in September 2000. The value of the advertising and Series B convertible preferred stock was based on the quantity of advertising to be received and quoted market rates. Advertising costs include $864,725 for the year ended December 31, 2001 related to the write-off of the remaining balance of prepaid advertising due to its impairment after the aforementioned advertising contract was mutually cancelled.

Stock-Based Compensation

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options is equal to or greater than the fair value of the underlying stock on the date of grant, no compensation expense is recognized. Certain of the Company's stock options have been granted with exercise prices below the fair value of the Company's common stock as estimated by the Company's management for financial reporting purposes. For these stock options, the Company has recorded deferred stock-based compensation for the difference between their exercise prices and such estimated fair values which is being amortized to expense on a straight-line method over the stock option's vesting period.

        Compensation for equity instruments issued to non-employees has been determined in accordance with SFAS No. 123, Financial Accounting Standards Board ("FASB") Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, and the EITF consensus on Issue 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services, as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

        Pro forma information regarding net loss is required by SFAS No. 123 and newly issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the grant date using the Black-Scholes method for option pricing with the following assumptions:

	Period from February 8, 2000 (inception) to December 31, 2000			Nine months ended September 30,
		Year ended December 31,
		2001	2002	2002	2003
				(unaudited)
Weighted average risk free interest rate	6.0%	4.5%	3.8%	3.8%	4.0%
Expected option life	5.0 years	5.0 years	5.0 years	5.0 years	5.0 years
Expected stock price volatility	0%	0%	0%	0%	See below
Expected dividend yield	0%	0%	0%	0%	0%
Weighted average fair value of options with exercise price equaling stock price on date of grant	$0.02	$0.18	$0.18	$0.18	$—
Weighted average fair value of options granted with exercise price less than stock price on date of grant	$—	$—	$4.24	$4.00	$8.34

        Future pro forma results of operations under SFAS No. 123 may be materially different from actual amounts reported. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company has used the minimum value method to determine the fair value of options granted prior to its initial filing in a registration statement under the Securities Act of 1933 relating to an initial public offering of the Company's common stock. This method does not consider the expected volatility of the underlying stock, and is only available to non-public entities. Accordingly, the Company has used an estimated volatility factor of 80% for grants issued subsequent to the initial filing date of the registration statement.

        The following table illustrates the effect on net losses if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation:

				Nine months ended September 30,
	Period from February 8, 2000 (inception) to December 31, 2000	Year ended December 31,
		2001	2002	2002	2003
Net loss—as reported	$(2,101,337)	$(12,438,250)	$(9,416,439)	$(6,811,607)	$(7,008,809)
Add: Stock-based employee compensation expense included in reported net loss	—	—	374,066	223,186	1,739,895
Less: Total stock-based employee compensation expense determined under the fair value method for all awards	(2,276)	(27,349)	(396,523)	(232,085)	(1,645,591)

Pro forma net loss	$(2,103,613)	$(12,465,599)	$(9,438,896)	$(6,820,506)	$(6,914,505)

Net loss per share:
Basic and diluted—as reported	$(2.08)	$(3.86)	$(1.44)	$(1.10)	$(0.75)

Basic and diluted—pro forma	$(2.09)	$(3.87)	$(1.44)	$(1.11)	$(0.74)

Income Taxes

        Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement basis and the tax basis of assets and liabilities using enacted tax rates. Valuation allowances are established to reduce deferred tax assets to the amount that is expected to more likely than not be realized in future tax returns.

Comprehensive Income (Loss)

        Comprehensive loss is the total of net loss and all other non-owner changes in stockholders' equity. The Company's other comprehensive income (loss) consists of unrealized gains or losses on available-for-sale investments. Such amounts are excluded from net loss and are reported in accumulated other comprehensive income (loss) in the accompanying consolidated financial statements.

Net Loss Per Share

        In accordance with SFAS No. 128, Earnings Per Share, basic net loss per common share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Potentially dilutive securities are not considered in the calculation of net loss per common share as their inclusions would be anti-dilutive.

        In accordance with SAB No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

        The unaudited pro forma basic and diluted net loss per share calculations assume the conversion of all outstanding convertible preferred stock into shares of common stock using the as-if converted method on the date of issuance.

        A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share is as follows:

	Period from February 8, 2000 (inception) to December 31, 2000	Year ended December 31,		Nine months September 30,
		2001	2002	2002	2003
				(unaudited)
Numerator
Net loss	$(2,101,337)	$(12,438,250)	$(9,416,439)	$(6,811,607)	$(7,008,809)

Denominator
Basic and diluted:
Weighted average common shares outstanding	7,389,268	12,619,263	12,635,396	12,633,245	12,802,166
Less: Weighted average shares subject to repurchase	(6,380,887)	(9,396,411)	(6,090,065)	(6,468,487)	(3,439,234)

Denominator on basic calculation	1,008,381	3,222,852	6,545,331	6,164,758	9,362,932

Basic and diluted net loss per share	$(2.08)	$(3.86)	$(1.44)	$(1.10)	$(0.75)

Shares used above to compute basic net loss per share			6,545,331		9,362,932
Pro forma adjustment to reflect weighted average effect of assumed conversion of convertible preferred stock (unaudited)			3,891,722		4,494,789

Shares used in computing pro forma basic net loss per common share (unaudited)			10,437,053		13,857,721

Pro forma basic net loss per common share (unaudited)			$(0.90)		$(0.51)

        The following table summarizes potential common shares that are not included in the denominator used in the diluted net loss per share calculation because to do so would be antidilutive:

	December 31,			September 30,
Common Stock Equivalents
	2000	2001	2002	2002	2003
				(unaudited)
Common stock subject to repurchase	10,619,881	7,502,920	4,491,993	5,246,109	2,399,422
Options to purchase common stock	71,750	935,800	1,429,952	1,448,103	2,782,965
Warrants to purchase preferred stock	—	—	—	—	20,000
Convertible preferred stock	2,839,282	3,417,282	4,235,780	4,235,780	4,785,706

	13,530,913	11,856,002	10,157,725	10,929,992	9,988,093

Unaudited Pro Forma Stockholders' Equity

        The unaudited pro forma stockholders' equity at September 30, 2003 reflects the conversion of 4,785,706 shares of convertible preferred stock outstanding as of September 30, 2003 into 4,785,706 shares of common stock.

Interim Financial Information

        The financial statements as of and for the nine months ended September 30, 2002 and 2003 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information therein. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be reported for the year ended December 31, 2003.

Segment Information

        The Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 131 requires public companies to report financial and descriptive information about their reportable operating segments. The Company identifies its operating segments based on how management internally evaluates separate financial information, business activities and management responsibility. The Company believes it operates in a single business segment and adoption of this standard did not have a material impact on the Company's financial statements.

Recently Issued Accounting Standards

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred versus the date the Company commits to an exit plan. In addition, SFAS No. 146 states the liability should be initially measured at fair value. The requirements of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, and will affect the timing of exit or disposal costs reported after adoption. The Company does not currently expect the adoption of SFAS 146 to have a material effect on its consolidated financial position or results of operations.

        FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"), was issued in November 2002. FIN 45 requires that upon issuance of a guarantee, the guarantor must disclose and recognize a liability for the fair value of the obligation it assumes under that guarantee. The initial recognition and measurement requirements of FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002, and are applicable to certain guarantees issued by the Company before December 31, 2002. The Company adopted FIN 45 disclosure requirements as of December 31, 2002. The adoption of the provisions for recognition and initial measurement did not have a material impact on the Company's financial position, results of operations or cash flows.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 is an amendment to SFAS No. 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and also provides additional disclosures about the method of accounting for stock-based employee compensation. Amendments are effective for financial statements for fiscal years ending after December 15, 2002. The Company has currently chosen to not adopt the voluntary change to the fair value based method of accounting for stock based employee compensation, pursuant to SFAS No. 148, which, if adopted, could have a material effect on its consolidated financial position or results of operations.

        In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not expect the adoption of EITF Issue No. 00-21 to have a material impact on our financial position, results of operations or cash flows.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect adoption of FIN 46 to have a material impact on its financial position, results of operations or cash flows.

2. Acquisitions

Masterplanner Media, Inc.

        On January 31, 2002, the Company entered into a merger agreement with Masterplanner Media, Inc. ("Masterplanner"). The acquisition was accounted for as a purchase, therefore the results of Masterplanner's operations have been included in the consolidated financial statements since that date. Masterplanner publishes a monthly print and online calendar in New York City and Los Angeles that provides assistance to non-profit organization administrators in planning fundraising and other events. The Company acquired Masterplanner primarily to enhance its customer base in the New York City and Los Angeles markets as well as to increase brand awareness in other markets (the San Diego publication was established subsequent to the merger). These factors motivated the Company to pay a purchase price in excess of the net book value, which resulted in intangible assets.

        The purchase price consisted of 49,999 shares of Series E convertible preferred stock valued at $10.00 per share, plus $17,099 in related acquisition costs. The fair value of the preferred stock was determined based on prior and subsequent sales of preferred stock for cash.

        The $500,000 purchase price, plus $17,099 of related acquisition costs, was allocated as follows:

Current assets	$29,950
Fixed assets	3,101
Intangible asset	795,344

Total assets acquired	828,395
Current liabilities assumed	(311,296)

Net assets acquired	$517,099

        The acquired intangible asset represents the customer base of Masterplanner and was assigned an estimated useful life of four years for amortization purposes.

H2O Networks, Inc. (dba Involve)

        On January 10, 2003, the Company entered into a merger agreement with H2O Networks, Inc. (dba Involve). The acquisition was accounted for as a purchase, therefore the results of Involve's operations have been included in the consolidated financial statements since that date. Involve provides online communications and marketing services. The Company acquired Involve primarily to enhance its content management system and advocacy market positions. These factors motivated the Company to pay a purchase price in excess of the net book value, which resulted in intangible assets.

        The purchase price consisted of 259,545 shares of common stock valued at $9.00 per share, options to purchase 140,459 shares of common stock valued using the Black-Scholes method at a weighted average of $8.66 per share and $117,519 in related acquisition costs.

        The $3,553,445 purchase price, plus $117,519 in acquisition costs, was preliminarily allocated as follows:

Current assets	$140,462
Fixed assets	40,929
Intangible assets	1,048,184
Goodwill	1,077,267
Other assets	28,475

Total assets acquired	2,335,317
Current liabilities assumed	(203,050)
Deferred compensation	1,538,697

Net assets acquired	$3,670,964

        The acquired intangible asset represents the customer base of Involve and was assigned an estimated useful life of four years for amortization purposes.

        The Company is performing a purchase price allocation study that is expected to be completed in the fourth quarter of 2003. Differences between the initial purchase price allocation and the final purchase price allocation will primarily be related to the distribution between intangible assets and goodwill of the excess purchase price over net tangible assets acquired.

VirtualSprockets, LLC

        On September 25, 2003, the Company entered into an asset purchase agreement with VirtualSprockets, LLC ("VirtualSprockets"). VirtualSprockets develops web-sites, intranets and database software for nonprofit organizations. The Company acquired the net assets of VirtualSprockets primarily to enhance its customer base in the Washington D.C. market and to enhance its industry knowledge of and relationships with the nonprofit industry. These factors motivated the Company to pay a purchase price in excess of the net book value, which resulted in intangible assets.

        The purchase price consisted of 100,000 shares of common stock valued at $10.00 per share, plus $100,000 in estimated acquisition costs. In addition, the Company also issued options to purchase 51,863 shares of common stock to former VirtualSprockets employees.

        The $1,000,000 purchase price, plus $100,000 of estimated acquisition costs, was preliminarily allocated as follows:

Current assets	$43,678
Fixed assets	66,126
Intangible assets	271,196
Goodwill	135,598
Other assets	3,700

Total assets acquired	520,298
Current liabilities assumed	(86,965)
Deferred compensation	666,667

Net assets acquired	$1,100,000

        The acquired intangible asset represents the customer base of VirtualSprockets and was assigned an estimated useful life of four years for amortization purposes.

        The Company is performing a purchase price allocation study that is expected to be completed in the fourth quarter of 2003. Differences between the initial purchase price allocation and the final purchase price allocation will primarily be related to the distribution between intangible assets and goodwill of the excess purchase price over net tangible assets acquired.

5 Winds, Inc.

        On September 26, 2003, the Company entered into a merger agreement with 5 Winds, Inc. and its wholly-owned subsidiary, Little Tornadoes, Inc. ("Little Tornadoes). The acquisition was accounted for as a purchase, therefore the results of Little Tornadoes' operations have been included in the consolidated financial statements since that date. Little Tornadoes develops, manages and maintains Internet web sites. The Company acquired Little Tornadoes primarily to enhance its customer base in the New York City market and to enhance its industry knowledge of and relationships with the nonprofit industry. These factors motivated the Company to pay a purchase price in excess of the net book value, which resulted in intangible assets.

        The purchase price consisted of 100,000 shares of common stock valued at $10.00 per share, options to purchase 34,768 shares of common stock valued using the Black-Scholes method at a weighted average of $8.82 per share and $100,000 in estimated acquisition costs. In addition, the Company also issued options to purchase 165,231 shares of common stock to former Little Tornadoes employees.

        The $1,306,658 purchase price, plus $100,000 of estimated acquisition costs, was preliminarily allocated as follows:

Current assets	$287,435
Fixed assets	90,238
Intangible assets	675,501
Goodwill	337,750
Other assets	10,472

Total assets acquired	1,401,396
Current liabilities assumed	(272,886)
Deferred compensation	278,148

Net assets acquired	$1,406,658

        The acquired intangible asset represents the customer base of Little Tornadoes and was assigned an estimated useful life of four years for amortization purposes.

        The Company is performing a purchase price allocation study that is expected to be completed in the fourth quarter of 2003. Differences between the initial purchase price allocation and the final purchase price allocation will primarily be related to the distribution between intangible assets and goodwill of the excess purchase price over net tangible assets acquired.

Unaudited Pro Forma Information

        The unaudited pro forma information for the year ended December 31, 2001, the year ended December 31, 2002 and the nine months ended September 30, 2003 assumes the acquisition of Masterplanner was consummated on January 1, 2001 and the acquisitions of Involve, VirtualSprockets and Little Tornadoes were consummated on January 1, 2002.

	Year Ended December 31, 2001	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
	(unaudited)	(unaudited)	(unaudited)
Net revenues	$884,347	$5,414,378	$7,168,947
Net loss	$(12,651,152)	$(11,018,372)	$(6,897,929)
Net loss per share—basic and diluted	$(3.92)	$(1.60)	$(0.73)

        The results of operations for Masterplanner has been excluded from the pro forma information for the year ended December 31, 2002 as the acquisition occurred near the beginning of the period. The results of operations for Involve has been excluded from the pro forma information for the nine months ended September 30, 2003 as the acquisition occurred near the beginning of the period.

        These results give effect to the pro forma adjustments for the amortization of acquired intangible assets and the amortization of deferred compensation. In addition, the common stock used as consideration for the acquisitions is presented as being outstanding during the entire period.

3. Short-Term Investments

        The Company had no short-term investments at September 30, 2003 (unaudited). The Company has classified short-term investments as available-for-sale which are summarized as follows at December 31, 2002:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
Certificates of deposit	$2,144,518	$21	$(2,614)	$2,141,925

        The Company has classified short-term investments as available-for-sale which are summarized as follows at December 31, 2001:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
Corporate debt securities	$1,899,230	$315	$(15,101)	$1,884,444

        All short-term investments are due in one year or less.

4. Balance Sheet Details

        Accounts receivable consists of the following:

	December 31,
			September 30, 2003
	2001	2002
			(unaudited)
Accounts receivable	$47,608	$248,125	$1,310,538
Unbilled accounts receivable	—	—	174,210

	$47,608	$248,125	$1,484,748
Less: allowance for doubtful accounts	(10,186)	(46,215)	(101,064)

	$37,422	$201,910	$1,383,684

        Prepaid expenses and other current assets consists of the following:

	December 31,
			September 30, 2003
	2001	2002
			(unaudited)
Due from credit card processor	$—	$123,535	$—
Prepaid expenses	38,479	39,742	104,895

	$38,479	$163,277	$104,895

        Property and equipment consists of the following:

		December 31,
Class				September 30, 2003
	Useful Life	2001	2002
				(unaudited)
Computer equipment	3	$840,297	$1,298,309	$1,703,043
Purchased software	3	193,916	232,720	252,592
Office equipment	5	96,222	111,322	123,535
Furniture and fixtures	5	21,862	26,286	59,792
Leasehold improvements	Lease term	52,385	64,351	94,209

		1,204,682	1,732,988	2,233,171
Less: accumulated depreciation		(360,863)	(839,821)	(1,282,038)

Net property and equipment		$843,819	$893,167	$951,133

        Depreciation expense was $47,382, $313,481, $478,958, $341,830 and $442,217, for the period from February 8, 2000 (inception) to December 31, 2000, the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 (unaudited) and 2003 (unaudited), respectively.

        Other assets consist of the following:

	December 31,
			September 30, 2003
	2001	2002
			(unaudited)
Deposits held by credit card processor	$—	$149,755	$591,943
Restricted cash deposit	—	100,000	100,000
Initial public offering costs	—	—	644,034
Deferred line of credit financing costs	—	—	157,152
Prepaid acquisition costs	—	44,607	—
Other deposits	18,457	22,943	60,789

	$18,457	$317,305	$1,553,918

        Intangible assets consist of the following:

		December 31,
				September 30, 2003
	Useful life	2001	2002
				(unaudited)
Customer base	4	$—	$795,344	$2,790,225
Goodwill	Indefinite	15,000	15,000	1,575,615

		15,000	810,344	4,365,840
Less: accumulated amortization		—	(182,266)	(527,927)

Net intangible assets		$15,000	$628,078	$3,837,913

        The changes in the carrying amount of goodwill are as follows:

Balance at December 31, 2001	$15,000
Goodwill acquired	—

Balance at December 31, 2002	15,000
Goodwill acquired (unaudited)	1,560,615

Balance at September 30, 2003 (unaudited)	$1,575,615

        Amortization expense was $0, $0, $182,266, $132,557 (unaudited) and $345,661 (unaudited) for the period from February 8, 2000 (inception) to December 31, 2000, the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and 2003, respectively. All amortization expense is recorded in sales and marketing expense in the consolidated statements of operations. As of September 30, 2003 (unaudited), the total of charges to be recognized in future periods from amortization of intangible assets are anticipated to be approximately $175,000, $698,000, $698,000, $515,000 and $176,000 for the remaining three months of 2003 and the years ended December 31, 2004, 2005, 2006 and 2007, respectively.

5. Related Party Transactions

        In July 2000, the Company issued a loan in connection with the relocation of an employee in the amount of $150,000. The loan will be forgiven pro-rata over four years. Compensation expense related to the loan was $18,750, $37,500, $37,500, $28,125 (unaudited) and $28,125 (unaudited) for the period from February 8, 2000 (inception) to December 31, 2000, the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and 2003, respectively.

        During 2000 a founder loaned the Company $44,500. The note payable does not bear interest and does not have a maturity date.

6. Notes Payable and Lines of Credit

        In January 2002, the Company assumed a $33,128 line of credit obligation and a $30,000 employee note payable in the acquisition of Masterplanner. Both liabilities were repaid shortly after the acquisition.

        In January 2003, the Company assumed a $66,636 line of credit obligation in the acquisition of Involve. The line of credit bears interest at 4% plus Prime Rate. The amount outstanding at September 30, 2003 (unaudited) was $52,210. The balance was repaid in October 2003.

        In August 2003, the Company entered into a $2.0 million Loan and Security Agreement with a bank. The agreement consists of up to $1.0 million in a revolving accounts receivable line at an interest rate of 2% plus Prime Rate and up to $1.0 million in an equipment financing line at an interest rate of 4% plus Prime Rate. The borrowing base for the revolving accounts receivable line is limited to 80% of eligible accounts receivable. The agreement contains various financial statement covenants and is secured by all non-intellectual property assets of the Company. In September 2003, the Company drew down $310,517 on the equipment financing line. The total amount outstanding at September 30, 2003 (unaudited) under the agreement is $301,892. Total principal repayments are as follows; $23,282 for the remaining three months of 2003, $97,604 for 2004, $105,705 for 2005 and $75,301 for 2006.

        In September 2003, the Company assumed a $45,575 line of credit obligation in the acquisition of VirtualSprockets. No amount was outstanding at September 30, 2003 (unaudited) as the line was paid off in September 2003.

        In September 2003, the Company assumed a $44,444 note payable in the acquisition of Little Tornadoes (unaudited). The note payable does not bear interest and is repayable over four monthly principle payments of $11,111.

        Interest expense was $0, $0, $0, $0 and $9,589 for the period from February 8, 2000 (inception) to December 31, 2000, the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 (unaudited) and 2003 (unaudited), respectively.

7. Stockholders' Equity

Common Stock

        In May 2000, the Company issued 7,225,500 shares of restricted common stock to founders at $0.01 per share for gross proceeds of $72,255. In August 2000, the Company issued 4,500,000 shares of restricted common stock to founders at $0.02 per share for gross proceeds of $90,000. In September 2000, the Company issued 1,323,000 shares of restricted common stock to employees at $0.06 per share for gross proceeds of $79,380. Shares of restricted common stock are subject to repurchase by the Company, pursuant to vesting schedules, which generally extend for a period of up to four years. In the event of termination of employment, the Company has the option to repurchase the unvested shares at their original issuance price. As of December 31, 2002 and September 30, 2003 (unaudited), there were 4,564,191 and 2,236,530 shares subject to repurchase.

Convertible Preferred Stock

        Convertible preferred stock authorized and outstanding is as follows:

	December 31,						September 30,
	2001			2002			2003
	Shares authorized	Shares outstanding	Liquidation value	Shares authorized	Shares outstanding	Liquidation value	Shares authorized	Shares outstanding	Liquidation value
Series A	3,000,000	1,500,000	$3,000,000	3,000,000	1,500,000	$3,000,000	3,000,000	1,500,000	$3,000,000
Series B	1,428,571	714,285	5,000,000	1,428,571	714,285	5,000,000	1,428,571	714,285	5,000,000
Series C	1,250,000	624,997	5,000,000	1,250,000	624,997	5,000,000	1,250,000	624,997	5,000,000
Series D	4,000,000	578,000	5,780,000	4,000,000	578,000	5,780,000	4,000,000	578,000	5,780,000
Series E	—	—	—	250,000	49,999	500,000	250,000	49,999	500,000
Series F	—	—	—	2,000,000	768,499	7,684,990	2,000,000	768,499	7,684,990
Series G	—	—	—	—	—	—	2,000,000	549,926	5,499,260
Undesignated	10,321,429	—	—	8,071,429	—	—	6,071,429	—	—

	20,000,000	3,417,282	$18,780,000	20,000,000	4,235,780	$26,964,990	20,000,000	4,785,706	$32,464,250

        The preferred stock is convertible on a one-to-one basis, subject to anti-dilution adjustments, into shares of common stock at the option of the stockholder. The preferred stock will automatically convert upon the closing of the initial public offering of at least $7,500,000, or by the written consent of a majority of the preferred stockholders of the consenting series. The preferred shares have voting rights equivalent to the number of as-converted common shares at any particular point in time.

        The Series A, C, D, E, F and G convertible preferred stock have a non-cumulative cash dividend of $0.16 per share, $0.64 per share, $0.80 per share, $0.80 per share, $0.80 per share and $0.80 per share, respectively, when and if declared. The Series B convertible preferred stock has a non-cumulative cash dividend per share in an amount to be determined by the Board of Directors when and if declared. No dividends were declared through December 31, 2002.

Stock Options

        In October 2000, the Company adopted the Kintera, Inc. 2000 Stock Option Plan (the "Plan"). As amended, under the Plan the Company may grant options for up to 3,064,000 shares of the Company's common stock. A committee designated by the Board of Directors may fix the terms and vesting of all options; however, in no event will the contractual term exceed 10 years. Generally, options vest 25% one year from the grant date and 1/1,460 per day thereafter until the options are fully vested.

        The Plan allows for employees to early exercise unvested stock options. All options exercised are subject to repurchase by the Company within 60 days of an employee's termination. Unvested options are subject to repurchase at the original purchase price. As of December 31, 2002 and September 30, 2003, there were 13,460 and 8,547 (unaudited) shares issued and outstanding from such options, subject to repurchase by the Company.

        Stock option activity is as follows:

	Number of shares	Weighted- average exercise price
Balance at February 8, 2000 (inception)	—	$—
Granted	71,750	$0.66

Balance at December 31, 2000	71,750	$0.66
Granted	1,190,550	$0.92
Exercised	(17,250)	$0.78
Canceled	(309,250)	$0.84

Balance at December 31, 2001	935,800	$0.90
Granted	815,200	$1.34
Exercised	(28,220)	$0.92
Canceled	(292,828)	$1.02

Balance at December 31, 2002	1,429,952	$1.14
Granted (unaudited)	1,458,073	$1.80
Exercised (unaudited)	(6,213)	$1.20
Canceled (unaudited)	(98,847)	$1.36

Balance at September 30, 2003 (unaudited)	2,782,965	$1.48

        The following table summarizes information about stock options outstanding at December 31, 2002:

	Options outstanding			Options vested
Range of exercise prices	Number of options outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number of options vested	Weighted average exercise price
$0.02 - $0.80	303,750	8.0 years	$0.76	158,139	$0.72
$1.00	852,203	9.0 years	$1.00	153,072	$1.00
$2.00	273,999	9.6 years	$2.00	9,396	$2.00

	1,429,952	8.9 years	$1.14	320,607	$0.94

        The above tables include outstanding options granted to purchase 58,250 shares of common stock issued to consultants outside the Plan.

        Compensation related to awards granted to consultants was $0, $0, $176,650, $33,786 (unaudited) and $156,074 (unaudited) for the period from February 8, 2000 (inception) to December 31, 2000, the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and 2003, respectively. The fair value for these options was estimated at the grant date using the Black-Scholes method for option pricing with the following assumptions:

	Period from February 8, 2000 (inception) to December 31, 2000
		December 31,		September 30,
		2001	2002	2002	2003
Weighted average risk free interest rate	6.0%	5.0%	5.0%	5.0%	4.0%
Expected option life in years	5.0	10.0	3.3—10.0	3.3—10.0	10.0
Expected stock price volatility	80%	80%	80%	80%	80%
Expected dividend yield	0%	0%	0%	0%	0%
Weighted average fair value of options granted	$0.60	$0.84	$3.78	$2.50	$9.38

        The fair value of the grants is periodically remeasured as the options vest.

        The Company recorded deferred stock compensation totaling $3,035,845 and $11,465,679 for the year ended December 31, 2002 and the nine months ended September 30, 2003 (unaudited), in connection with the grant of various stock options and restricted stock to employees. The deferred stock compensation represents the difference between the exercise or grant price and the estimated fair value of the Company's common stock for financial reporting purposes as determined by the Company's board of directors. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense over the vesting period of the options on a straight-line method. Amortization of deferred compensation expense was $374,066 and $1,739,895 for the year ended December 31, 2002 and the nine months ended September 30, 2003 (unaudited). Deferred compensation was reduced by $314,328 and $174,011 for the year ended December 31, 2002 and the nine months ended September 30, 2003 (unaudited) to reflect the cancellation of certain unvested stock options upon the respective individual's termination. As of September 30, 2003 (unaudited), the total charges to be recognized in future periods from amortization of deferred stock compensation are anticipated to be approximately $1,000,000, $3,800,000, $3,100,000, $2,700,000 and $1,300,000 for the remaining three months of 2003 and the years ended December 31, 2004, 2005, 2006 and 2007, respectively.

Stock Warrants

        In connection with the Loan and Security Agreement, the Company issued a warrant to purchase 20,000 shares of Series G preferred stock at $10.00 per share. The warrant is immediately exercisable and will expire on the later of 10 years from issuance or 5 years after the closing of an initial public offering of common stock. The fair value of the warrant was estimated at $166,396 using the Black-Scholes method for option pricing. The assumption used was 4.0% for the weighted average risk free rate, 80% expected stock price volatility, 0% expected dividend yield and 10 year expected warrant life. The fair value was recorded as deferred line of credit financing costs to be amortized to interest expense over the thirty-six month repayment period.

Shares Reserved for Future Issuance

        The following capital stock is reserved for future issuance:

	December 31, 2002	September 30, 2003)
		(unaudited)
Conversion of preferred stock	4,235,780	4,785,706
Stock options issued and outstanding	1,429,952	2,782,965
Authorized for future option grants	146,826	287,592
Stock warrants	—	20,000

	5,812,558	7,876,263

8. Income Taxes

        Significant components of the Company's deferred tax assets as of December 31, 2001 and 2002 are shown below. A valuation allowance has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

	December 31,
	2001	2002
Deferred tax assets:
Net operating loss carryforwards	$5,691,000	$9,066,000
R&D credit carryforwards	222,000	576,000
Capitalized start-up costs	102,000	74,000
Other, net	94,000	183,000

Total deferred tax assets	6,109,000	9,899,000
Valuation allowance for deferred tax assets	(6,109,000)	(9,899,000)

Net deferred tax assets	$—	$—

        At December 31, 2002, the Company had federal and California tax net operating loss carryforwards of approximately $22,400,000 and $21,500,000, respectively. The federal and California tax loss carryforwards will begin to expire in 2020 and 2012, respectively, unless previously utilized. The Company also has federal and California research and development tax credit carryforwards of approximately $350,000 and $300,000, respectively. The federal research and development tax credit carryforwards will expire beginning in 2020, unless previously utilized. The California credits do not expire.

        Pursuant to Code Sections 382 and 383, use of the Company's net operating loss carryforwards may be limited in the event of a cumulative change in ownership of more than 50% occurs within a three-year period.

9. Commitments and Contingencies

        The Company leases certain office space under non-cancelable operating lease agreements. Certain leases contain escalation clauses and require the Company to pay a share of any increases in operating expenses.

        Future minimum lease payments under all non-cancelable operating lease arrangements as of December 31, 2002 are as follows:

2003	$297,019
2004	305,528
2005	205,804

$808,351

        Rent expense was $83,753, $282,422, $214,208, $127,992 (unaudited) and $242,370 (unaudited) for the period from February 8, 2000 (inception) to December 31, 2000 and the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and 2003, respectively.

        The Company is party to various litigation matters incidental to the conduct of their business. Management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's financial condition or the result of its operations.

10. Employee Benefits

        In 2001, the Company established a defined contribution 401(k) plan for employees who are at least 21 years of age and have been employed with the Company for at least three months. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation. The Company's contributions to the plan are discretionary. Contributions were $0, $20,516, $35,386, $30,400 (unaudited) and $0 (unaudited) for the period from February 8, 2000 (inception) to December 31, 2000, the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and 2003, respectively.

11. Subsequent Events

Bank Debt

        In October 2003, the Company drew down approximately $93,000 on the equipment financing line of the Loan and Security Agreement. The draws are repayable over 36 monthly payments through October 2006.

Stock Compensation Plans

        In October 2003, the Company's Board of Directors and stockholders approved the 2003 Equity Incentive Plan and the 2003 Employee Stock Purchase Plan. Both plans will become effective on the effective date of the registration statement filed in connection with the Company's initial public offering.

        Under the 2003 Equity Incentive Plan, the Company may grant various stock awards, including but not limited to stock options, up to 3,500,000 shares of common stock. The number of outstanding stock options under the 2000 Stock Option Plan as of the Board of Directors approval date of the 2003 Equity Incentive Plan shall reduce the 3,500,000 shares of common stock issuable under the 2003 Equity Incentive Plan.

        Under the 2003 Employee Stock Purchase Plan, the Company may issue up to 1,000,000 shares of common stock to eligible employees who elect to participate in the plan. The participating employees will obtain a purchase right in shares of the Company's common stock at the lower of 85% of the common stock closing price on the first day of the offering period or 85% of the common stock closing price on the purchase date. The initial offering period will commence on the initial public offering effective date and continue through March 31, 2004. Subsequent offering periods will be six months in length and will begin on April 1 and October 1 of each year. The last day of each offering period is the purchase date.

Amended and Restated Certificate of Incorporation

        In October 2003, the Company's Board of Directors and stockholders approved an Amended and Restated Certificate of Incorporation (the "Certificate") to be effective upon the closing date of the Company's initial public offering. The Certificate authorizes "blank check" preferred stock, which enables the Board of Directors to designate and issue, without stockholder approval, preferred stock with rights senior to those of common stock.

Reverse Stock Split

        In November 2003, the Company's Board of Directors and stockholders approved a one-for-two reverse stock split of the outstanding shares of common and preferred stock. All common and preferred share and per share information included in these consolidated financial statements have been adjusted to reflect the impact of the reverse stock split.

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors
H2O Networks, Inc. (dba Involve)

        We have audited the accompanying balance sheets of H2O Networks, Inc. (dba Involve) as of January 31, 2002 and December 31, 2002, and the related statements of operations, stockholders' deficit, and cash flows for the year ended January 31, 2002 and eleven months ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of H2O Networks, Inc. (dba Involve) at January 31, 2002 and December 31, 2002, and the results of its operations and its cash flows for the year ended January 31, 2002 and eleven months ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

San Diego, California
July 3, 2003

H2O Networks, Inc. (dba Involve)

Balance Sheets

	January 31, 2002	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$1,322	$25,238
Accounts receivable	132,255	179,153
Other current assets	1,313	3,753

Total current assets	134,890	208,144
Property and equipment, net	99,175	79,020
Other assets	47,313	30,885

Total assets	$281,378	$318,049

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued liabilities	$35,171	$141,212
Accrued compensation	6,042	74,792
Line of credit	—	98,609
Convertible note payable	525,332	—
Deferred revenue	15,000	74,000

Total current liabilities	581,545	388,613
Series B redeemable convertible preferred stock, $.001 par value; 857,143 shares authorized and 857,143 and 714,286 shares issued and outstanding at January 31, 2002 and December 31, 2002 (liquidation preference of $600,000 and $500,000 at January 31, 2002 and December 31, 2002, respectively)	600,000	595,500
Stockholders' deficit
Series A convertible preferred stock, $.001 par value; 4,357,143 shares authorized and 1,857,143 shares issued and outstanding at January 31, 2002 and December 31, 2002 (liquidation preference of $1,300,000 at January 31, 2002 and December 31, 2002)	1,857	1,857
Common stock, $.001 par value; 20,000,000 shares authorized, 10,780,517 and 8,859,631 shares issued and outstanding at January 31, 2002 and December 31, 2002, respectively	10,780	8,859
Additional paid-in capital	482,890	1,098,376
Deferred compensation	—	(17,007)
Accumulated deficit	(1,395,694)	(1,758,149)

Total stockholders' deficit	(900,167)	(666,064)

Total liabilities and stockholders' deficit	$281,378	$318,049

See accompanying notes.

H2O Networks, Inc. (dba Involve)

Statements of Operations

	Year ended January 31, 2002	Eleven months ended December 31, 2002
Revenues	$1,087,071	$973,410
Cost of revenues	152,565	290,062

Gross Profit	934,506	683,348
Operating expenses:
General and administrative (exclusive of $225,896 and $21,012, reported below as stock-based compensation for the year ended January 31, 2002 and the eleven months ended December 31, 2002, respectively)	758,202	884,505
Research and development	234,993	48,185
Sales and marketing	20,222	45,485
Stock-based compensation	225,896	21,012

Total operating expenses	1,239,313	999,187
Loss from operations	(304,807)	(315,839)
Other expense, net	(6,850)	(46,616)

Net loss	$(311,657)	$(362,455)

See accompanying notes.

H2O Networks, Inc. (dba Involve)

Statements of Stockholders' Deficit

For the year ended January 31, 2002 and the eleven months ended December 31, 2002

	Series A convertible preferred stock
			Common stock
					Additional paid-in capital	Deferred compensation	Accumulated deficit	Total stockholders' deficit
	Shares	Amount	Shares	Amount
Balance at January 31, 2001	1,857,143	$1,857	8,500,080	$8,500	$259,274	$—	$(1,084,037)	$(814,406)
Issuance of common stock for services	—	—	575,000	575	100,113	—	—	100,688
Issuance of common stock to officers in lieu of salary	—	—	1,705,437	1,705	123,503	—	—	125,208
Net loss	—	—	—	—	—	—	(311,657)	(311,657)

Balance at January 31, 2002	1,857,143	1,857	10,780,517	10,780	482,890	—	(1,395,694)	(900,167)
Issuance of common stock upon conversion of note payable and accrued interest	—	—	820,780	821	574,725	—	—	575,546
Issuance of stock options to employees	—	—	—	—	21,725	(21,725)	—	—
Amortization of deferred compensation	—	—	—	—	—	4,718	—	4,718
Stock compensation related to modification of employee stock options	—	—	—	—	16,294	—	—	16,294
Cancellation of common stock issued to founders	—	—	(2,741,666)	(2,742)	2,742	—	—	—
Net loss	—	—	—	—	—	—	(362,455)	(362,455)

Balance at December 31, 2002	1,857,143	$1,857	8,859,631	$8,859	$1,098,376	$(17,007)	$(1,758,149)	$(666,064)

See accompanying notes.

H2O Networks, Inc. (dba Involve)

Statements of Cash Flows

	Year ended January 31, 2002	Eleven months ended December 31, 2002
Operating activities
Net loss	$(311,657)	$(362,455)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock based compensation	225,896	21,012
Depreciation and amortization	21,844	20,155
Accural of interest on note payable	33,744	50,214
Services received in exchange for note payable	151,258	—
Changes in operating assets and liabilities:
Accounts receivable	(124,505)	(46,898)
Prepaid expenses and other current assets	4,311	(2,440)
Accounts payable and other accrued liabilities	12,382	106,041
Accrued compensation	(50,208)	68,750
Deferred revenue	15,000	59,000

Net cash used in operating activities	(21,935)	(86,621)
Investing activities
Other assets	12,665	16,428
Purchase of property and equipment	(3,352)	—

Net cash provided by investing activities	9,313	16,428
Financing activities
Proceeds from issuance of line of credit	—	257,500
Payments on line of credit	—	(158,891)
Repurchase of preferred stock	—	(4,500)

Net cash provided by financing activities	—	94,109
Net (decrease) increase in cash and cash equivalents	(12,622)	23,916
Cash and cash equivalents at beginning of period	13,944	1,322

Cash and cash equivalents at end of period	1,322	25,238
Supplemental Schedule of non-cash activities
Cancellation of common shares issued to Founders	$—	$2,742

Conversion of notes payable and accrued interest to common stock	$—	$575,546

See accompanying notes.

H2O Networks, Inc. (dba Involve)

Notes to Financial Statements

December 31, 2002

1. Business and Basis of Presentation

The Company and Basis of Presentation

        H2O Networks, Inc. (the "Company") was incorporated in Delaware on March 8, 2000 in conjunction with the merger of H2O Networks LLC into the Company. The Company provides online communications and marketing services including application development, configuration, website building, editing, graphic design and content creation. Pursuant to Rule 3-06 of Regulation S-X of the Securities and Exchange Commission the accompanying financial statements have been presented for the year ended January 31, 2002 and the eleven months ended December 31, 2002.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash and cash equivalents consist primarily of cash and highly liquid investments with maturities of 90 days or less on the date acquired. Cash equivalents are stated at cost, which approximates fair market value.

Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company provides reserves against accounts receivables for estimated losses that may result from customers' inability to pay. The amount of the reserve is determined by analyzing known uncollectible accounts and changes in customer creditworthiness.

Fair Value of Financial Investments

        The carrying amounts shown for the Company's cash and cash equivalents, accounts receivable, accounts payable, and line of credit approximate their fair value due to the short-term nature of these instruments.

Property and Equipment

        Property and equipment are carried at cost and is depreciated over the useful lives of the assets (three to seven years) using the straight-line method. Leasehold improvements are amortized over the estimated life of the asset or term of the lease, whichever is shorter.

Computer Software for Internal Use

        The Company does not sell or license the rights to future use of its software. Accordingly, software development costs, consisting of internally developed software and website development costs, are accounted for in accordance with Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. In accordance with SOP 98-1, internal and external costs incurred to develop internal-use software during the application development stage are to be capitalized. These costs have been insignificant to date and therefore no amounts have been capitalized.

Revenue Recognition

        Revenues include professional services for application development, configuration, website building, editing, graphic design and content creation. Professional services are charged to customers on a time and expense basis. The Company recognizes revenues when all of the following criteria are met: (1) persuasive evidence of an arrangement exists (definitive purchase order has been received); (2) delivery has occurred (upon performance of services in accordance with contract specifications); (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties (credit terms extending beyond twelve months or significantly longer than is customary are deemed not to be fixed and determinable); and (4) collection is probable (there are no indicators of non-payment based upon history with the customer and/or completion of credit procedures, if completed). Billings made or payments received in advance of providing services are deferred until the period these services are provided.

Research and Development

        Research and development costs are expensed as incurred.

Stock-Based Compensation

        The Company records compensation expense for employee stock options based upon their intrinsic value on the date of grant pursuant to Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Under APB 25, when the exercise price of the Company's stock options is equal or greater than the fair value of the underlying stock on the date of grant, no compensation expense is recognized. Certain of the Company's stock options have been granted with exercise prices below the fair value of the Company's common stock as estimated by the Company for financial reporting purposes. For these options, the Company has recorded deferred stock-based compensation for the difference between their exercise prices and such estimated fair values which is being amortized to expense on a straight-line method over the options' vesting period.

        Option and warrant grants to non-employees are valued using the fair value based method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123 and Emerging Issues Task Force (EITF) 96-18, and are expensed over the period services are provided.

        As required under SFAS No. 123 Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, the pro forma effects of stock-based compensation on net loss have been estimated at the date of grant based on the following assumptions for the years ended January 31, 2002 and the eleven months ended December 31, 2002: risk-free interest rate of 5%; dividend yield of 0%; weighted-average expected life of the option of four years; and volatility of 0%.

        The effect of applying the minimum value of SFAS No. 123 to the stock options did not result in pro forma net loss for the year ended January 31, 2002 and eleven months ended December 31, 2002, which is materially different from the reported amount. Therefore, such pro forma information is not presented herein. The effects of applying SFAS No. 123 for pro forma disclosure may not be representative of the pro forma effect on net income (loss) in future years.

Comprehensive Income

        SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. Through December 31, 2002, the comprehensive loss equals the net loss for all periods reported.

Effect of New Accounting Standards

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 is an amendment to SFAS No. 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and also provides additional disclosures about the method of accounting for stock-based employee compensation. Amendments are effective for financial statements for fiscal years ending after December 15, 2002. The Company has currently chosen to not adopt the voluntary change to the fair value based method of accounting for stock based employee compensation, pursuant to SFAS No. 148, which, if adopted, could have a material effect on its consolidated financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. For non public companies, mandatorily redeemable financial instruments are subject to the provisions of this Statement for the fiscal period beginning after December 15, 2003. The Company has included its redeemable preferred stock as a component of liabilities as of January 31, 2002 and December 31, 2002.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

3. Property and Equipment

        Property and equipment is summarized as follows:

	January 31, 2002	December 31, 2002
Computer equipment and software	$22,378	$22,378
Office furniture and equipment	3,617	3,617
Leasehold improvements	107,559	107,559

	133,554	133,554
Less accumulated depreciation and amortization	(34,379)	(54,534)

	$99,175	$79,020

        Depreciation expense was $21,844 and $20,155 for the year ended January 31, 2002 and for the eleven months ended December 31, 2002, respectively.

4. Stockholders' Deficit and Redeemable Preferred Stock

Preferred Stock

        As of December 31, 2002 there were 1,857,143 shares of Series A convertible preferred stock outstanding. Each Series A convertible preferred share is entitled to be paid noncumulative dividends at the same rate as dividends are paid with respect to the Common Stock, if and when declared by the Company's Board of Directors. Each share of Series A convertible preferred stock carries a preference in liquidation of $0.70 per share plus declared and unpaid dividends, if any, over common shares. The Series A convertible preferred may be converted into such number of common stock on a one-for-one. Each share of Series A convertible preferred stock is entitled to one vote for each share of Common Stock into which it could be converted.

        As of December 31, 2002, there were 714,286 shares of Series B redeemable convertible preferred stock outstanding. Each Series B redeemable convertible preferred share is entitled to be paid noncumulative dividends at the same rate as dividends are paid with respect to the Common Stock, if and when declared by the Company's Board of Directors, and each share carries a preference in liquidation of $0.70 per share plus declared and unpaid dividends, if any, over common shares. The Series B redeemable convertible preferred may convert into such number of common stock as obtained by multiplying the number of shares of Series B redeemable convertible preferred to be converted by $0.70 per share and dividing the result by the conversion price of $0.70 per share. Each share of Series B redeemable convertible preferred stock is entitled to one vote for each share of common stock into which it could be converted.

        In December 2002, the Company repurchased 142,857 shares of Series B redeemable convertible preferred stock from one of its investors for cash consideration of $4,500.

Common Stock

        During 2001, the Company issued 1,705,437 shares of common stock to officers and key employees of the Company in lieu of salary. The Company valued the shares based on the value of the salaries the officers and key employees did not receive. In connection with the deferral of salary and related issuance of common stock the Company recorded general and administrative expenses of $68,958 and

$47,792 during the year ended January 31, 2002 and the eleven months ended December 31, 2002 respectively.

        During 2001, the Company issued 575,000 shares of common stock to consultants for services rendered. In connection with the issuance of the shares to the consultants, the Company recorded a charge of $100,688 to research and development based on the fair value of the shares on the date of issuance.

        In December 2002, the Company issued 820,780 shares of common stock in settlement of a convertible note payable to an existing stockholder of $491,588 and accrued interest of $83,958. The note related to services received during the years ended January 31, 2002 and 2002.

        In December 2002, the Company cancelled 2,741,666 shares of common stock originally issued to Founders.

Stock Option Plan

        In March 2000 the Company adopted the 2000 employee stock option plan (the "Plan") and reserved 5,000,000 shares, as amended, of common stock. The Company is authorized to issue options for common shares to employees, directors and consultants under the Plan. The Plan provides for the issuance of incentive stock option ("ISOs"), nonstatutory stock options ("NSOs"), and stock purchase rights. NSOs may be granted to employees, directors or consultants, while ISOs may be granted only to employees. Options granted vest on a maximum period of three years and expire ten years from the date of grant.

        The following summarizes activity related to the Company's stock options:

	Options outstanding	Weighted average exercise prices
Balance at January 31, 2001	1,201,000	$0.018
Granted	2,630,000	$0.002

Balance at January 31, 2002	3,831,000	$0.005
Granted	110,000	$0.019
Forfeitures	(67,500)	$0.003

Balance at December 31, 2002	3,873,500	$0.007

        The following summarizes information regarding outstanding and exercisable options as of December 31, 2002.

Options outstanding				Options vested
Exercise prices	Number outstanding	Weighted average remaining life	Weighted average exercise price	Number vested	Weighted average exercise price
$.001	1,400,000	8.3	$.001	54,427	$.001
$.003	2,088,500	8.5	$.003	2,044,632	$.003
$.010	10,000	9.3	$.010	10,000	$.010
$.020	100,000	9.6	$.020	5,278	$.020
$.070	275,000	7.4	$.070	275,000	$.070

	3,873,500			2,389,337

        During the year ended January 31, 2001 the Company granted 50,000 stock options to consultants. The Company valued the options based on the Black-Scholes pricing model as prescribed by EITF No. 96-18, Accounting for Equity Investments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services based on the following assumptions: risk-free interest of 5%; volatility at 70%; dividend yield of 0%; and weighted average life of the option of four years. For the year ended January 31, 2002 and eleven months ended December 31, 2002, stock based compensation related to stock options granted to consultants was not material.

Shares Reserved for Future Issuance

        The following common stock is reserved for future issuance at December 31, 2002:

Conversion of Series A Preferred Stock	4,357,143
Conversion of Series B Preferred Stock	857,143
Stock options issued and outstanding	3,873,500
Stock options authorized for future grants	1,216,500

Total	10,304,286

5. Income Taxes

        The components of the Company's deferred tax assets are summarized as follows:

	January 31, 2002	December 31, 2002
Deferred tax assets:
Net operating loss carryforwards	$180,000	$300,000
Other, net	19,000	54,000

Total deferred tax assets	199,000	354,000
Less valuation allowance	(199,000)	(354,000)

	$—	$—

        The valuation allowance has been recognized to offset deferred tax assets, as realization of such assets is uncertain.

        At December 31, 2002, the Company has federal and state net operating loss carryforwards of approximately $736,000. The federal and state loss carryforwards begin to expire in 2020, unless previously utilized.

        Pursuant to Internal Revenue Code Section 382, use of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

6. Commitments and Contingencies

Leases

        The Company leases its operating facilities in New York, New York under a lease agreement, which expires in November 2005. Rent expense amounted to $200,850 and $199,875 for the year ended January 31, 2002 and eleven months ended December 31, 2002, respectively.

        Annual future minimum obligations under operating leases as of December 31, 2002 are as follows:

Year ending December 31
2003	$211,531
2004	217,877
2005	54,868

Total minimum lease payments	$484,276

Line of Credit

        In August 2002, the Company entered into a $100,000 line of credit. Principal and interest are payable monthly based on the outstanding balance. The line of credit bears interest at (8.25% at December 31, 2002) the bank's prime rate plus 4%. Borrowings are collaterized by substantially all of the Company's assets.

7. Subsequent Events

        On January 2, 2003, the Company granted 2,881,666 options to purchase common stock to key employees at an exercise price of $0.02 per share. In connection with the issuance of the options the Company recorded deferred compensation of $518,700. The Company immediately recorded stock-based compensation of $493,500 in connection with the issuance of the options, with the remaining deferred compensation of $25,200 to be amortized over the three-year vesting period.

        On January 10, 2003, the Company entered into a merger agreement with Kintera Inc., pursuant to which Kintera acquired all of the Company's outstanding capital stock in exchange for an aggregate of 259,545 shares of Kintera common stock and stock options to purchase 140,459 shares of common stock. Of the shares and options issued, 60,000 shares are being held in escrow for 18 months after the closing date and are subject to cancellation based on warranties and representations made by the Company.

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
Little Tornadoes, Inc.

        We have audited the accompanying balance sheets of Little Tornadoes, Inc. ("Little Tornadoes") as of December 31, 2001 and 2002 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Little Tornadoes' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Little Tornadoes at December 31, 2001 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

San Diego, California
October 3, 2003

Little Tornadoes, Inc. and 5 Winds, Inc.

Consolidated Balance Sheets

	Little Tornadoes, Inc.		5 Winds, Inc.
	December 31,		September 26,
	2001	2002	2003
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,834	$796	$94,059
Accounts receivable, net of allowance for doubtful accounts of $49,850, $11,645 and $21,645 as of December 31, 2001 and 2002 and September 26, 2003 (unaudited), respectively.	231,745	252,305	180,978
Prepaid expenses	—	—	12,398

Total current assets	252,579	253,101	287,435
Property and equipment, net	170,898	126,309	90,238
Intangible assets, net	—	—	217,474
Other assets	15,028	10,639	10,472

Total assets	$438,505	$390,049	$605,619

Liabilities and Stockholders' deficit
Current liabilities:
Accounts payable and accrued expenses	$152,286	$192,745	$188,442
Deferred revenue	428,686	255,582	40,000
Current portion of notes payable	—	—	110,070

Total current liabilities	580,972	448,327	338,512
Notes payable long-term	—	—	284,375
Commitments
Stockholders' deficit
Class A common stock, $0.01 par value, 1,000,000 shares authorized; 319,264 shares issued and outstanding at December 31, 2001 and 2002	3,193	3,193	—
Class B common stock, $0.01 par value, 1,000,000 shares authorized; 778,913 shares issued and outstanding at December 31, 2001 and 2002	7,790	7,790	—
Common stock, $0.01 par value, 2,000 shares authorized; 970 shares issued and outstanding at September 26, 2003 (unaudited)	—	—	1
Additional paid-in capital	2,235,164	2,235,164	8
Accumulated deficit	(2,388,614)	(2,304,425)	(17,277)

Total stockholders' deficit	(142,467)	(58,278)	(17,268)

Total liabilities and stockholders' deficit	$438,505	$390,049	$605,619

See accompanying notes.

Little Tornadoes, Inc. and 5 Winds, Inc.

Consolidated Statements of Operations

	Little Tornadoes, Inc.				5 Winds, Inc.
	Years ended December 31,		Nine months ended September 30,	Four months ended April 30,	Period from April 28, 2003 (inception) to September 26,
	2001	2002	2002	2003	2003
			(unaudited)		(unaudited)
Total revenues	$2,224,837	$1,852,418	$1,381,151	$670,008	$671,803
Costs of revenues	1,156,762	849,282	603,529	260,847	248,329

Gross profit	1,068,075	1,003,136	777,622	409,161	423,474
Operating expenses:
General and administrative (exclusive of $34,839 reported below as stock-based compensation for the year ended December 31, 2001)	903,822	738,716	581,321	100,470	383,817
Selling and marketing	431,775	231,166	195,605	35,078	56,934
Stock-based compensation	34,839	—	—	—	—

Total operating expenses	1,370,436	969,882	776,926	135,548	440,751

Income (loss) from operations	(302,361)	33,254	696	273,613	(17,277)
Other income (expense), net	31,475	50,935	—	(5,000)	—

Net income (loss)	$(270,886)	$84,189	$696	$268,613	$(17,277)

See accompanying notes.

Little Tornadoes, Inc.

Statements of Stockholders' Equity (Deficit)

Years ended December 31, 2001 and 2002 and the four months ended April 30, 2003

	Class A Common stock		Class B Common stock
					Additional paid-in capital	Accumulated deficit	Total stockholders' equity (deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2000	310,112	$3,101	769,761	$7,698	$2,200,509	$(2,117,728)	$93,580
Exercise of stock options	9,152	92	9,152	92	25,904	—	26,088
Stock based compensation	—	—	—	—	8,751	—	8,751
Net loss and comprehensive loss	—	—	—	—	—	(270,886)	(270,886)

Balance at December 31, 2001	319,264	3,193	778,913	7,790	2,235,164	(2,388,614)	(142,467)
Net income and comprehensive income	—	—	—	—	—	84,189	84,189

Balance at December 31, 2002	319,264	3,193	778,913	7,790	$2,235,164	(2,304,425)	(58,278)

Net income and comprehensive income (unaudited)	—	—	—	—	—	268,613	268,613
Balance at April 30, 2003 (unaudited)	319,264	$3,193	778,913	$7,790	$2,235,164	$(2,035,812)	$210,335

See accompanying notes.

5 Winds, Inc.

Consolidated Statement of Stockholders' Deficit

Period from April 28, 2003 (inception) to September 26, 2003

	Common Stock
			Additional paid-in-capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount
Initial Capitalization of 5 Winds, Inc. on April 28, 2003:
Issuance of common stock (unaudited)	970	$1	$8	$—	$9
Net loss and comprehensive loss (unaudited)	—	—	—	(17,277)	(17,277)

Balance at September 26, 2003 (unaudited)	970	$1	$8	$(17,277)	$(17,268)

See accompanying notes.

Little Tornadoes, Inc. and 5 Winds, Inc.

Consolidated Statements of Cash Flows

	Little Tornadoes, Inc.				5 Winds, Inc.
	Years ended December 31,		Nine months ended September 30,	Four months ended April 30,	Period from April 28, 2003 (inception) to September 26,
	2001	2002	2002	2003	2003
			(unaudited)		(unaudited)
Operating activities
Net income (loss)	$(270,886)	$84,189	$696	$268,613	$(17,277)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	54,106	50,452	37,839	17,059	41,203
Bad debt expense	147,525	97,507	25,000	20,000	—
Write-offs of accounts receivable	(131,467)	(135,712)	(71,201)	(10,000)	—
Stock-based compensation	34,839	—	—	—	—
Loss on disposal of property and equipment	13,278	—	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	170,908	17,645	36,689	24,249	37,078
Prepaid expenses	—	—	(9,919)	(7,649)	(4,749)
Other assets	—	4,389	1	(1,388)	1,555
Accounts payable and accrued expenses	4,008	40,459	71,815	(111,959)	107,656
Deferred revenue	2,472	(173,104)	(116,145)	(155,582)	(60,000)

Net cash provided by (used in) operating activities	24,783	(14,175)	(25,225)	43,343	105,466
Investing activities
Purchase of property and equipment	(11,403)	(5,863)	(1,868)	—	—
Cash acquired from acquisition	—	—	—	—	44,139

Net cash (used in) provided by investing activities	(11,403)	(5,863)	(1,868)	—	44,139
Financing activities
Payments of notes payable	—	—	—	—	(55,555)
Issuance of common stock	—	—	—	—	9

Net cash used in financing activities	—	—	—	—	(55,546)
Net (decrease) increase in cash and cash equivalents	13,380	(20,038)	(27,093)	43,343	94,059
Cash and cash equivalents at beginning of period	7,454	20,834	20,834	796	—

Cash and cash equivalents at end of period	$20,834	$796	$(6,259)	$44,139	$94,059

See accompanying notes.

Little Tornadoes, Inc. and 5 Winds, Inc.

Notes to Consolidated Financial Statements

(Information subsequent to December 31, 2002 and pertaining to September 26, 2003, the nine months ended September 30, 2002, the four months ended April 30, 2003 and the period from April 28, 2003 (inception) to September 26, 2003 is unaudited)

1. Summary of Significant Accounting Policies

Description of Business

        Little Tornadoes, Inc. ("Little Tornadoes") was incorporated in Delaware on December 9, 1998. Little Tornadoes is an e-business solutions company developing, managing and maintaining Internet web sites.

        5 Winds, Inc. ("5 Winds") was incorporated in Delaware on April 28, 2003. 5 Winds is wholly-owned by five employees of Little Tornadoes and was incorporated solely to acquire Little Tornadoes. The unaudited financial statements of 5 Winds consolidates the results of Little Tornadoes since the date of acquisition on April 30, 2003.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Little Tornadoes and 5 Winds consider all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

        The carrying amounts shown for Little Tornadoes' and 5 Winds' cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to the short-term maturities of these instruments. The carrying value of the notes payable approximates fair value due to the interest rates which approximate current borrowing rates.

Concentration of Credit Risk

        Financial instruments which potentially subject Little Tornadoes and 5 Winds to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Little Tornadoes and 5 Winds limit their exposure to credit loss by placing their cash and cash equivalents with high credit quality financial institutions. Little Tornadoes and 5 Winds provide reserves against accounts receivables for estimated losses that may result from customers' inability to pay. The amount of the reserve is determined by analyzing known uncollectible accounts, aged receivables, economic conditions in the customers' industry, historical losses and changes in customer creditworthiness.

Significant Customers

        Little Tornadoes had one customer that accounted for 9% and 48% of total revenues for the years ended December 31, 2001 and 2002, respectively.

        Little Tornadoes had customers with balances greater than 10% of the outstanding accounts receivable balance at the following periods:

	Little Tornadoes, Inc.
	December 31,
	2001	2002
Customer A	11%	47%
Customer B	22%	*
Customer C	*	13%

*
balance is less than 10%

Revenue Recognition

        Little Tornadoes receives revenues for developing, managing, and maintaining Internet web sites. Little Tornadoes recognizes revenues when all of the following criteria are met: (1) persuasive evidence of an arrangement exists (definitive purchase order has been received); (2) delivery has occurred (upon performance of services in accordance with contract specifications); (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties (credit terms extending beyond twelve months or significantly longer than is customary are deemed not to be fixed and determinable); and (4) collection is probable (there are no indicators of non-payment based upon history with the customer and/or completion of credit procedures, if completed). Revenues associated with developing web sites are recognized as the services are performed using the percentage of completion method of accounting. Little Tornadoes estimates the percentage of completion by utilizing hours incurred to date as a percentage of total estimated hours to complete the project. On an individual contract basis, when the total cost estimates exceed revenues, estimated losses are recorded immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage of completion method of accounting affect the amounts of revenue and related expenses reported in the financial statements. Revenues for managing and maintaining websites are recognized ratably over the service period. Billings made or payments received in advance of providing services are deferred until the period these services are provided.

Computer Software for Internal Use

        Software development costs, consisting of internally developed software and website development costs, are accounted for in accordance with Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. In accordance with SOP 98-1, internal and external costs incurred to develop internal-use software during the application development stage are to be capitalized. These costs have been insignificant to date and therefore no amounts have been capitalized.

Property and Equipment

        Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the related leases.

Impairment of Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment of Disposable Long-Lived Assets, Little Tornadoes and 5 Winds will record impairment losses on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. To date, Little Tornadoes and 5 Winds have not experienced any impairment losses on their long-lived assets used in operations.

Impairment of Goodwill

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but reviewed annually for impairment or more frequently if impairment indicators arise.

Income Taxes

        Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement basis and the tax basis of assets and liabilities using enacted tax rates. Valuation allowances are established to reduce deferred tax assets to the amount that is expected to more likely than not be realized in future tax returns.

Stock-Based Compensation

        Little Tornadoes measures compensation expense for its employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value methods had been applied in measuring compensation expense. Under the intrinsic value method, compensation cost for employee stock awards is recognized as the excess, if any, of the deemed fair value for financial reporting purposes of Little Tornadoes' common stock on the date of grant over the amount an employee must pay to acquire the stock. 5 Winds does not have stock awards for any period presented.

        Pro forma information regarding net income is required by SFAS No. 123, Accounting for Stock-Based Compensation, and has been determined as if Little Tornadoes had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the "Minimum Value" option pricing model with the following weighted-average assumptions for the years ended December 31, 2001 and 2002, the nine months ended September 30, 2002 (unaudited) and the four months ended April 30, 2003 (unaudited): risk-free interest rates ranging from 3% to 6%; dividend yield of 0%; and a weighted-average expected life of the options of five years.

        For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The adjusted pro forma information is as follows:

	Year Ended December 31,		Nine months ended September 30,	Four months ended April 30,
	2001	2002	2002	2003
			(unaudited)	(unaudited)
Net (loss) income as reported	$(270,886)	$84,189	$696	$268,613
Add: Stock-based employee compensation expense included in reported net loss	8,751	—	—	—
Less: Stock-based employee compensation expense determined under the fair value method for all awards	(34,940)	(18,456)	(13,842)	(6,152)

Pro forma net (loss) income	$(297,075)	$65,733	$(13,146)	$262,461

        Deferred compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically remeasured as the underlying options vest.

Comprehensive Income (Loss)

        Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in stockholders' equity. The Little Tornadoes and 5 Winds had no differences between its net income (loss) and comprehensive income (loss) for any period presented.

Interim Financial Information

        The financial statements for the nine months ended September 30, 2002, for the four months ended April 30, 2003 and for the period from April 28, 2003 (inception) to September 26, 2003 are unaudited. The unaudited financial statement have been prepared on the same basis as the audited financial statements, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information therein. The results of operations for 2003 are not necessarily indicative of future results that may be reported.

Recent Accounting Pronouncements

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred versus the date the entity commits to an exit plan. In addition, SFAS No. 146 states the liability should be initially measured at fair value. The requirements of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, and will affect the timing of exit or disposal costs reported after adoption. Little Tornadoes and 5 Winds do not currently expect the adoption of SFAS 146 to have a material effect on its consolidated financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 is an amendment to SFAS No. 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and also provides additional disclosures about the method of accounting for stock-based employee compensation. Amendments are effective for financial statements for fiscal years ending after December 15, 2002. Little Tornadoes and 5 Winds have currently chosen to not adopt the voluntary change to the fair value based method of accounting for stock based employee compensation, pursuant to SFAS No. 148, which, if adopted, could have a material effect on its financial position or results of operations.

        In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Little Tornados and 5 Winds do not expect the adoption of EITF Issue No. 00-21 to have a material impact on its financial position, results of operations or cash flows.

2. Acquisitions

        On April 30, 2003, 5 Winds purchased 100% of the outstanding common stock of the sole shareholder of Little Tornadoes for $450,000 plus future contingent payments based on 5 Winds achieving revenue milestones in future years. 5 Winds, Inc. is wholly-owned by five employees of Little Tornadoes and was incorporated solely to acquire Little Tornadoes. The purchase price of $450,000 consisted of two promissory notes which were assumed by 5 Winds.

        The purchase price was allocated as follows:

Tangible assets	$391,121
Goodwill	79,888
Intangible asset	159,777

Total assets acquired	630,786
Current liabilities assumed	(180,786)
Notes payable assumed	(450,000)

Net assets acquired	$—

        The acquired intangible asset represents the customer list of the Company and was assigned an estimated useful life of three years for amortization purposes.

3. Property and Equipment

        Property and equipment consists of the following:

	Little Tornados, Inc. December 31,		5 Winds Inc.
			September 30, 2003
	2001	2002
			(unaudited)
Computer equipment and software	$187,752	$193,615	$71,805
Office furniture and equipment	74,815	74,815	37,445

	262,567	268,430	109,250
Accumulated depreciation	(91,669)	(142,121)	(19,012)

	$170,898	$126,309	$90,238

        Depreciation expense totaled $54,105, $50,452, $37,839 (unaudited), $17,059 (unaudited) and $19,012 (unaudited) for the years ended December 31, 2001 and 2002, the nine months ended September 30, 2002, the four months ended April 30, 2003 and the period from April 28, 2003 (inception) to September 26, 2003, respectively.

4. Intangible Assets

        Intangible assets consists of the following:

				5 Winds, Inc.
		Little Tornados, Inc. December 31,
				September 30, 2003
	Useful Life	2001	2002
				(unaudited)
Customer base	3	$—	$—	159,777
Goodwill	Indefinite	—	—	79,888

		—	—	239,665
Less: accumulated amortization		—	—	(22,191)

Net intangible assets		$—	$—	217,474

        Amortization expense totaled $0, $0, $0 (unaudited), $0 (unaudited), and $22,191 (unaudited) for the years ended December 31, 2001 and 2002, the nine months ended September 30, 2002, the four months ended April 30, 2003 and the period from April 28, 2003 (inception) to September 26, 2003, respectively. All amortization expense is recorded in sales and marketing expense in the consolidated statement of operations.

5. Notes Payable

        5 Winds assumed two promissory notes totaling $450,000 issued as consideration to the former Little Tornadoes shareholder. The first note is a $100,000 non-interest bearing note due over nine monthly principal payments of $11,111. No discount on the note payable was recorded due to the below market rate as the amount was insignificant. The second note is a $350,000 note bearing 7% interest due in 48 payments beginning in January 2004. As of September 26, 2003 future principal payments are as follows: $33,334 for the remaining three months of 2003, $98,611 for 2004, $87,500 for 2005, $87,500 for 2006 and $87,500 for 2007.

6. Lease Commitments

        Little Tornadoes leases office space under noncancellable operating lease agreements which expire in February 2004. All lease obligations were assumed by 5 Winds in the acquisition. Future minimum annual lease payments under noncancellable operating leases at December 31, 2002 are as follows:

Operating Leases
2003	$97,400
2004	12,900

Total minimum lease payments	$110,300

        Rent expense totaled $118,000, $119,800, $87,237 (unaudited), $39,934 (unaudited) and $46,570 (unaudited) for the years ended December 31, 2001 and 2002, the nine months ended September 30,

2002, the four months ended April 30, 2003 and the period from April 28, 2003 (inception) to September 26, 2003, respectively.

7. Stockholders' Equity

Stock Options

        In April 2000, Little Tornadoes adopted the 2000 Equity Incentive Plan (the "Plan"), which authorizes the grant of options of up to 300,000 shares of Class B common stock to employees, directors and consultants. The Board of Directors may fix the terms and vesting of all options; however, in no event will the contractual term exceed 10 years. Generally, options vest monthly over five years. As of December 31, 2002, Little Tornadoes has 165,900 options available for future issuance.

        Upon sale of Little Tornadoes to 5 Winds on April 30, 2003 (see Note 2), the plan was terminated.

        A summary of the stock option activity and related information through April 30, 2003 is as follows:

	Options	Weighted-Average Exercise Price
Balance at December 31, 2000	134,100	$2.66
Exercised	(18,304)	1.43

Balance at December 31, 2001	115,796	2.85
Granted	—	—

Balance at December 31, 2002	115,796	$2.85
Granted (unaudited)	—	—
Balance at April 30, 2003 (unaudited)	115,796	$2.85

        The weighted-average remaining contractual life of options outstanding at December 31, 2002 is approximately 7.5 years. At December 31, 2002, 47,068 options outstanding were exercisable.

Note Receivable

        On December 19, 2001 a key executive of Little Tornadoes exercised options to purchase 9,152 shares of Class A common stock and 9,152 shares of Class B common stock in exchange for a non-recourse note receivable totaling $26,088. The note was subsequently forgiven in conjunction with the sale of Little Tornadoes to 5 Winds (note 2). As a result, the value of the note was recorded as compensation expense during the year ended December 31, 2001.

8. Income Taxes

        Significant components of Little Tornadoes' deferred tax assets and liabilities are shown below. A valuation allowance has been established to offset the deferred tax assets, as realization of such assets is uncertain.

	Little Tornadoes, Inc.
	December 31,
	2001	2002
Deferred tax assets:
Net operating loss carryforwards	$772,000	$741,000
Other, net	9,000	—

Total deferred tax assets	781,000	741,000
Deferred tax liabilities	—	(8,000)
Valuation allowance for deferred tax assets	(781,000)	(733,000)

Total deferred tax assets	$—	$—

        At December 31, 2002, Little Tornadoes had federal and state tax net operating loss carryforwards of approximately $1,817,000. The federal and state tax loss carryforwards will begin expiring in 2019 unless previously utilized.

        Pursuant to Internal Revenue Code Section 382 and 383, use of Little Tornadoes' net operating loss carryforwards will be limited as a result of a cumulative change in ownership of more than 50%.

9. Related Party Transactions

        In March 2000, Little Tornadoes entered into a five year management agreement with its shareholder for financial and management consulting services. Little Tornadoes was to pay an annual fee of $150,000. For the years ended December 31, 2001 and 2002, the annual fee was waived by the related party. Upon sale of Little Tornadoes to 5 Winds on April 30, 2003 (note 2), the management agreement was terminated.

10. Profit Sharing and 401(k) Plan

        All full-time employees of Little Tornadoes are eligible to participate in Little Tornadoes' 401(k) Plan. Little Tornadoes in its sole discretion determines the 401(k) matching contributions, if any. To date, there have been no employer matching contributions under the Plan.

11. Subsequent Events

        On September 26, 2003, Kintera, Inc ("Kintera") issued 100,000 shares of common stock for all of the outstanding stock of 5 Winds. Kintera also issued options to purchase approximately 200,000 shares of common stock to former 5 Winds employees.

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors
VirtualSprockets, LLC

        We have audited the accompanying balance sheets of VirtualSprockets, LLC (the "Company") as of December 31, 2001 and 2002 and the related statements of operations, members' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VirtualSprockets, LLC at December 31, 2001 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

San Diego, California
October 3, 2003

VirtualSprockets, LLC

Balance Sheets

	December 31,		September 25,
	2001	2002	2003
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,166	$40,356	$641
Accounts receivable, net of allowance for doubtful accounts of $8,936, $11,786 and $12,120 as of December 31, 2001 and 2002 and September 25, 2003 (unaudited), respectively.	53,459	16,374	43,038
Prepaid expenses and other current assets	3,027	3,611	3,700

Total current assets	59,652	60,341	47,379
Property and equipment, net	54,649	73,652	66,126
Other assets	2,000	—	—

Total assets	$116,301	$133,993	$113,505

Liabilities and Members' Deficit
Current liabilities:
Accounts payable and accrued expenses	$18,597	$74,907	$41,391
Line of credit	4,257	37,395	45,245
Short term portion of long-term debt	9,471	10,348	—
Deferred revenue	236,506	191,867	143,760

Total current liabilities	268,831	314,517	230,396
Long-term debt	16,543	5,699	—
Commitments
Members' deficit	(169,073)	(186,223)	(116,891)

Total liabilities and members' deficit	$116,301	$133,993	$113,505

See accompanying notes.

VirtualSprockets, LLC

Statements of Operations and Members' Deficit

	Years ended December 31,		Nine months ended September 30,	Period from January 1, 2003 to September 25,
	2001	2002	2002	2003
			(unaudited)
Total revenues	$413,286	$655,440	$435,651	$675,533
Costs of revenues	208,647	173,110	121,775	204,919

Gross profit	204,639	482,330	313,876	470,614
Operating expenses:
Sales and Marketing	95,345	151,265	73,472	119,361
General and administrative	70,731	150,630	89,799	133,198

Total operating expenses	166,076	301,895	163,271	252,559

Operating income	38,563	180,435	150,605	218,055
Interest expense	4,456	1,688	1,266	3,852

Net income	34,107	178,747	149,339	214,203
Members' deficit at beginning of period	(84,719)	(169,073)	(169,073)	(186,223)
Member withdrawls	(118,461)	(195,897)	(132,436)	(144,871)

Members' deficit at end of period	$(169,073)	$(186,223)	$(152,170)	$(116,891)

See accompanying notes.

VirtualSprockets, LLC

Statements of Cash Flows

	Years ended December 31,		Nine months ended September 30,	Period from January 1, 2003 to September 25,
	2001	2002	2002	2003
			(unaudited)
Operating activities
Net income	$34,107	$178,747	$149,339	$214,203
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	14,617	20,532	15,399	27,901
Bad debt expense	3,043	2,850	3,064	334
Changes in operating assets and liabilities:
Accounts receivable	(25,284)	34,235	(28,938)	(26,998)
Prepaid expenses and other current assets	(3,027)	(584)	3,027	(89)
Other assets	(2,000)	2,000	2,000	—
Accounts payable and accrued expenses	(40,627)	56,310	7,048	(33,516)
Deferred revenue	133,439	(44,639)	14,658	(48,107)

Net cash provided by operating activities	114,268	249,451	165,597	133,728
Investing activities
Purchase of property and equipment	(26,450)	(39,535)	(39,535)	(20,375)

Net cash used in investing activities	(26,450)	(39,535)	(39,535)	(20,375)
Financing activities
Proceeds from debt	30,000	—	—	—
Repayments of debt	(3,986)	(9,967)	(6,627)	(16,047)
Line of credit, net	4,257	33,138	8,805	7,850
Member distributions	(118,461)	(195,897)	(132,436)	(144,871)

Net cash used in financing activities	(88,190)	(172,726)	(130,258)	(153,068)
Net (decrease) increase in cash and cash equivalents	(372)	37,190	(4,196)	(39,715)
Cash and cash equivalents at beginning of period	3,538	3,166	3,166	40,356

Cash and cash equivalents at end of period	$3,166	$40,356	$(1,030)	$641

See accompanying notes.

VirtualSprockets, LLC

Notes to Financial Statements

(Information subsequent to December 31, 2002 and pertaining to September 25, 2003, the nine months ended September 30, 2002 and the period from January 1, 2003 to September 25, 2003 is unaudited)

1. Summary of Significant Accounting Policies

Description of Business

        VirtualSprockets, LLC (the "Company") is a limited liability company organized in Maryland on October 14, 1997. The Company develops web-sites, intranets and database software for non-profit organizations.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

        The carrying amounts shown for the Company's cash and cash equivalents, accounts receivable, accounts payable, line of credit and long-term debt approximate their fair value due to the short term maturities of these instruments.

Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit quality financial institutions. The Company provides reserves against accounts receivable for estimated losses that may result from customers' inability to pay. The amount of the reserve is determined by analyzing known uncollectible accounts, aged receivables, economic conditions in the customers' industry, historical losses and changes in customer creditworthiness.

Significant Customer

        For the year ended December 31, 2001 and 2002, one customer accounted for 9% and 32% of total revenues, respectively.

Revenue Recognition

        The Company recognizes revenues primarily from four sources: (1) software licensing; (2) website development customization; (3) website hosting; and (4) maintenance of Internet sites. Revenue is recognized in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, Software Revenue Recognition. Under SOP 97-2, license, development and customization revenues are recognized when a non-cancelable, non-contingent agreement has been signed, fees from the arrangement are fixed determinable (definitive purchase order has been received), and collection is probable (there are no indicators of non-payment based upon history with the customer and/or completion of credit procedures, if completed). For arrangements that include both the software license and a combination of website customization, website hosting and maintenance, the Company allocates revenue to each element based upon its fair value as determined by vendor specific objective evidence ("VSOE"). To date, the Company has not established VSOE on the value of its license, and as a result the Company defers the software licensing revenue until the delivery of the software product to the customer and services have been performed in accordance with contract specifications. The Company typically receives upfront or monthly fees for website-development and website hosting in addition to the software licensing, these fees are recognized ratably over the term of the arrangement, typically one year from the date the website is launched.

        The Company also receives maintenance and hosting revenues that begin at the conclusion of the initial license term. Maintenance and hosting revenues are recognized on a ratable basis over the service period.

Software Development Costs

        Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. The Company considers technological feasibility to be established when all planning, designing, coding, and testing has been completed according to design specifications. After the technological feasibility has been established, any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Through December 31, 2002, software development has been substantially completed concurrently with the establishment of technological feasibility, and accordingly, no costs have been capitalized to date.

Property and Equipment

        Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the related assets which is five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the related leases.

Impairment of Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment of Disposable Long-Lived Assets, the Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. To date, the Company has not experienced any impairment losses on its long-lived assets used in operations.

Income Taxes

        As a limited liability company, the income or loss of the Company flows through to the members, who are responsible for including their share of the taxable results of operations on their respective tax returns.

Comprehensive Income

        Comprehensive income is the total of net income and all other non-owner changes in members' equity. The Company had no differences between its net income and comprehensive income for any period presented.

Interim Financial Information

        The financial statements as of September 25, 2003, for the nine months ended September 30, 2002 and the period from January 1, 2003 to September 25, 2003 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information therein. The results of operations for the period from January 1, 2003 to September 25, 2003 are not necessarily indicative of the future results that may be reported.

Recent Accounting Pronouncements

        In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not expect the adoption of EITF Issue No. 00-21 to have a material impact on its financial position, results of operations or cash flows.

2. Property and Equipment

        Property and equipment consists of the following:

	December 31,		September 25,
	2001	2002	2003
			(unaudited)
Computer equipment and software	$86,766	$112,425	$146,676
Office furniture and equipment	4,986	4,986	4,986
Leasehold improvements	—	13,876	—

	91,752	131,287	151,662
Accumulated depreciation	(37,103)	(57,635)	(85,536)

	$54,649	$73,652	$66,126

3. Lease Commitments

        The Company leases office space under noncancellable operating lease agreements which expire in December 2007. Future minimum annual lease payments under noncancellable operating leases at December 31, 2002 are as follows:

Operating Leases
2003	$33,883
2004	34,885
2005	35,917
2006	36,980
2007	38,075

Total minimum lease payments	$179,740

        Rent expense totaled $15,489, $24,500, $18,380 and $18,848 for the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and the period from January 1, 2003 to September 25, 2003, respectively.

4. Debt

        In July 2001, the Company entered into a promissory note for $30,000 with a bank. The note bears interest at prime plus 2% (6.25% at December 31, 2002). Thirty five monthly payments of $952 are payable through July 2004 with all remaining unpaid principal and interest due on July 11, 2004. Borrowings are secured by substantially all of the assets of the Company. Future maturities of debt are as follows: $10,348 in 2003 and $5,699 in 2004.

        In July 2001, the Company entered into a line of credit for $50,000 with a bank. The line of credit bears interest at prime plus 2.25% (6.5% at December 31, 2002). The line of credit matured on            and was renewed in January 2003. Borrowings are secured by substantially all of the assets of the Company.

5. Simplified Employee Pension Plan

        All full-time employees of the Company with at least two years of service are eligible to participate in the Company's Simplified Employee Pension Plan. The Company in its sole discretion determines the contributions, if any. The Company made contributions totaling $14,010, $58,047, $0 and $0 for the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2002 and the period from January 1, 2003 to September 25, 2003, respectively.

6. Subsequent Events

        On September 25, 2003, Kintera, Inc. issued 100,000 shares of common stock for substantially all of the assets and liabilities of the Company. Kintera also issued options to purchase approximately 50,000 shares of common stock to former VirtualSprockets, LLC employees.

Kintera, Inc.

Unaudited Pro Forma Combined Condensed Financial Information

Introduction

        On January 10, 2003, Kintera, Inc. ("Kintera") entered into a merger agreement with H2O Networks, Inc. (dba Involve) ("Involve").

        On September 25, 2003 Kintera entered into an agreement to purchase the assets and certain liabilities of VirtualSprockets, LLC ("VirtualSprockets").

        On September 26, 2003 Kintera entered into merger agreements with 5 Winds, Inc. and its wholly-owned subsidiary Little Tornadoes, Inc. ("Little Tornadoes"). For purposes of pro forma presentation, the historical financial information of 5 Winds, Inc., and its predecessor, Little Tornadoes, Inc., has been combined in the accompanying pro forma combined condensed financial information.

        The unaudited pro forma combined condensed statements of operations that follow have been prepared by Kintera based upon the historical financial statements of Kintera, Involve, Little Tornadoes and VirtualSprockets. The unaudited pro forma combined condensed statements of operations may not be indicative of the results that may have actually occurred if the combinations had been in effect on the date indicated or for the periods presented or which may be obtained in the future. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2002 include the statements of operations of Kintera, Little Tornadoes and VirtualSprockets for the year ended December 31, 2002 and for Involve for the eleven months ended December 31, 2002. The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2003 also include the statements of operations of Kintera, Little Tornadoes and VirtualSprockets for the nine months ended September 30, 2003. The results of operations for Involve for the nine months ended September 30, 2003 have been excluded from the accompanying pro forma combined condensed financial statements as the acquisition occurred at the beginning of the period. The pro forma combined condensed financial statements should be read in conjunction with the audited financial statements and notes of Kintera, Involve, Little Tornadoes and VirtualSprockets included elsewhere in this prospectus.

        The pro forma information is based on the historical financial statements of Kintera, Involve, Little Tornadoes, and VirtualSprockets after giving effect to the acquisition transactions under the purchase method of accounting and the assumptions and adjustments in the accompanying footnotes. The unaudited statements of operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002 have been prepared as if the acquisitions had occurred on January 1, 2002.

        Kintera is performing a purchase price allocation study for the acquisitions of Involve, VirtualSprockets, and Little Tornados which are expected to be completed in the fourth quarter of 2003. Differences between the initial purchase price allocation and the final purchase price allocation will primarily be related to the distribution between intangible assets and goodwill of the excess purchase price over net tangible assets acquired. The purchase price for each of the acquisitions was initially allocated as follows based upon management's estimate of the tangible and intangible assets acquired:

	Involve	Little Tornadoes	Virtual- Sprockets
Securities issued:
Shares of common stock	259,545	100,000	100,000
Options issued as a component of purchase price	140,459	34,768	—
Fair value of securities issued	$3,553,445	$1,306,658	$1,000,000
Acquisition related expenses	117,519	100,000	100,000

Purchase price	$3,670,964	$1,406,658	$1,100,000

Allocation of purchase price:
Current assets acquired	$140,462	$287,435	$43,679
Property and equipment	40,929	90,238	66,126
Goodwill	1,077,267	337,750	135,598
Customer base	1,048,184	675,501	271,196
Other assets	28,475	10,472	3,700
Note payable and line of credit	(66,636)	(44,444)	(45,575)
Deferred compensation	1,538,697	278,148	666,667
Liabilities assumed	(136,414)	(228,442)	(41,391)

	$3,670,964	$1,406,658	$1,100,000

        For purposes of presentation the historical financial information of 5 Winds, Inc., and its predecessor, Little Tornadoes, Inc., has been combined in the accompanying pro forma financial information.

Kintera, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the nine months ended September 30, 2003

	Nine months ended September 30, 2003 Kintera	Period from January 1, 2003 to September 26, 2003 Little Tornadoes	Period from January 1, 2003 to September 25, 2003 Virtual- Sprockets	Pro Forma Adjustments		Nine months ended September 30, 2003 Combined Pro Forma
Revenues:
Net revenues	$5,151,603	$1,341,811	$675,533	$—		$7,168,947
Cost of revenues	1,010,873	509,176	204,919	—		1,724,968

Gross profit	4,140,730	832,635	470,614	—		5,443,979
Operating expenses:
Sales and marketing	5,619,666	92,012	119,361	177,506	(1)	6,008,545
Product development and support	2,393,575	—	—	—		2,393,575
General and administrative	1,280,219	484,287	133,198	—		1,897,704
Stock based compensation	1,860,321	—	—	177,153	(2)	2,037,474

Total operating expenses	11,153,781	576,299	252,559	354,659		12,337,298

Income (loss) from operations	(7,013,051)	256,336	218,055	(354,659)		(6,893,319)
Interest and other	4,242	(5,000)	(3,852)	—		(4,610)

Net loss	$(7,008,809)	$251,336	$214,203	$(354,659)		$(6,897,929)

Historical net loss per share basic and diluted						$(0.73)

Shares used in the computation of historical net loss per share, basic and diluted						9,474,044 (3)

Pro forma net loss per share, basic and diluted						$(0.49)

Shares used in the computation of pro forma net loss per share, basic and diluted						13,968,833 (4)

Stock based compensation includes the following:
Sales and marketing	1,176,615	—	—	83,333		1,259,948
Product development and support	555,906	—	—	41,667		597,573
General and administrative	127,800	—	—	52,153		179,953

	$1,860,321	$—	—	$177,153		$2,037,474

Kintera, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations

				For the year ended December 31, 2002
		For the eleven months ended December 31, 2002	For the year ended December 31, 2002
	For the year ended December 31, 2002
				Virtual- Sprockets	Pro Forma Adjustments		Combined Pro Forma
	Kintera	Involve	Little Tornadoes
Net revenues	$1,933,110	$973,410	$1,852,418	$655,440	$—		$5,414,378
Cost of revenues	323,333	290,062	849,282	173,110	—		1,635,787

Gross profit	1,609,777	683,348	1,003,136	482,330	—		3,778,591
Operating expenses:
Sales and marketing	6,038,071	45,485	231,166	151,265	498,720	(1)	6,964,707
Product development and support	2,465,312	48,185	—	—	—		2,513,497
General and administrative	1,989,506	884,505	738,716	150,630	—		3,763,357
Stock-based compensation	550,716	21,012	—	—	1,003,694	(2)	1,575,422

Total operating expenses	11,043,605	999,187	969,882	301,895	1,502,414		14,816,983

Income (loss) from operations	(9,433,828)	(315,839)	33,254	180,435	(1,502,414)		(11,038,392)
Interest and other	17,389	(46,616)	50,935	(1,688)	—		20,020

Net income (loss)	$(9,416,439)	$(362,455)	$84,189	$178,747	$(1,502,414)		$(11,018,372)

Historical net loss per share basic and diluted							$(1.60)

Shares used in the computation of historical net loss per share, basic and diluted							6,877,532 (3)

Pro forma net loss per share, basic and diluted							$(1.02)

Shares used in the computation of pro forma net loss per share, basic and diluted							10,769,254 (4)

Stock based compensation includes the following:
Sales and marketing	369,240	—	—	—	378,575		747,815
Product development and support	169,817	—	—	—	555,582		725,399
General and administrative	11,659	21,012	—	—	69,537		102,208

	$550,716	$21,012	$—	$—	$1,003,694		$1,575,422

Kintera, Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

        The following adjustments were applied to Kintera's historical consolidated financial statements and the financial statements of Involve, Little Tornadoes, and VirtualSprockets to arrive at the unaudited pro forma combined condensed financial information.

(1)
Represents the amortization of intangible assets over the estimated useful lives of 4 years.

(2)
To record the amortization of deferred compensation for the unvested Involve, Little Tornadoes, and VirtualSprockets employee stock options considered as a component of purchase price and restricted stock issued by Kintera.

(3)
Historical net loss per share is based on Kintera's weighted average common share outstanding, after giving effect to the issuance of Kintera's common stock used to complete the acquisitions of Involve, Little Tornadoes and Virtual Sprockets. The number of shares was determined as follows:

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
Kintera historical weighted average shares outstanding	6,545,331	9,362,932
Weighted average shares related to Little Tornadoes and VirtualSprockets included in Kintera historical weighted average shares outstanding	—	(22,222)
Shares issued for Involve	259,545	—
— Unvested Involve shares	(60,678)	—
Shares issued for Little Tornadoes	100,000	100,000
Shares issued for VirtualSprockets	100,000	100,000
— Unvested VirtualSprockets shares	(66,666)	(66,666)

Shares used in the computation of historical net loss per share, basic and diluted	6,877,532	9,474,044

(4)
Pro forma net loss per share is based on Kintera's weighted average common shares outstanding, after giving effect to the issuance of Kintera's common stock used to complete the acquisitions of Involve, Little Tornadoes, and Virtual Sprockets as if such issuance had occurred at the beginning of the period, and the assumed conversion of Kintera's outstanding shares of preferred stock as of their original dates of issuance. The number of shares was determined as follows:

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
Shares used in the computation of historical net loss per share, basic and diluted	6,877,532	9,474,044
Weighted average effect of assumed conversion of convertible preferred stock	3,891,722	4,494,789

Shares used in the computation of pro forma net loss per share, basic and diluted	10,769,254	13,968,833

Kintera helps the American Heart Association manage fundraising campaigns through use of Kintera's Web-based system.

Contacts
Contact List > John T Smith
Individual Profile
Contact Info
Address Info
Personal Info
Individual
First Name: John
Middle Initial: T
Last Name: Smith
Segmentation Category
Interest Segments
Healthy Diet
Heart Disease
Heart Transplant
High Blood Pressure
Reports
ONLINE TRANSACTIONS
NUMBER OF PARTICIPANTS
1456
3856
5091
6027
American Heart Walk 2002
American Heart Walk 2003
Communities
American Heart Walk
American Heart Association
Welcome to the American Heart Walk
Kintera Sphere
Commerce
Set up the credit card options in the billing forms
Remove
Default
Visa
MasterCard
American Express
Discover
Move First
Move UP
Move Down
Move Last
Check the boxes to select the logo(s) that you want to appear on your billing page
Visa
MasterCard
American Express
Discover
Include the sponsorship information to confirmation email
PayPal
Content
General
Summary
Body
Advanced
American Heart Association
Fighting Heart Disease and Stroke
Simple Solutions
Communication
American Heart Walk
eNewsletter
Dear Supporter,
To participate in an American Heart Walk or make a contribution to a volunteer walking in your community, go to
walk.americanheart.org

A complete Web-based system empowered by **Knowledge Interaction**

4,500,000 Shares

Common Stock

PRELIMINARY PROSPECTUS

SG Cowen
CIBC World Markets
Roth Capital Partners

                        , 2003

        Until              (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee	$4,187
NASD filing fee	5,100
Nasdaq National Market fee	100,000
Blue sky qualification fees and expenses	5,000
Printing and engraving expenses	150,000
Legal fees and expenses	500,000
Accounting fees and expenses	500,000
Transfer agent and registrar fees	10,000
Miscellaneous fees and expenses	25,713

Total	$1,300,000

Item 14. Indemnification of Officers and Directors.

        Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The registrant's certificate of incorporation, as amended, and the registrant's bylaws, as amended, provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the registrant has entered into separate indemnification agreements with its directors and executive officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or from willful misconduct).

        These indemnification provisions and the indemnification agreements entered into between the registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the registrant and its executive officers and directors for certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

        a)    On February 9, 2000, May 5, 2000 and August 31, 2000, the registrant sold and issued an aggregate of 11,725,500 shares of common stock in exchange for an aggregate purchase price of $162,255 in cash. The shares of common stock were issued to the registrant's founders pursuant to stock purchase agreements with each such founder.

        b)    In September 2000, the registrant sold and issued an aggregate of 1,323,000 shares of common stock in exchange for an aggregate purchase price of $79,380 in cash. The shares of common stock were issued to the registrant's employees pursuant to stock purchase agreements with each such employee.

        c)     On various dates between October 16, 2000 and November 28, 2003, the registrant issued options to approximately 225 employees, directors, consultants and other service providers to purchase up to an aggregate total of 3,472,323 shares of the registrant's common stock under the registrant's 2000 Stock Option Plan. The exercise prices per share ranged from $0.06 to $2.00. No consideration was paid to the registrant by any recipient of any of the foregoing options for the grant of such options. From October 16, 2000 through November 28, 2003, 15 option holders exercised options for an aggregate of 101,683 shares of the registrant's common stock. The registrant has received aggregate consideration of approximately $146,598 in connection with the exercise of these options.

        d)    On various dates between February 28, 2000, and November 28, 2003, the registrant issued options to nine consultants, each of whom was a sophisticated investor, to purchase up to an aggregate total of 63,250 shares of the registrant's common stock. The exercise prices per share ranged from $0.02 to $1.00. No consideration was paid to the registrant by any recipient of any of the foregoing options for the grant of such options. None of these options have been exercised and therefore none of the underlying shares of the registrant's common stock have been issued.

        e)    In June 2000, the registrant sold and issued 1,500,000 shares of Series A preferred stock in exchange for an aggregate purchase price of $3,000,000 in cash. The shares of Series A preferred stock were sold to accredited investors pursuant to a Subscription Agreement with each investor.

        f)     In September 2000, the registrant issued an aggregate of 714,285 shares of Series B preferred stock, having an aggregate value of $5,000,000, to Infinity Outdoor, Inc., a subsidiary of CBS Broadcasting, Inc., and an indirect subsidiary of Viacom, Inc., in exchange for $5,000,000 worth of billboard and other outdoor advertising space. The shares of Series B preferred stock were issued pursuant to a Purchase and Sale Agreement dated September 20, 2000.

        g)     In October 2000, the registrant sold and issued 624,997 shares of Series C preferred stock in exchange for an aggregate purchase price of $5,000,000 in cash. The shares of Series C preferred stock were sold to accredited investors pursuant to a Subscription Agreement with each investor.

        h)    In July 2001, the registrant sold and issued 578,000 shares of Series D preferred stock in exchange for an aggregate purchase price of $5,780,000 in cash. The shares of Series D preferred stock were sold to accredited investors pursuant to a Subscription Agreement with each investor.

        i)     In August 2001, the registrant issued an aggregate of 15,000 shares of common stock in connection with the acquisition of the assets of Give Power, Inc. The shares of common stock were issued to a sophisticated investor pursuant to a Stock Purchase Agreement dated August 14, 2001.

        j)     In January 2002, the registrant issued an aggregate of 49,999 shares of Series E preferred stock, having an aggregate value of $500,000, in connection with the acquisition of Masterplanner Media, Inc. The shares of Series E preferred stock were issued pursuant to an Agreement of Merger dated January 31, 2002.

        k)    In June 2002, the registrant sold and issued 768,499 shares of Series F preferred stock in exchange for an aggregate purchase price of $7,684,990 in cash. The shares of Series F preferred stock were sold to accredited investors pursuant to a Subscription Agreement with each investor.

        l)     In January 2003, the registrant issued an aggregate of 259,545 shares of common stock, having an aggregate value of $519,091, in connection with the acquisition of H2O Networks, Inc. The shares of common stock were issued pursuant to an Agreement and Plan of Merger and Reorganization dated January 10, 2003.

        m)   From March through September 2003, the registrant sold and issued an aggregate of 549,926 shares of Series G preferred stock in exchange for an aggregate purchase price of $5,499,260 in cash. The shares of Series G preferred stock were sold to accredited investors pursuant to a Subscription Agreement with each investor.

        n)    In September 2003, the registrant issued an aggregate of 100,000 shares of common stock in connection with the acquisition of the assets of VirtualSprockets. The shares of common stock were issued to sophisticated investors pursuant to an Asset Purchase Agreement dated September 25, 2003.

        o)    In September 2003, the registrant issued an aggregate of 100,000 shares of common stock in connection with the acquisition of Little Tornadoes. The shares of common stock were issued to sophisticated investors pursuant to an Agreement and Plan of Merger and Reorganization dated September 26, 2003.

        There were no underwriters employed in connection with any of the transactions set forth in Item 15.

        The issuances described in Item 15(c) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The issuances described in Item 15(a), 15(b), 15(d) and 15(j) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances described in Item 15(l) were deemed exempt from registration under the Securities Act in reliance on Section 3(b) of the Securities Act and Rule 504 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The issuances described in Items 15(e), 15(f), 15(g), 15(h), 15(i), 15(k), 15(m), 15(n) and 15(o) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients either received adequate information about the registrant or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement
2.1	(2)†	Agreement and Plan of Reorganization dated as of January 10, 2003 by and among the Registrant, Involve Acquisition Corporation, H2O Networks, Inc., and Dean Hollander, Lance Hollander and John Dartley
2.2	(2)†	Agreement and Plan of Merger and Reorganization dated as of September 26, 2003 by and among the Registrant, 5 Winds, Inc., Spencer Hayman, Valerie Myers, Laura Jones, David Hilmer, Matt Holland and Calendar Media Corporation
2.3	(2)†	Asset Purchase Agreement dated as of September 25, 2003 by and among the Registrant, VS Asset Acquisition, Inc., VirtualSprockets LLC, Mr. Randy Thomas Yeatts, Ms. Laura Kittleman Yeatts and Mr. David M. Barach
3.1		Certificate of Incorporation, as amended, of the Registrant
3.2	(3)	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates
3.3	(1)	Bylaws, as amended, of the Registrant
3.4	(3)	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates
4.1	*	Specimen Common Stock Certificate
5.1	*	Opinion of Gray Cary Ware & Freidenrich LLP
10.1	(1)	Form of Indemnity Agreement for directors and executive officers of the Registrant
10.2		2000 Stock Option Plan and form of Option Agreement thereunder
10.3	(3)	2003 Equity Incentive Plan and form of Option Agreement thereunder
10.4	(3)	2003 Employee Stock Purchase Plan and form of Subscription Agreement thereunder
10.5	(1)	Loan and Security Agreement dated as of September 2, 2003 by and between the Registrant and Silicon Valley Bank
10.6	(3)	San Diego Tech Center Office Building Lease dated as of August 7, 2000 by and between the Registrant and San Diego Tech Center, LLC, as amended
10.7	(3)	Form of Subscription Agreement and Investment Representation of Subscriber of shares of preferred stock of the Registrant
10.8	(3)	Form of Offer Letter for Directors of the Registrant
21.1	(2)	Subsidiaries of the Registrant
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2	*	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
24.1		Power of Attorney (see page II-5)

*
To be filed by amendment.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.

(1)
Filed with initial Registration Statement on Form S-1 (File No. 333-109169) dated September 26, 2003.

(2)
Filed with Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-109169) dated October 9, 2003.

(3)
Filed with Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-109169) dated November 4, 2003.

        (b)   Financial Statement Schedules.

        No schedules have been filed because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 26th day of November, 2003.

Kintera, Inc.
By:	/s/ JAMES A. ROTHERHAM, C.P.A. James A. Rotherham, C.P.A. Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harry E. Gruber, M.D., Dennis N. Berman and James A. Rotherham, C.P.A. or any of them, as his or her attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this registration statement as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

HARRY E. GRUBER, M.D.* Harry E. Gruber, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2003
/s/ JAMES A. ROTHERHAM, C.P.A. James A. Rotherham, C.P.A.	Chief Financial Officer (Principal Financial and Accounting Officer)	November 26, 2003
DENNIS N. BERMAN* Dennis N. Berman	Executive Vice President, Corporate Development and Director	November 26, 2003
ALLEN B. GRUBER, M.D.* Allen B. Gruber, M.D.	Executive Vice President, Operations and Director	November 26, 2003

HECTOR GARCIA-MOLINA, PH.D.* Hector Garcia-Molina, Ph.D.	Director	November 26, 2003
ALFRED R. BERKELEY III* Alfred R. Berkeley III	Director	November 26, 2003
/s/ PHILIP HEASLEY Philip Heasley	Director	November 26, 2003
/s/ DEBORAH D. RIEMAN, PH.D. Deborah D. Rieman, Ph.D.	Director	November 24, 2003
ROBERT J. KORZENIEWSKI, C.P.A.* Robert J. Korzeniewski, C.P.A.	Director	November 26, 2003
*By	/s/ JAMES A. ROTHERHAM, C.P.A. Attorney-in-Fact	November 26, 2003

INDEX TO EXHIBITS

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement
2.1	(2)†	Agreement and Plan of Reorganization dated as of January 10, 2003 by and among the Registrant, Involve Acquisition Corporation, H2O Networks, Inc., and Dean Hollander, Lance Hollander and John Dartley
2.2	(2)†	Agreement and Plan of Merger and Reorganization dated as of September 26, 2003 by and among the Registrant, 5 Winds, Inc., Spencer Hayman, Valerie Myers, Laura Jones, David Hilmer, Matt Holland and Calendar Media Corporation
2.3	(2)†	Asset Purchase Agreement dated as of September 25, 2003 by and among the Registrant, VS Asset Acquisition, Inc., VirtualSprockets LLC, Mr. Randy Thomas Yeatts, Ms. Laura Kittleman Yeatts and Mr. David M. Barach
3.1		Certificate of Incorporation, as amended, of the Registrant
3.2	(3)	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates
3.3	(1)	Bylaws, as amended, of the Registrant
3.4	(3)	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates
4.1	*	Specimen Common Stock Certificate
5.1	*	Opinion of Gray Cary Ware & Freidenrich LLP
10.1	(1)	Form of Indemnity Agreement for directors and executive officers of the Registrant
10.2		2000 Stock Option Plan and form of Option Agreement thereunder
10.3	(3)	2003 Equity Incentive Plan and form of Option Agreement thereunder
10.4	(3)	2003 Employee Stock Purchase Plan and form of Subscription Agreement thereunder
10.5	(1)	Loan and Security Agreement dated as of September 2, 2003 by and between the Registrant and Silicon Valley Bank
10.6	(3)	San Diego Tech Center Office Building Lease dated as of August 7, 2000 by and between the Registrant and San Diego Tech Center, LLC, as amended
10.7	(3)	Form of Subscription Agreement and Investment Representation of Subscriber of shares of preferred stock of the Registrant
10.8	(3)	Form of Offer Letter for Directors of the Registrant
21.1	(2)	Subsidiaries of the Registrant
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2	*	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
24.1		Power of Attorney (see page II-5)

*
To be filed by amendment.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.

(1)
Filed with initial Registration Statement on Form S-1 (File No. 333-109169) dated September 26, 2003.

(2)
Filed with Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-109169) dated October 9, 2003.

(3)
Filed with Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-109169) dated November 4, 2003.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
TRADEMARKS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (in thousands, except per share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Financial Statements Index
Report of Ernst & Young LLP, Independent Auditors
Kintera, Inc. Consolidated Balance Sheets
Kintera, Inc. Consolidated Statements of Operations
Kintera, Inc. Consolidated Statements of Cash Flows
Kintera, Inc. Notes to Consolidated Financial Statements (Information subsequent to December 31, 2002 and pertaining to September 30, 2003 and the nine months ended September 30, 2002 and 2003 is unaudited)
Report of Ernst & Young LLP, Independent Auditors
H2O Networks, Inc. (dba Involve) Balance Sheets
H2O Networks, Inc. (dba Involve) Statements of Operations
H2O Networks, Inc. (dba Involve) Statements of Stockholders' Deficit For the year ended January 31, 2002 and the eleven months ended December 31, 2002
H2O Networks, Inc. (dba Involve) Statements of Cash Flows
H2O Networks, Inc. (dba Involve) Notes to Financial Statements
December 31, 2002
Report of Ernst & Young LLP, Independent Auditors
Little Tornadoes, Inc. and 5 Winds, Inc. Consolidated Balance Sheets
Little Tornadoes, Inc. and 5 Winds, Inc. Consolidated Statements of Operations
Little Tornadoes, Inc. Statements of Stockholders' Equity (Deficit) Years ended December 31, 2001 and 2002 and the four months ended April 30, 2003
5 Winds, Inc. Consolidated Statement of Stockholders' Deficit Period from April 28, 2003 (inception) to September 26, 2003
Little Tornadoes, Inc. and 5 Winds, Inc. Consolidated Statements of Cash Flows
Little Tornadoes, Inc. and 5 Winds, Inc. Notes to Consolidated Financial Statements (Information subsequent to December 31, 2002 and pertaining to September 26, 2003, the nine months ended September 30, 2002, the four months ended April 30, 2003 and the period from April 28, 2003 (inception) to September 26, 2003 is unaudited)
Report of Ernst & Young LLP, Independent Auditors
VirtualSprockets, LLC Balance Sheets
VirtualSprockets, LLC Statements of Operations and Members' Deficit
VirtualSprockets, LLC Statements of Cash Flows
VirtualSprockets, LLC Notes to Financial Statements (Information subsequent to December 31, 2002 and pertaining to September 25, 2003, the nine months ended September 30, 2002 and the period from January 1, 2003 to September 25, 2003 is unaudited)
Kintera, Inc. Unaudited Pro Forma Combined Condensed Financial Information
Kintera, Inc. Unaudited Pro Forma Combined Condensed Statement of Operations For the nine months ended September 30, 2003
Kintera, Inc. Unaudited Pro Forma Combined Condensed Statement of Operations
Kintera, Inc. Notes to Unaudited Pro Forma Combined Condensed Financial Statements
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS